Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 11, 2019

by and among

BROADSTONE NET LEASE, INC.,

BROADSTONE NET LEASE, LLC,

BROADSTONE NET LEASE SUB 1, INC.,

BROADSTONE NET LEASE SUB 2, INC.,

BROADSTONE REAL ESTATE, LLC,

TRIDENT BRE HOLDINGS I, INC.,

TRIDENT BRE HOLDINGS II, INC.,

and, solely for purposes of Sections 6.18, 6.19 and 6.20,

TRIDENT BRE HOLDINGS I, L.P.

and

TRIDENT BRE HOLDINGS II, L.P.

i

ii

EXHIBIT A	Distribution Agreement
EXHIBIT B	Tax Protection Agreement
EXHIBIT C	Term Sheet for Registration Rights Agreement
EXHIBIT D	Amendment to the BNL OP Operating Agreement
EXHIBIT E	Redemption Rights Agreement
EXHIBIT F	Form of Letter of Transmittal
EXHIBIT G	Form of Election Form
EXHIBIT H	Restrictive Covenant Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2019, is entered into by and among Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), Broadstone Net Lease, LLC, a New York limited liability company and subsidiary of BNL (“BNL OP”), Broadstone Net Lease Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of BNL (“BNL Sub 1”), Broadstone Net Lease Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of BNL (“BNL Sub 2”), Broadstone Real Estate, LLC, a New York limited liability company (“BRE”), Trident BRE Holdings I, Inc., a Delaware corporation (“Blocker Corp 1”), Trident BRE Holdings II, Inc. a Delaware corporation (“Blocker Corp 2” and, together with Blocker Corp 1, the “Blocker Corps”), and, solely for purposes of Sections 6.18, 6.19 and 6.20, Trident BRE Holdings I, L.P., a Delaware limited partnership (the “Blocker Corp 1 Representative”), and Trident BRE Holdings II, L.P., a Delaware limited partnership (the “Blocker Corp 2 Representative”).

WITNESSETH:

WHEREAS, BRE and certain of its Subsidiaries currently serve as the external manager of BNL and BNL OP pursuant to the Management Agreements (described below);

WHEREAS, the parties hereto have determined to internalize the management of BNL pursuant to the terms and conditions of this Agreement (the “Internalization”), following a series of transactions contemplated by the Distribution Agreement (defined below), pursuant to the terms and conditions thereof (the “Distribution Transactions”);

WHEREAS, the parties intend to effect the transactions contemplated by this Agreement promptly following the consummation of the Distribution Transactions;

WHEREAS, in connection with the Internalization and for tax structuring considerations, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (a) BNL Sub 1 will be merged with and into Blocker Corp 1, with Blocker Corp 1 surviving the merger (the “Blocker Corp 1 Merger”), and (b) each outstanding share of common stock, par value $0.01 per share, of Blocker Corp 1 (the “Blocker Corp 1 Common Stock”) will be converted into the right to receive the Blocker Corp 1 Merger Consideration and the Blocker Corp 1 Earnout Consideration;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of BNL Sub 1, the Board of Directors of BNL Sub 1 has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the sole stockholder of BNL Sub 1 to consummate the Blocker Corp 1 Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of BNL Sub 1, BNL, as the sole stockholder of BNL Sub 1, has approved this Agreement and the transactions contemplated hereby, including the Blocker Corp 1 Merger;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of Blocker Corp 1, the Board of Directors of Blocker Corp 1 has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the sole stockholder of Blocker Corp 1 (“Blocker Corp 1 Sole Stockholder”) to consummate the Blocker Corp 1 Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of Blocker Corp 1, Blocker Corp 1 Sole Stockholder has approved this Agreement and the transactions contemplated hereby, including the Blocker Corp 1 Merger;

WHEREAS, in connection with the Internalization and for tax structuring considerations, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (a) BNL Sub 2 will be merged with and into Blocker Corp 2, with Blocker Corp 2 surviving the merger (the “Blocker Corp 2 Merger” and, together with the Blocker Corp 1 Merger, the “Blocker Mergers”), and (b) each outstanding share of common stock, par value $0.01 per share, of Blocker Corp 2 (the “Blocker Corp 2 Common Stock”) will be converted into the right to receive the Blocker Corp 2 Merger Consideration and the Blocker Corp 2 Earnout Consideration;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of BNL Sub 2, the Board of Directors of BNL Sub 2 has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the sole stockholder of BNL Sub 2 to consummate the Blocker Corp 2 Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of BNL Sub 2, BNL, as the sole stockholder of BNL Sub 2, has approved this Agreement and the transactions contemplated hereby, including the Blocker Corp 2 Merger;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of Blocker Corp 2, the Board of Directors of Blocker Corp 2 has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the sole stockholder of Blocker Corp 2 (“Blocker Corp 2 Sole Stockholder”) to consummate the Blocker Corp 2 Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the DGCL and the certificate of incorporation and bylaws of Blocker Corp 2, Blocker Corp 2 Sole Stockholder has approved this Agreement and the transactions contemplated hereby, including the Blocker Corp 2 Merger;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree to treat the Blocker Mergers as taxable sales of all of the stock of Blocker Corp 1 and Blocker Corp 2, and qualified stock purchases under Section 338 of the Code, followed by liquidations of Blocker Corp 1 and Blocker Corp 2 into BNL under Section 332 of the Code (when Blocker Corp 1 and Blocker Corp 2 become qualified REIT subsidiaries of BNL under Section 856(i) of the Code), as further described in Section 2.6 herein;

WHEREAS, in connection with the Internalization, the parties intend that, immediately following the Blocker Mergers, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NY LLCL, (a) BRE will be merged with and into BNL OP, with BNL OP surviving the merger (the “OP Merger” and, together with the Blocker Mergers, the

“Mergers”) and (b) (i) each outstanding Special Existing Member Unit of BRE (as defined in the BRE LLCA) (the “Special Existing Member Units”) (other than Cancelled Units) will be converted into the right to receive the Special Existing Member Units OP Merger Consideration and the Special Existing Member Units OP Earnout Consideration and (ii) each outstanding Common Unit of BRE (other than Cancelled Units) will be converted into the right to receive the Common Units OP Merger Consideration and the Common Units OP Earnout Consideration;

WHEREAS, in compliance with the NY LLCL and the BNL OP Operating Agreement, BNL, as the managing member of BNL OP and the holder of a majority of the outstanding membership interests of BNL OP, has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the members of BNL OP to consummate the OP Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the NY LLCL and the BRE LLCA, the Board of Managers of BRE has approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the members of BRE to consummate the OP Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the NY LLCL and the BRE LLCA, the holders of a majority of the voting membership interests of BRE have approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of the members of BRE to consummate the OP Merger and the other transactions contemplated hereby;

WHEREAS, in compliance with the Maryland General Corporation Law and the BNL Governing Documents, the Board of Directors of BNL (the “BNL Board”) has approved this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree and intend to treat the OP Merger as an “assets-over” form of merger, governed by Treasury Regulations Section 1.708-1(c)(3)(i), pursuant to which BRE contributes all of its assets and liabilities to BNL OP in exchange for the OP Merger Consideration and the OP Earnout Consideration in a transaction qualifying under Section 721(a) of the Code and, immediately thereafter, BRE distributes such OP Merger Consideration and OP Earnout Consideration to the Holders of the BRE Exchange Units, respectively, with BNL OP being a continuation of BNL OP pursuant to Treasury Regulations Section 1.708-1(c)(1), as further described in Section 2.6 herein;

WHEREAS, concurrently with this Agreement, and to be effective upon the Closing, each of Christopher Czarnecki, Ryan Albano, John Moragne and Sean Cutt shall enter into an employment agreement with BNL OP (the “Employment Agreements”);

WHEREAS, prior to the Closing, certain of the parties hereto shall enter into a distribution agreement in the form attached hereto as Exhibit A (the “Distribution Agreement”), pursuant to which certain reorganization matters shall be effected prior to the Closing in order to distribute the businesses unrelated to the management of BNL out of the BRE Group Entities to the extent such business have not been sold to a third party prior to the Closing;

WHEREAS, upon the Closing and to the extent the businesses unrelated to the management of BNL have not been sold to a third party prior to the Closing, certain of the parties hereto shall enter into a transition services agreement (the “Transition Services Agreement”);

WHEREAS, upon the Closing, certain of the parties hereto shall enter into that certain Tax Protection Agreement in the form attached hereto as Exhibit B (the “Tax Protection Agreement”);

WHEREAS, upon the Closing, Amy L. Tait, BNL, BNL OP and, to the extent the businesses unrelated to the management of BNL have not been sold to a third party prior to the Closing, at which point it shall become owned by the members of BRE, Broadstone Asset Management, LLC, a New York limited liability company and wholly-owned subsidiary of BRE, shall enter into a restrictive covenant agreement in the form attached hereto as Exhibit H (the “Restrictive Covenant Agreement”); and

WHEREAS, upon the Closing, certain of the parties hereto shall enter into a registration rights agreement, which shall reflect the terms and conditions contained in the term sheet attached hereto as Exhibit C (the “Registration Rights Agreement” and, together with the Distribution Agreement, Restrictive Covenant Agreement, the Employment Agreements, the Transition Services Agreement and the Tax Protection Agreement, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Action” means any action, suit, claim, allegation of wrongdoing, allegation of misappropriation of any rights (including of any Intellectual Property Rights), material grievance, litigation, investigation, audit, proceeding, arbitration or other similar dispute (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).

“Affiliate” means with, respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, (i) BRE and its Subsidiaries, on the one hand, and BNL and its Subsidiaries, on the other hand, shall not be deemed Affiliates of the other for purposes of this Agreement; and (ii) any other direct or indirect portfolio companies of investment funds advised or managed by Stone Point Capital LLC or any of its affiliates shall not be deemed Affiliates of BRE, BNL or any Holder for purposes of this Agreement.

“AFFO” means, for any calendar year, Adjusted Funds From Operations of BNL per diluted REIT Share (assuming conversion of all outstanding BNL OP Membership Units and other share equivalents) for such calendar year, computed consistent with past practice and as reported in annual reports furnished or filed by BNL with the SEC under the Exchange Act.

“Aggregate Blocker 1 Earnout Consideration Value” means the Per Unit Common Unit Earnout Consideration Value multiplied by the number of Common Units held by Blocker Corp 1 immediately prior to the Blocker Corp 1 Merger Effective Time.

“Aggregate Blocker 1 Merger Consideration Value” means (a) the Per Unit Common Unit Merger Consideration Value multiplied by the number of Common Units held by Blocker Corp 1 immediately prior to the Blocker Corp 1 Merger Effective Time, less (b) $10,000.

“Aggregate Blocker 2 Earnout Consideration Value” means the Per Unit Common Unit Earnout Consideration Value multiplied by the number of Common Units held by Blocker Corp 2 immediately prior to the Blocker Corp 2 Merger Effective Time.

“Aggregate Blocker 2 Merger Consideration Value” means (a) the Per Unit Common Unit Merger Consideration Value multiplied by the number of Common Units held by Blocker Corp 2 immediately prior to the Blocker Corp 2 Merger Effective Time, less (b) $10,000.

“Aggregate Common Unit Earnout Consideration Value” means the Distributable Earnout Proceeds minus the Aggregate Special Existing Member Unit Earnout Consideration Value, so long as such number is a positive number, or otherwise, if such number is not a positive number, $0.

“Aggregate Common Unit Merger Consideration Value” means the Distributable Proceeds minus the Aggregate Special Existing Member Unit Merger Consideration Value, so long as such number is a positive number, or otherwise, if such number is not a positive number, $0.

“Aggregate Earnout Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“Aggregate Purchase Price” means $300,000,000.

“Aggregate Special Existing Member Unit Earnout Consideration Value” means the Existing Members’ Sale Participation Amount (as defined in the BRE LLCA) in respect of the Distributable Earnout Proceeds, and as calculated pursuant to the BRE LLCA and as set forth in the Consideration Statement (which amount shall in no event be greater than the amount of the Distributable Earnout Proceeds).

“Aggregate Special Existing Member Unit Merger Consideration Value” means (i) the Existing Members’ Annual Performance Amount (as defined in the BRE LLCA), plus (ii) the Existing Members’ Profit-Sharing Amount (as defined in the BRE LLCA), plus (iii) the Existing Members’ Sale Participation Amount (as defined in the BRE LLCA), in each case, in respect of the Distributable Proceeds, and as calculated pursuant to the BRE LLCA and as set forth in the Consideration Statement (which amount shall in no event be greater than the amount of the Distributable Proceeds).

“Agreement” has the meaning set forth in the Preamble.

“Amendment to the BNL OP Operating Agreement” shall have the meaning set forth in Section 2.1(e)(ii).

“Ancillary Agreements” has the meaning set forth in the Recitals.

“BBA Audit Rules” has the meaning set forth in Section 6.19(d).

“Benefit Plan” and collectively “Benefit Plans” means each employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such “employee benefit plan” is subject to ERISA, and any offer letter or compensation, employment, consulting, deferred compensation, phantom units, ownership appreciation rights, equity purchase or other equity-based compensation, incentive, bonus compensation, change-of-control, retention, severance pay, hospitalization, medical, life, disability, holiday, vacation and sick leave benefits, fringe benefits, profit sharing, pension, retirement or other employee benefit plan, program, or agreement.

“Blocker 1 BRE Units” means any Common Units held by Blocker Corp 1 that are assumed by BNL Sub 1 pursuant to the Blocker Corp 1 Merger.

“Blocker 2 BRE Units” means any Common Units held by Blocker Corp 2 that are assumed by BNL Sub 2 pursuant to the Blocker Corp 2 Merger.

“Blocker 1 Exchange Earnout OP Units” means the number of BNL OP Membership Units equal to the Aggregate Blocker 1 Earnout Consideration Value divided by the OP Unit Value.

“Blocker 1 Exchange OP Units” means the number of BNL OP Membership Units equal to the Aggregate Blocker 1 Merger Consideration Value divided by the OP Unit Value.

“Blocker 2 Exchange Earnout OP Units” means the number of BNL OP Membership Units equal to the Aggregate Blocker 2 Earnout Consideration Value divided by the OP Unit Value.

“Blocker 2 Exchange OP Units” means the number of BNL OP Membership Units equal to the Aggregate Blocker 2 Merger Consideration Value divided by the OP Unit Value.

“Blocker Corp 1” has the meaning set forth in the Preamble.

“Blocker Corp 1 Certificate of Merger” has the meaning set forth in Section 2.1(b)(i)

“Blocker Corp 1 Common Stock” has the meaning set forth in the Recitals.

“Blocker Corp 1 Earnout Consideration” has the meaning set forth in Section 2.1(f)(i).

“Blocker Corp 1 Merger” has the meaning set forth in the Recitals.

“Blocker Corp 1 Merger Consideration” has the meaning set forth in Section 2.1(f)(i).

“Blocker Corp 1 Merger Effective Time” has the meaning set forth in Section 2.1(b)(i).

“Blocker Corp 1 Pre-Closing Tax Returns” has the meaning set forth in Section 6.18(a).

“Blocker Corp 1 Representative” has the meaning set forth in the Preamble.

“Blocker Corp 1 Shares” has the meaning set forth in Section 2.1(f)(i).

“Blocker Corp 1 Sole Stockholder” has the meaning set forth in the Recitals.

“Blocker Corp 2” has the meaning set forth in the Preamble.

“Blocker Corp 2 Common Stock” has the meaning set forth in the Recitals.

“Blocker Corp 2 Earnout Consideration” has the meaning set forth in Section 2.1(g)(i).

“Blocker Corp 2 Merger” has the meaning set forth in the Recitals.

“Blocker Corp 2 Merger Consideration” has the meaning set forth in Section 2.1(g)(i).

“Blocker Corp 2 Merger Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Blocker Corp 2 Pre-Closing Tax Returns” has the meaning set forth in Section 6.18(b).

“Blocker Corp 2 Representative” has the meaning set forth in the Preamble.

“Blocker Corp 2 Shares” has the meaning set forth in Section 2.1(g)(i).

“Blocker Corp 2 Sole Stockholder” has the meaning set forth in the Recitals.

“Blocker Corp Pre-Closing Tax Returns” has the meaning set forth in Section 6.18(b).

“Blocker Corp Representatives” has the meaning set forth in Section 6.18(b).

“Blocker Corps” has the meaning set forth in the Preamble.

“Blocker Corps Disclosure Schedules” has the meaning set forth in Article IV.

“Blocker Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on either of the Blocker Corps’ ability to timely consummate the transactions contemplated hereby, including the Blocker Mergers.

“Blocker Mergers” has the meaning set forth in the Recitals.

“Blocker Transaction Expenses” means (i) all fees, expenses, costs, charges, commissions and other payments (including any bonus or success fee) incurred or otherwise payable by the Blocker Corps in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated therein; and (ii) all payments to accountants, lawyers, financial advisors, consultants and other advisors of the Blocker Corps or any of their respective stockholders, or any of their respective

Affiliates, or otherwise in connection with the process by which the Blocker Corps or their respective stockholders, or their respective Affiliates, solicited or negotiated acquisition proposals from third parties prior to the execution and delivery of this Agreement; with respect to clauses (i) and (ii), regardless of whether such amounts have been invoiced by any applicable service provider; provided, that Blocker Transaction Expense shall not include any BRE Transaction Expense that is paid and discharged by BRE pursuant to Section 2.4.

“BNL” has the meaning set forth in the Preamble.

“BNL Board” has the meaning set forth in the Recitals.

“BNL Disclosure Schedules” has the meaning set forth in Article V.

“BNL DRIP” means the Distribution Reinvestment Plan of BNL, as may amended from time to time.

“BNL Financial Statements” has the meaning set forth in Section 5.6(a).

“BNL Group Entities” means BNL and the BNL Subsidiaries.

“BNL IDC” has the meaning set forth in Section 6.2(b).

“BNL Issued Equity” has the meaning set forth in Section 2.2(a).

“BNL Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of BNL and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a BNL Material Adverse Effect: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which BNL and its Subsidiaries operate, or (B) the economy or the credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit, debt, securities or financial or capital markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) other than with respect to the representations and warranties set forth in Section 5.3 and the conditions set forth in Section 7.3(a) to the extent relating to such representations and warranties, entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (E) regulatory and political conditions or developments or the shutdown or furlough of any Governmental Entity, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, BRE or any of its Affiliates in connection with the transactions contemplated by this Agreement, (G) any legal proceedings made or brought by any of the current or former equityholders of BNL (on their own behalf or on behalf of BNL), or otherwise under the Maryland General Corporation Law, the NY LLCL or other applicable Law, or other litigation arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of BNL and its Subsidiaries requested by BRE or expressly required by this Agreement, (I) the effect of seasonal changes and patterns on the results of operations, business or financial condition of BNL and its Subsidiaries or (J) any failure by BNL and its Subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by BNL and its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “BNL Material Adverse Effect”); provided, that in the case of clauses (ii)(A), (C), (D) and (E), if such effect disproportionately affects BNL and its Subsidiaries, taken as a whole, compared to other companies in the industry in which BNL and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of BNL Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a BNL Material Adverse Effect.

“BNL OP” has the meaning set forth in the Preamble.

“BNL OP Membership Unit Election” has the meaning set forth in Section 2.1(h)(i)(A).

“BNL OP Membership Units” means the Membership Units of BNL OP, as defined in the BNL OP Operating Agreement.

“BNL OP Operating Agreement” means that certain Amended and Restated Operating Agreement of BNL OP, dated as of December 31, 2007 (as amended, restated and/or modified from time to time, including pursuant to the Amendment to the BNL OP Operating Agreement to be effective at the Closing).

“BNL Parties” means BNL, BNL OP, BNL Sub 1 and BNL Sub 2.

“BNL SEC Reports” has the meaning set forth in Section 5.5(a).

“BNL Sub 1” has the meaning set forth in the Preamble.

“BNL Sub 2” has the meaning set forth in the Preamble.

“BNL Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by BNL, excluding any BRE Group Entity.

“BNL 10-K” has the meaning set forth in Section 5.6(a).

“BRE” has the meaning set forth in the Preamble.

“BRE Benefit Plan” has the meaning set forth in Section 3.12(a).

“BRE Disclosure Schedules” has the meaning set forth in Article III.

“BRE Election Units” has the meaning set forth in Section 2.3(a).

“BRE Exchange Units” has the meaning set forth in Section 2.1(h)(i)(D).

“BRE Existing Credit Facilities” means that certain Credit Agreement, dated September 5, 2018, by and among BRE, Capital One, National Association, as administrative agent, letter of credit issuer and swing line lender, and the other lenders and letter of credit issuers party thereto.

“BRE Financial Statements” means (i) the audited consolidated balance sheets of BRE and its Subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated statements of income and comprehensive income, members’ equity, and cash flows, including the notes thereto and the auditor’s report thereon, and (ii) the unaudited consolidated balance sheets of BRE and its Subsidiaries as of September 30, 2019, and the related consolidated statements of income and comprehensive income, members’ equity, and cash flows for the nine-month period ended September 30, 2019, including the notes thereto.

“BRE Group Entities” means BRE and the BRE Subsidiaries.

“BRE Group Entities IP” means any and all Intellectual Property Rights that are owned by the BRE Group Entities.

“BRE Group Entities Privacy Policy” means each external or internal, past or present policy of the BRE Group Entities relating to the collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other processing of any Private Data.

“BRE Group Entities Technology” means any and all Technology owned by the BRE Group Entities or for which the underlying Intellectual Property Rights are BRE Group Entities IP.

“BRE Indebtedness Amount” means the aggregate dollar amount set forth in the Payoff Letters.

“BRE LLCA” means that certain Third Amended and Restated Limited Liability Company Agreement of BRE, dated as of July 31, 2018 (as amended, restated and/or modified from time to time).

“BRE Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of BRE and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “BRE Material Adverse Effect”: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which BRE and its Subsidiaries operate, or (B) the economy or the credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit, debt, securities or financial or capital markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) other than with respect to the representations and warranties set forth in Section 3.3, Section 3.9(d) and Section 3.10(c) and the conditions set forth in Section 7.2(a) to the extent relating to such representations and warranties, entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (E) regulatory and political conditions or developments or the shutdown or furlough of any Governmental Entity, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to BNL, BNL OP or any of their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former equityholders of BRE (on their own behalf or on behalf of BRE), or otherwise under the NY LLCL or other applicable Law, or other litigation arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of BRE and its Subsidiaries requested by BNL or BNL OP or required by or in compliance with this Agreement, (I) the effect of seasonal changes and patterns on the results of operations, business or financial condition of BRE and its Subsidiaries or (J) any failure by BRE and its Subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by BRE and its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “BRE Material Adverse Effect”); provided, that in the case of clauses (ii)(A), (C), (D) and (E), if such effect disproportionately affects BRE and its Subsidiaries, taken as a whole, compared to other companies in the industry in which BRE and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of BRE Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a BRE Material Adverse Effect.

“BRE Material Contract” has the meaning set forth in Section 3.10(b).

“BRE Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by BRE, but excluding (i) any BNL Group Entity and (ii) Broadtree Residential, LLC and Broadstone Real Estate Access Fund.

“BRE Tax Returns” has the meaning set forth in Section 6.18(g).

“BRE Transaction Expenses” means (i) all fees, expenses, costs, charges, commissions and other payments (including any bonus or success fee) incurred or otherwise payable by BRE in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated therein; (ii) all payments to accountants, lawyers, financial advisors, consultants and other advisors of BRE or any of its members, including the Blocker Corps, or any of their respective Affiliates, or otherwise in connection with the process by which BRE or its members, or their respective Affiliates, solicited or negotiated acquisition proposals from third parties prior to the execution and delivery of this Agreement; (iii) all severance, retention, “change of control,” “success” or other similar bonus payments (but excluding the Employee Success Sharing Pool Sale Participation Amount and the Employee Success Sharing Pool Sale Earnout Participation Amount) triggered as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll taxes with respect to any of the foregoing); (iv) the cost and expense of the D&O Tail; and (v) one-half (up to a maximum of $225,000) of the premiums paid in respect of the R&W Policy; with respect to all clauses (i) through (v), regardless of whether such amounts have been invoiced by any applicable service provider.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Cancelled Units” has the meaning set forth in Section 2.1(h)(iv).

“Chosen Courts” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“COBRA” has the meaning set forth in Section 3.12(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Ordinary Common Units, the Vested Non-voting Ordinary Common Units, the Unvested Non-voting Ordinary Common Units and the FMV Non-voting Ordinary Common Units.

“Common Units OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Consideration Statement” has the meaning set forth in Section 2.4(a).

“Contingent Worker” has the meaning set forth in Section 3.13(f).

“Continuing Employee” has the meaning set forth in Section 6.8(a).

“Contract” means any note, bond, mortgage, indenture, lease, sublease, license, franchise, contract, agreement, commitment, or other legally binding obligation.

“Controlled Group” has the meaning set forth in Section 3.12(c).

“D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the OP Merger Effective Time becomes, an officer or director of BRE, and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the OP Merger Effective Time serves, at the request of BRE as an officer, director, member, manager, partner, agent, fiduciary or trustee of another Person.

“D&O Tail” has the meaning set forth in Section 6.9(b).

“Deal Communications” has the meaning set forth in Section 9.9(b).

“Developer” means any Person other than an Employee, where such Person developed or contributed to any portion of any BRE Group Entities Technology and/or BRE Group Entities IP.

“Device Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer or other device or application.

“DGCL” means the Delaware General Corporation Law.

“Distributable Earnout Proceeds” means the applicable Earnout Amount minus the Employee Success Sharing Pool Sale Earnout Participation Amount.

“Distributable Proceeds” means the Aggregate Purchase Price minus the BRE Indebtedness Amount minus the Employee Success Sharing Pool Sale Participation Amount.

“Distribution Agreement” has the meaning set forth in the Recitals.

“Distribution Transactions” has the meaning set forth in the Recitals.

“DOL” has the meaning set forth in Section 3.12(a).

“Earnout Amount” means (a) $10,000,000 plus the applicable Earnout Dividend Value, in respect of the First Earnout Period, if payable pursuant to Section 2.5(a)(i), (b) $15,000,000 plus the applicable Earnout Dividend Value, in respect of the Second Earnout Period, if payable pursuant to Section 2.5(a)(ii), (c) $25,000,000, in respect of the Third Earnout Period, if payable pursuant to Section 2.5(a)(iii), or (d) $25,000,000, in respect of the Fourth Earnout Period, if payable pursuant to Section 2.5(a)(iv).

“Earnout Dividend Value” means (a) with respect to the First Earnout Period, the aggregate amount of dividends and distributions declared on the REIT Shares and the BNL OP Membership Units during the First Earnout Period that would have been payable in respect of $10,000,000 of REIT Shares and BNL OP Membership Units, each valued at the REIT Share Value or the OP Unit Value, as applicable, had such REIT Shares and BNL OP Membership Units been issued at the Closing and remained outstanding as of the time of such dividend or distribution declaration; or (b) with respect to the Second Earnout Period, the aggregate amount of dividends and distributions declared on the REIT Shares and the BNL OP Membership Units during the Second Earnout Period that would have been payable in respect of $15,000,000 of REIT Shares and BNL OP Membership Units, each valued at the REIT Share Value or the OP Unit Value, as applicable, had such REIT Shares and BNL OP Membership Units been issued at the Closing and remained outstanding as of the time of such dividend or distribution declaration.

“Earnout Period” means any of the First Earnout Period, the Second Earnout Period, the Third Earnout Period or the Fourth Earnout Period.

“Earnout Trigger” means the day on which any Earnout Amount becomes payable pursuant to clause (i)(A) or (ii)(A), (i)(B) or (ii)(B), (i)(C) or (ii)(C), or (i)(D) or (ii)(D) of Section 2.5(a).

“Election” has the meaning set forth in Section 2.3(c).

“Election Deadline” has the meaning set forth in Section 2.3(d).

“Election Form” has the meaning set forth in Section 2.3(a).

“Employee” means any current or former employee, individual independent contractor, consultant, or director of the BRE Group Entities.

“Employee Success Sale Bonus” has the meaning set forth in Section 6.8(f).

“Employee Success Sharing Pool Sale Earnout Participation Amount” means the Employee Success Sharing Pool Sale Participation Amount (as defined in and calculated pursuant to the BRE LLCA), payable in respect of an Earnout Amount, which shall be payable in the proportions and to the Persons as set forth in the Consideration Statement.

“Employee Success Sharing Pool Sale Participation Amount” means the Employee Success Sharing Pool Sale Participation Amount (as defined in and calculated pursuant to the BRE LLCA), payable in respect of Aggregate Purchase Price, as set forth in the Consideration Statement.

“Employment Agreements” has the meaning set forth in the Recitals.

“Employment Matters” has the meaning set forth in Section 3.13(c).

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equitable Exceptions” has the meaning set forth in Section 3.2.

“Equity Securities” of any Person means any and all shares of capital stock, membership interests, partnership interests, units or other equity interests or options, warrants, restricted stock, subscriptions or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, capital stock or any other equity interests in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” has the meaning set forth in Section 3.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Employment Termination Agreements” has the meaning set forth in Section 6.8(h).

“Expenses” has the meaning set forth in Section 6.6.

“First Earnout Period” means (a) for purposes of Section 2.5(a)(i), the two-year period beginning on the earlier of (i) the IPO Closing Date or (ii) December 31, 2020, and (b) for purposes of Section 2.5(a)(ii), the two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.

“FMV Non-voting Ordinary Common Units” means the FMV Non-voting Ordinary Common Units of BRE, as defined in the BRE LLCA.

“Fourth Earnout Period” means (a) for purposes of Section 2.5(a)(i), the four-year period beginning on the date that is exactly one year after the First Earnout Period and the Second Earnout Period begin pursuant to clause (a) of the definition of “First Earnout Period” and “Second Earnout Period”, and (b) for purposes of Section 2.5(a)(ii), the four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.

“Fried Frank” has the meaning set forth in Section 9.9(a).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, equityholder agreement or declaration or other similar governing documents, each as amended, of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, department, commission, board, bureau, regulatory, self-regulatory or administrative agency, authority or instrumentality, or any court or tribunal.

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, taking, appropriating, or exfiltrating any data or file without the user’s consent.

“Hazardous Materials” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holders” means, when used with reference to holders of BRE Exchange Units, the holders of such BRE Exchange Units, shown from time to time in the registers maintained by or on behalf of BRE.

“Indebtedness” means any existing or contingent (i) indebtedness or other Liability for borrowed money, (ii) indebtedness or Liability evidenced by any note, bond, debenture or other debt security or negotiable instrument, (iii) Liability for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness or other Liability guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) Liability under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligation a Person assures a creditor against loss, and (vii) indebtedness or other Liability that is secured by a Lien on such Person’s assets or the assets of such Person’s Affiliates.

“Initial Public Offering” means an initial underwritten public offering of REIT Shares by BNL in connection with which the REIT Shares are listed on a national securities exchange.

“Intellectual Property Rights” means all intellectual property rights, including rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) copyrights, mask work rights, and analogous rights in works of authorship; (b) trademarks, service marks, trade names, and trade dress rights and analogous rights in Internet domain names, logos, and other indicia of origin, together with all goodwill associated therewith; (c) trade secrets and analogous rights in confidential information; (d) patent and industrial design rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (e) moral rights; (f) rights in, or arising out of, or associated with databases, or (g) rights in or relating to applications and registrations for any of the rights referred to in clauses (a) through (b) above, including renewals, extensions, foreign counterparts, reissues, divisionals, continuations, and continuations in part.

“Internalization” has the meaning set forth in the Recitals.

“IPO Closing Date” has the meaning set forth in Section 6.15(a).

“IRS” has the meaning set forth in Section 3.12(a).

“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by any BRE Group Entity.

“Knowledge” or “knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to BNL or BNL OP, the actual knowledge of those Persons set forth in Section 1.1 of the BNL Disclosure Schedules, after due inquiry, (ii) with respect to BRE, the actual knowledge of those Persons set forth in Section 1.1(a) of the BRE Disclosure Schedules, after due inquiry, and (iii) with respect to any Blocker Corp, the actual knowledge of any officer of such Blocker Corp, after due inquiry.

“Latest BNL Quarter 10-Q” has the meaning set forth in Section 5.6(a).

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any Governmental Entity, including common law.

“Leased Real Property” means any real property, including all buildings, structures and facilities located thereon, or any premises located on or within all or a portion of such buildings, structures and facilities, that are leased or subleased.

“Letter of Transmittal” has the meaning set forth in Section 2.2(b)(i).

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales Contract, charge, encroachment or encumbrance.

“Management Agreements” means (i) that certain Second Amended and Restated Asset Management Agreement, effective as of January 1, 2018, by and among BNL, BNL OP, and Broadstone Asset Management, LLC, and (ii) that certain Third Amended and Restated Property Management Agreement, effective as of January 1, 2018, by and among BNL, BNL OP and BRE.

“Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“Mergers” has the meaning set forth in the Recitals.

“New Plans” has the meaning set forth in Section 6.8(e).

“Non-voting Common Units” means the Vested Non-voting Ordinary Common Units, the Unvested Non-voting Ordinary Common Units and the FMV Non-voting Ordinary Common Units.

“Non-voting Common Units OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“Notice Period” has the meaning set forth in Section 6.2(c).

“NY LLCL” means the New York State Limited Liability Company Law.

“Old Plans” has the meaning set forth in Section 6.5(e).

“OP Certificate of Merger” has the meaning set forth in Section 2.1(b)(iii).

“OP Earnout Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“OP Merger” has the meaning set forth in the Recitals.

“OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(D).

“OP Merger Effective Time” has the meaning set forth in Section 2.1(b)(iii).

“OP Unit Value” equals $85.00.

“Orders” has the meaning set forth in Section 3.6(a).

“Ordinary Common Units” means the Ordinary Common Units of BRE, as defined in the BRE LLCA.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Payoff Letters” means customary payoff letters (in a form reasonably satisfactory to BNL OP) in respect of the BRE Existing Credit Facilities, which payoff letters will contain customary provisions (i) reflecting the amounts required in order to pay in full all such indebtedness as of the Closing and (ii) providing that, upon payment in full of such amounts, all such indebtedness shall be satisfied in full, all agreements relating to such indebtedness shall be terminated and of no further force and effect, and any related Liens with respect to the assets of the BRE Group Entities shall be terminated and released.

“Permits” has the meaning set forth in Section 3.9(a).

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the BNL Group Entities or BRE Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the BNL Group Entities or BRE Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the BNL Group Entities or BRE Group Entities, as applicable; and (vi) non-exclusive licenses of Intellectual Property Rights.

“Per Share Blocker 1 Earnout Consideration Value” means the Aggregate Blocker 1 Earnout Consideration Value divided by the number of shares of Blocker Corp 1 Common Stock issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time.

“Per Share Blocker 1 Merger Consideration Value” means the Aggregate Blocker 1 Merger Consideration Value divided by the number of shares of Blocker Corp 1 Common Stock issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time.

“Per Share Blocker 2 Earnout Consideration Value” means the Aggregate Blocker 2 Earnout Consideration Value divided by the number of shares of Blocker Corp 2 Common Stock issued and outstanding immediately prior to the Blocker Corp 2 Merger Effective Time.

“Per Share Blocker 2 Merger Consideration Value” means the Aggregate Blocker 2 Merger Consideration Value divided by the number of shares of Blocker Corp 2 Common Stock issued and outstanding immediately prior to the Blocker Corp 2 Merger Effective Time.

“Per Unit Common Unit Earnout Consideration Value” means the Aggregate Common Unit Earnout Consideration Value divided by the number of Common Units issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time (other than Cancelled Units).

“Per Unit Common Unit Merger Consideration Value” means the Aggregate Common Unit Merger Consideration Value divided by the number of Common Units issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time (other than Cancelled Units).

“Per Unit Special Existing Member Unit Earnout Consideration Value” means the Aggregate Special Existing Member Unit Earnout Consideration Value divided by the number of Special Existing Member Units issued and outstanding immediately prior to the OP Merger Effective Time (other than Cancelled Units).

“Per Unit Special Existing Member Unit Merger Consideration Value” means the Aggregate Special Existing Member Unit Merger Consideration Value divided by the number of Special Existing Member Units issued and outstanding immediately prior to the OP Merger Effective Time (other than Cancelled Units).

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Personal Data” means: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the BRE Group Entities allows the identification of or contact with a natural person; (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “customer proprietary network information,” “individually identifiable health information,” “nonpublic personal information,” or “personal information” under any applicable Law; and (c) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Pre-Closing Holder” has the meaning set forth in Section 9.9(a).

“Pre-Closing Redemption Transaction” has the meaning set forth in Section 6.14.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.18(a).

“Prior Owners” has the meaning set forth in Section 6.18(e).

“Privacy Laws” means any Law (including HIPAA), any applicable rule, principle, or other requirement of a self-regulatory organization, and any applicable published industry best practice or other standard (including, as applicable, the PCI Data Security Standard and any other rules and regulations of payment card networks or financial institutions, to the extent applicable to the BRE Group Entities) or contractual requirement, as in each case amended from time to time, pertaining to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Data or (b) marketing to consumers, the initiation, transmission or receipt of communications, or consumer protection.

“Private Data” means, collectively, Personal Data and Device Data.

“Privileged Deal Communications” has the meaning set forth in Section 9.9(b).

“Proceedings” has the meaning set forth in Section 3.6(a).

“R&W Carrier” means BlueChip Underwriting Services LLC.

“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy to be issued at Closing pursuant to the Representation and Warranty Insurance Policy Binder, dated

November 11, 2019, between BNL OP and the R&W Carrier, a form of which is attached to the BNL Disclosure Schedules.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or by any Governmental Entity or domain name registrar, including all patents, Internet domains, registered copyrights, and registered trademarks, and all currently pending applications for any of the foregoing.

“Redemption Rights Agreement” means the Redemption Rights Agreement to be entered into at the Closing by and among BNL and the Persons who receive REIT Shares as OP Merger Consideration, Blocker 1 Merger Consideration or Blocker 2 Merger Consideration, substantially in the form attached hereto as Exhibit E.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“REIT” has the meaning set forth in Section 5.9(b).

“REIT Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of BNL representing more than 50% of the combined voting power of BNL’s then outstanding voting securities, (b) there is consummated a merger or consolidation of BNL with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the BNL Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of BNL immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of BNL approve a plan of complete liquidation or dissolution of BNL or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by BNL of all or substantially all of the assets of BNL and its Subsidiaries, taken as a whole, other than such sale or other disposition by BNL of all or substantially all of the assets of BNL and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of BNL in substantially the same proportions as their ownership of BNL immediately prior to such sale.

“REIT Share Election” has the meaning set forth in Section 2.1(h)(i)(A).

“REIT Share Value” equals $85.00.

“REIT Shares” mean shares of Common Stock, par value $0.001 per share, of BNL.

“Representatives” with respect to a Person means such Person’s directors, managers, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Rights” means, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, call rights, convertible or exchangeable securities, put rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Sale Treatment” has the meaning set forth in Section 2.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Period” means (a) for purposes of Section 2.5(a)(i), the two-year period beginning on the earlier of (i) the IPO Closing Date or (ii) December 31, 2020, and (b) for purposes of Section 2.5(a)(ii), the two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Employee” means the individuals identified in Section 1.1(b) of the BRE Disclosure Schedules.

“Senior Employee Equity Consideration Units” means, in the aggregate, all of the Senior Employee Equity Units outstanding immediately prior to the OP Merger.

“Senior Employee Equity Consideration Units OP Earnout Consideration” has the meaning set forth in Section 2.1(h)(i)(C).

“Senior Employee Equity Consideration Units OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(C).

“Senior Employee Equity Units” means, for each Senior Employee, a certain percentage of the Non-voting Common Units held by such Senior Employee, as is set forth in Section 1.1(b) of the BRE Disclosure Schedules.

“Software” means all computer programs (whether in source code, object code or other form), including algorithms, databases, compilations, modules, libraries or other components, and all internal technical documentation relating thereto.

“Special Existing Member Units” has the meaning set forth in the Recitals.

“Special Existing Member Units OP Earnout Consideration” has the meaning set forth in Section 2.1(h)(i)(A)(2).

“Special Existing Member Units OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(A)(2).

“Straddle Period” has the meaning set forth in Section 6.18(b).

“Straddle Tax Returns” has the meaning set forth in Section 6.18(b).

“Subsidiaries” means, when used with reference to BNL or BRE, the BNL Subsidiaries or the BRE Subsidiaries, respectively.

“Superior Proposal” means a bona fide written Takeover Proposal for BNL, substituting “50%” for “20%” in the definition of “Takeover”, that the BNL Board has determined in its good faith judgment, after consultation with outside legal counsel and outside financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all relevant legal, financial, regulatory, and other aspects of such offer or proposal, including the financing terms thereof, the identity of the Person making such proposal, the anticipated time of completion of the proposed transaction, the conditions for completion of such proposal, and such other factors as the BNL Board considers to be appropriate, and if consummated, would be more favorable to the shareholders of BNL, from a financial point of view, than the Mergers and other transactions contemplated hereby (after taking into account any proposed revisions to the terms of this Agreement pursuant to Section 6.2(c)).

“Surrender” means, when used with reference to a BRE Exchange Unit, the proper completion of all procedures necessary to effect the transfer of such BRE Exchange Unit in accordance with the terms of the Letter of Transmittal or Election Form and such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Blocker 1 Entity” has the meaning set forth in Section 2.1(b)(i).

“Surviving Blocker 2 Entity” has the meaning set forth in Section 2.1(b)(ii).

“Surviving Entities” has the meaning set forth in Section 2.1(b)(iii).

“Surviving OP Entity” has the meaning set forth in Section 2.1(b)(iii).

“Takeover” means, with respect to any Person, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of such Person and its Subsidiaries (based on the fair market value thereof, as determined in good faith by such Person’s Board (or similar governing body)), including through the acquisition of one or more Subsidiaries of such Person owning such assets, (ii) acquisition of beneficial ownership (as defined in Rule 12d-3 under the Exchange Act) of more than 20% of the outstanding equity or voting power of such Person, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding equity or voting power of such Person or (iv) merger (including a reverse merger in which such Person is the surviving corporation), consolidation, share exchange, or similar transaction involving such Person pursuant to which such Person or group (or the stockholders or equityholders of any Person) would acquire, directly or indirectly, more than 20% of the consolidated assets of such Person and its Subsidiaries (based on the fair market value thereof, as determined in good faith by such

Person’s Board (or similar governing body)) or more than 20% of the aggregate voting power of such Person or of the surviving entity.

“Takeover Proposal” means any inquiry, proposal, indication of interest or offer (in writing or otherwise) from any Person or group relating to, any Takeover.

“Takeover Statute” has the meaning set forth in Section 6.11.

“Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing and (ii) any Liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise.

“Tax Contest” has the meaning set forth in Section 6.19(a).

“Tax Protection Agreement” has the meaning set forth in the Recitals.

“Tax Return” means all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Technology” means data, data collections, databases, diagrams, formulae, inventions (whether or not patentable), know-how, designs, diagrams, information, schematics, specifications, Software, user interfaces, web sites, tablet applications, works of authorship (including written, audio and visual materials) and all other forms of technology.

“Termination Fee” means a fee in the amount of $75,000,000.

“Third Earnout Period” means (a) for purposes of Section 2.5(a)(i), the four-year period beginning on the date that is exactly one year after the First Earnout Period and the Second Earnout Period begin pursuant to clause (a) of the definition of “First Earnout Period” and “Second Earnout Period”, and (b) for purposes of Section 2.5(a)(ii), the four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.

“Trading Day” means any day on which REIT Shares are actually traded on the principal securities exchange or securities market on which REIT Shares are then traded.

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Unrelated Businesses” means the businesses, operations and entities separated from BRE in the Distribution Transactions (to the extent such businesses, operations and entities have not been sold to a third party prior to the Closing), including Broadstone Asset Management, LLC, Broadstone Real Estate Access Fund, Broadtree Residential, Inc. and/or Broadtree Residential, LLC and the businesses operated by such entities.

“Unvested Non-voting Ordinary Common Units” means the Unvested Non-voting Ordinary Common Units of BRE, as defined in the BRE LLCA.

“Vested Non-voting Ordinary Common Units” means the Vested Non-voting Ordinary Common Units of BRE, as defined in the BRE LLCA.

“Voting Common Units OP Earnout Consideration” has the meaning set forth in Section 2.1(h)(i)(B)(2).

“Voting Common Units OP Merger Consideration” has the meaning set forth in Section 2.1(h)(i)(B)(2).

“VWAP of a REIT Share” means the dollar volume-weighted average price of a REIT Share on the principal securities exchange or securities market on which REIT Shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, L.P., for any forty (40) Trading Day period, or, if the foregoing does not apply, the dollar volume-weighted average price of a REIT Share in the over-the-counter market on the electronic bulletin board for REIT Shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, L.P., for any forty (40) Trading Day period, or, if no dollar volume-weighted average price is reported for REIT Shares by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. for any forty (40) Trading Day period. If the VWAP of a REIT Share cannot be calculated on any of the foregoing bases, the VWAP of a REIT Share on the relevant date(s) shall be the fair market value per REIT Share on such date(s) as reasonably determined by BNL. For the avoidance of doubt, the “VWAP of a REIT Share” for any period of time shall be the volume-weighted average price (or, if the VWAP of a REIT Share cannot be calculated for such date(s), the average fair market value per share) calculated for the total period of time and does not require that a minimum volume-weighted average price must be achieved for each Trading Day in such period of time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Willful and Material Breach” means a willful and deliberate act or a willful and deliberate failure to act (including a failure to cure), in each case that is the consequence of an act or omission by a party that knows that the taking of such act or failure to take such act would or would reasonably be expected to cause a breach of this Agreement (regardless of whether breaching was the object of the act or failure to act), it being understood that such term shall include, in any event, the failure to consummate the transactions contemplated by this Agreement when required to do so by this Agreement.

“2019 Bonus” has the meaning set forth in Section 6.8(d).

SECTION 1.2    Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The information and disclosures contained in any section of any party’s disclosure schedules shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant of such party) and incorporated by reference in any other section of such party’s disclosure schedules as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent on its face. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II.

MERGERS

SECTION 2.1    Closing of the Mergers.

(a)          Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VII, the closing (the “Closing”) of the Mergers and the transactions contemplated by this Section 2.1 shall take place by electronic exchange of documents and signatures, on the third Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VII (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., New York time, or such other manner, place, date and time as may be mutually agreed upon in writing by BNL and BRE; provided, that the Blocker 1 Merger Effective Time, Blocker 2 Merger Effective Time and OP Merger Effective Time shall not occur earlier than, and the Parties shall use their commercially reasonable efforts to cause the Blocker 1 Merger Effective Time, Blocker 2 Merger Effective Time and OP Merger Effective Time to occur on, January 2, 2020. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b)          The Mergers.

(i)          Blocker Corp 1 Merger. Concurrently with or prior to the Closing, Blocker Corp 1 shall cause a certificate of merger effecting the Blocker Corp 1 Merger (the “Blocker Corp 1 Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed and filed in accordance with the relevant provisions of the DGCL (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Blocker Corp 1 Merger) being the “Blocker Corp 1 Merger Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Blocker Corp 1 Merger Effective Time, BNL Sub 1 shall merge with and into Blocker Corp 1, the separate existence of BNL Sub 1 shall cease, and Blocker Corp 1 shall continue as the surviving corporation in the Blocker Corp 1 Merger (the “Surviving Blocker 1 Entity”). The Blocker Corp 1 Certificate of Merger shall provide for the amendment of the name of the Surviving Blocker 1 Entity to remove any reference to “Trident”.

(ii)          Blocker Corp 2 Merger. Concurrently with the filing of the Blocker Corp 1 Certificate of Merger with the Secretary of State of the State of Delaware, Blocker Corp 2 shall cause a certificate of merger effecting the Blocker Corp 2 Merger to be filed with the Secretary of State of the State of Delaware, duly executed and filed in accordance with the relevant provisions of the DGCL (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Blocker Corp 2 Merger) being the “Blocker Corp 2 Merger Effective Time”). The Blocker Corp 2 Merger Effective Time and the Blocker Corp 1 Merger Effective Time shall be the same. Upon the terms and subject to the conditions of this Agreement, at the Blocker Corp 2 Merger Effective Time, BNL Sub 2 shall merge with and into Blocker Corp 2, the separate existence of BNL Sub 2 shall cease, and Blocker Corp 2 shall continue as the surviving corporation in the Blocker Corp 2 Merger (the “Surviving Blocker 2 Entity”). The Blocker Corp 2 Certificate of Merger shall provide for the amendment of the name of the Surviving Blocker 2 Entity to remove any reference to “Trident”.

(iii)          OP Merger. Concurrently with or prior to the Closing, and immediately following the Blocker Mergers, BRE and BNL OP shall cause a certificate of merger effecting the OP Merger (the “OP Certificate of Merger”) to be filed with the New York State Department of State, duly executed and filed in accordance with the relevant provisions of the NY LLCL (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the OP Merger) being the “OP Merger Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the OP Merger Effective Time, BRE shall merge with and into BNL OP, the separate existence of BRE shall cease, and BNL OP shall continue as the surviving limited liability company in the Merger (the “Surviving OP Entity” and, together with the Surviving Blocker 1 Entity and the Surviving Blocker 2 Entity, the “Surviving Entities”).

(c)          Effects of the Blocker Corp 1 Merger.

(i)          Effects of the Blocker Corp 1 Merger. The Blocker Corp 1 Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Corp 1 Merger Effective Time, all the property, rights, privileges, powers, franchises and assets of Blocker Corp 1 and BNL Sub 1 shall vest in the Surviving Blocker 1 Entity, and all debts, liabilities, obligations and duties of Blocker Corp 1 and BNL Sub 1 shall become the debts, liabilities, obligations and duties of the Surviving Blocker 1 Entity.

(ii)          Organization Documents. Subject to Section 6.9, at the Blocker Corp 1 Merger Effective Time, as a result of the Blocker Corp 1 Merger and without any further action on the part of any Person, the certificate of incorporation and bylaws of BNL Sub 1 as in effect immediately prior to the Blocker Corp 1 Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Blocker 1 Entity, until thereafter amended as provided therein or by applicable Law.

(iii)          Management. The directors of BNL Sub 1 immediately prior to the Blocker Corp 1 Merger Effective Time shall, from and after the Blocker Corp 1 Merger Effective Time, be the directors of the Surviving Blocker 1 Entity, to hold such positions in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Blocker 1 Entity. The officers of BNL Sub 1 immediately prior to the Blocker Corp 1 Merger Effective Time shall, from and after the Blocker Corp 1 Merger Effective Time, be the officers of the Surviving Blocker 1 Entity, to hold such positions in accordance with the DGCL and the bylaws of the Surviving Blocker 1 Entity.

(d)          Effects of the Blocker Corp 2 Merger.

(i)          Effects of the Blocker Corp 2 Merger. The Blocker Corp 2 Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Corp 2 Merger Effective Time, all the property, rights, privileges, powers, franchises and assets of Blocker Corp 2 and BNL Sub 2 shall vest in the Surviving Blocker 2 Entity, and all debts, liabilities, obligations and duties of Blocker Corp 2 and BNL Sub 2 shall become the debts, liabilities, obligations and duties of the Surviving Blocker 2 Entity.

(ii)          Organization Documents. Subject to Section 6.9, at the Blocker Corp 2 Merger Effective Time, as a result of the Blocker Corp 2 Merger and without any further action on the part of any Person, the certificate of incorporation and bylaws of BNL Sub 2 as in effect immediately prior to the Blocker Corp 2 Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Blocker 2 Entity, until thereafter amended as provided therein or by applicable Law.

(iii)          Management. The directors of BNL Sub 2 immediately prior to the Blocker Corp 2 Merger Effective Time shall, from and after the Blocker Corp 2 Merger Effective Time, be the directors of the Surviving Blocker 2 Entity, to hold such positions in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Blocker 2 Entity. The officers of BNL Sub 2 immediately prior to the Blocker Corp 2 Merger Effective Time shall, from and after the Blocker Corp 2 Merger Effective Time, be the officers of the Surviving Blocker 2 Entity, to hold such positions in accordance with the DGCL and the bylaws of the Surviving Blocker 2 Entity.

(e)          Effects of the OP Merger.

(i)          Effects of the OP Merger. The OP Merger shall have the effects specified in this Agreement and the applicable provisions of the NY LLCL. Without limiting the generality of the foregoing, and subject thereto, at the OP Merger Effective Time, all the property, rights, privileges, powers, franchises and assets of BRE and BNL OP shall vest in the Surviving OP Entity, and all debts, liabilities, obligations and duties of BRE and BNL OP, including, for the avoidance of doubt, the BRE Existing Credit Facilities, shall become the debts, liabilities, obligations and duties of the Surviving OP Entity.

(ii)          Organization Documents. Subject to Section 6.9, at the OP Merger Effective Time, as a result of the OP Merger and without any further action on the part of any Person, (A) the BNL OP Operating Agreement shall be amended in accordance with the form of amendment attached hereto as Exhibit D (the “Amendment to the BNL OP Operating Agreement”) and shall be the limited liability company agreement of the Surviving OP Entity, until thereafter further amended as provided therein or by applicable Law, and (B) the certificate of formation of BNL OP as in effect immediately prior to the OP Merger Effective Time shall be the certificate of formation of the Surviving OP Entity, until thereafter amended as provided therein or by applicable Law.

(iii)          Management. The managing member of BNL OP immediately prior to the OP Merger Effective Time shall, from and after the OP Merger Effective Time, be the managing member of the Surviving OP Entity, to hold such position in accordance with the NY LLCL and the BNL OP Operating Agreement. The officers (if any) of BNL OP immediately prior to the OP Merger Effective Time shall, from and after the OP Merger Effective Time, be the officers of the Surviving OP Entity, to hold such positions in accordance with the NY LLCL and the BNL OP Operating Agreement.

(f)          Effect of the Blocker Corp 1 Merger on Equity Securities. At the Blocker Corp 1 Merger Effective Time, by virtue of the Blocker Corp 1 Merger and without any action on the part of any Person:

(i)          Blocker Corp 1 Merger Consideration. Each share of Blocker Corp 1 Common Stock (the “Blocker Corp 1 Shares”) issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time shall automatically be converted into the right to receive (A) (1) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Share Blocker 1 Merger Consideration Value divided by the REIT Share Value, and (2) an amount in cash, without interest, equal to $10,000 divided by the number of Blocker Corp 1 Shares issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time (the consideration described in this clause (A), the “Blocker Corp 1 Merger Consideration”), and (B) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Share Blocker 1 Earnout Consideration Value, if any, divided by the REIT Share Value (the consideration described in this clause (B), the “Blocker Corp 1 Earnout Consideration”). As of the Blocker Corp 1 Merger Effective Time, such Blocker Corp 1 Shares shall automatically be cancelled and shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Blocker Corp 1 Merger Consideration and the Blocker Corp 1 Earnout Consideration, without interest; and

(ii)          BNL Sub 1 Equity. Each share of common stock of BNL Sub 1 issued and outstanding immediately prior to the Blocker Corp 1 Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Blocker 1 Entity, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Blocker 1 Entity as of immediately following the Blocker Corp 1 Merger Effective Time.

(g)          Effect of the Blocker Corp 2 Merger on Equity Securities. At the Blocker Corp 2 Merger Effective Time, by virtue of the Blocker Corp 2 Merger and without any action on the part of any Person:

(i)          Blocker Corp 2 Merger Consideration. Each share of Blocker Corp 2 Common Stock (the “Blocker Corp 2 Shares”) issued and outstanding immediately prior to the Blocker Corp 2 Merger Effective Time shall automatically be converted into the right to receive (A) (1) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Share Blocker 2 Merger Consideration Value divided by the REIT Share Value, and (2) an amount in cash, without interest, equal to $10,000 divided by the number of Blocker Corp 2 Shares issued and outstanding immediately prior to the Blocker Corp 2 Merger Effective Time (the consideration described in this clause (A), the “Blocker Corp 2 Merger Consideration”), and (B) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Share Blocker 2 Earnout Consideration Value, if any, divided by the REIT Share Value (the consideration described in this clause (B), the “Blocker Corp 2 Earnout Consideration”). As of the Blocker Corp 2 Merger Effective Time, such Blocker Corp 2 Shares shall automatically be cancelled and shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Blocker Corp 2 Merger Consideration and the Blocker Corp 2 Earnout Consideration, without interest; and

(ii)          BNL Sub 2 Equity. Each share of common stock of BNL Sub 2 issued and outstanding immediately prior to the Blocker Corp 2 Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Blocker 2 Entity, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Blocker 2 Entity as of immediately following the Blocker Corp 2 Merger Effective Time.

(h)          Effect of the OP Merger on Equity Securities. At the OP Merger Effective Time, by virtue of the OP Merger and without any action on the part of any Person:

(i)          Conversion of BRE Equity Securities.

(A)          Each of the Special Existing Member Units outstanding immediately prior to the OP Merger Effective Time (other than Cancelled Units) shall be converted into the right to receive the following, it being understood that each holder of Special Existing Member Units (other than Cancelled Units) shall be entitled to make either one Election with respect to all of such holder’s Special Existing Member Units (other than Cancelled Units) or different Elections with respect to specified portions of such holder’s Special Existing Member Units (other than Cancelled Units) (but not more than one Election as to any single Special Existing Member Unit or portion thereof):

1)          with respect to which an Election to receive REIT Shares as consideration (a “REIT Share Election”) is properly made and not revoked, in accordance with Section 2.3, (A) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Special Existing Member Unit Merger Consideration Value divided by the REIT Share Value, and (B) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Special Existing Member Unit Earnout Consideration Value divided by the REIT Share Value; and

2)          with respect to which an Election to receive BNL OP Membership Units as consideration (a “BNL OP Membership Unit Election”) is properly made and not revoked, in accordance with Section 2.3, (A) a number of fully paid BNL OP Membership Units equal to the Per Unit Special Existing Member Unit Merger Consideration Value divided by the OP Unit Value, and (B) a number of fully paid BNL OP Membership Units equal to the Per Unit Special Existing Member Unit Earnout Consideration Value divided by the OP Unit Value (the consideration described in clause (A) of each of the foregoing paragraphs 1 and 2, as applicable, the “Special Existing Member Units OP Merger Consideration”; and the consideration described in clause (B) of each of the foregoing paragraphs 1 and 2, as applicable, the “Special Existing Member Units OP Earnout Consideration”).

(B)          Each of the Ordinary Common Units of BRE outstanding immediately prior to the OP Merger Effective Time (other than Cancelled Units) shall be converted into the right to receive the following¸ it being understood that each holder of Ordinary Common Units (other than Cancelled Units) shall be entitled to make either one Election with respect to all of such holder’s Ordinary Common Units (other than Cancelled Units) or different Elections with respect to specified portions of such holder’s Ordinary Common Units (other than Cancelled Units) (but not more than one Election as to any single Ordinary Common Unit or portion thereof):

1)          with respect to which a REIT Share Election is properly made and not revoked, in accordance with Section 2.3, (A) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Common Unit Merger Consideration Value divided by the REIT Share Value, and (B) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Common Unit Earnout Consideration Value divided by the REIT Share Value; and

2)          with respect to which a BNL OP Membership Unit Election is properly made and not revoked, in accordance with Section 2.3, (A) a number of fully paid BNL OP Membership Units equal to the Per Unit Common Unit Merger Consideration Value divided by the OP Unit Value, and (B) a number of fully paid BNL OP Membership Units equal to the Per Unit Common Unit Earnout Consideration Value divided by the OP Unit Value (the consideration described in clause (A) of each of the foregoing paragraphs 1 and 2, as applicable, the “Voting Common Units OP Merger Consideration”; and the consideration described in clause (B) of each of the foregoing paragraphs 1 and 2, as applicable, the “Voting Common Units OP Earnout Consideration”).

(C)          Each of the Senior Employee Equity Consideration Units (other than Cancelled Units) shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Common Unit Merger Consideration Value divided by the REIT Share Value, and (B) a number of validly issued, fully paid and nonassessable REIT Shares equal to the Per Unit Common Unit Earnout Consideration Value divided by the REIT Share Value (the consideration described in clause (A), the “Senior Employee Equity Consideration Units OP Merger Consideration”; and the consideration described in clause (B), the “Senior Employee Equity Consideration Units OP Earnout Consideration”).

(D)          Each of the Non-voting Common Units outstanding immediately prior to the OP Merger Effective Time, other than Cancelled Units and Senior Employee Equity Consideration Units (together with the Senior Employee Equity Consideration Units, the Ordinary Common Units and the Special Existing Member Units outstanding immediately prior to the OP Merger Effective Time (but not including any Cancelled Units), the “BRE Exchange Units”) shall be converted into the right to receive (1) an amount in cash equal to the Per Unit Common Unit Merger Consideration Value, without interest (as applicable, the “Non-voting Common Units OP Merger Consideration” and, together with the Voting Common Units OP Merger Consideration and the Senior Employee Equity Consideration Units OP Merger Consideration, the “Common Units OP Merger Consideration” and, together with the Special Existing Member Units OP Merger Consideration, the “OP Merger Consideration” and, together with the Blocker Corp 1 Merger Consideration and the Blocker Corp 2 Merger Consideration, the “Merger Consideration”), and (2) an amount in cash equal to the Per Unit Common Unit Earnout Consideration Value, without interest (as applicable, the “Non-voting Common Units OP Earnout Consideration” and, together with the Voting Common Units OP Earnout Consideration and the Senior Employee Equity Consideration Units OP Earnout Consideration, the “Common Units OP Earnout Consideration” and, together with the Special Existing Member Units OP Earnout Consideration, the “OP Earnout Consideration” and, together with the Blocker Corp 1 Earnout Consideration and the Blocker Corp 2 Earnout Consideration, the “Aggregate Earnout Consideration”).

(ii)          Each BRE Exchange Unit, upon being converted into the right to receive the OP Merger Consideration and the OP Earnout Consideration pursuant to this Section 2.1(h), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such BRE Exchange Unit immediately prior to the OP Merger Effective Time shall thereafter cease to be a member of BRE or have any rights with respect to such BRE Exchange Units, except the right to receive the OP Merger Consideration, OP Earnout Consideration and any dividends or distributions to which former Holders of BRE Exchange Units become entitled all in accordance with this Article II upon the Surrender of BRE Exchange Units, together with a properly completed and duly executed Letter of Transmittal and such other documents as required in accordance with Section 2.2.

(iii)          Equity of BNL OP. The Equity Securities of BNL OP issued and outstanding immediately prior to the OP Merger Effective Time shall remain outstanding and shall be unaffected by the OP Merger.

(iv)          Cancellation of Cancelled Units. Each Common Unit and Special Existing Member Unit outstanding immediately following the contribution contemplated by Section 2.1(i) and immediately prior to the OP Merger Effective Time held by (i) BRE in treasury or by BNL, or (ii) any wholly owned Subsidiary of BRE or BNL (including BNL OP) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (collectively, “Cancelled Units”).

(i)          Contribution and Exchange.

(i)          Following the Blocker Mergers and immediately prior to the cancellation contemplated by Section 2.1(h)(iv), the Surviving Blocker 1 Entity shall contribute the Blocker 1 BRE Units to BNL OP, and BNL OP shall issue to the Surviving Blocker 1 Entity, in exchange therefor, (A) immediately upon contribution, the Blocker 1 Exchange OP Units and (B) promptly following an Earnout Trigger (if any), the Blocker 1 Exchange Earnout OP Units.

(ii)          Following the Blocker Mergers and immediately prior to the cancellation contemplated by Section 2.1(h)(iv), the Surviving Blocker 2 Entity shall contribute the Blocker 2 BRE Units to BNL OP, and BNL OP shall issue to the Surviving Blocker 2 Entity, in exchange therefor, (A) immediately upon contribution, the Blocker 2 Exchange OP Units and (B) promptly following an Earnout Trigger (if any), the Blocker 2 Exchange Earnout OP Units.

(j)          Certain Adjustments. If between the date hereof and the OP Merger Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding BRE Exchange Units, Blocker Corp 1 Shares, Blocker Corp 2 Shares, REIT Shares or BNL OP Membership Units shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in Equity Securities or Rights, or any subdivision, reclassification, split, split-up, combination, merger, consolidation, or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the OP Merger Effective Time, the Blocker Corp 1 Merger Effective Time or the Blocker Corp 2 Merger Effective Time, as applicable, then the applicable REIT Share Election, BNL OP Membership Unit Election (or a combination of any of the foregoing) and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to BNL, BNL OP, BRE, the Blocker Corps and the Holders of BRE Exchange Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration or the Aggregate Earnout Consideration, and any other similarly dependent items shall be references as so adjusted; provided, however, that nothing in this Section 2.1(j) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in Equity Securities or Rights, or any subdivision, reclassification, split, split up, combination, merger, consolidation or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

SECTION 2.2    Exchange Procedure.

(a)          Exchange Agent. Prior to the Blocker Corp 1 Merger Effective Time, BNL OP shall appoint a bank, trust company or similar Person to act as exchange agent (the “Exchange Agent”) and establish an exchange fund (the “Exchange Fund”) for the payment of the Merger Consideration, the Aggregate Earnout Consideration and any dividends or distributions payable pursuant to Section 2.2(c). At or prior to the Closing, (i) BNL shall cause to be contributed to BNL OP the REIT Shares to be issued as Merger Consideration pursuant to Sections 2.1(h)(i)(A), 2.1(h)(i)(B) and 2.1(h)(i)(C); (ii) BNL OP shall reserve with the Exchange Agent the REIT Shares and BNL OP Membership Units to be issued as Merger Consideration pursuant to Sections 2.1(f)(i), 2.1(g)(i), 2.1(h)(i)(A), 2.1(h)(i)(B) and 2.1(h)(i)(C) (the “BNL Issued Equity”), (iii) BNL OP shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the Holders of BRE Exchange Units entitled thereto, a cash amount sufficient to pay the aggregate OP Merger Consideration to be paid in cash pursuant to Section 2.1(h)(i), and (iv) BNL OP shall authorize the Exchange Agent to exchange BNL Issued Equity in accordance with this Section 2.2. BNL shall cause to be contributed to BNL OP, and BNL OP shall promptly deposit or cause to be deposited with the Exchange Agent, any additional cash, REIT Shares and BNL OP Membership Units, as applicable, as and when necessary to pay (i) any dividends or distributions payable pursuant to Section 2.2(c), (ii) any Aggregate Earnout Consideration pursuant to Sections 2.1(f)(i), 2.1(g)(i), and 2.1(h)(i) and (iii) other amounts required to be paid under this Agreement. BNL OP shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any BNL Issued Equity and any other funds deposited with the Exchange Agent shall be returned to BNL OP (as applicable) after the earlier to occur of (x) payment in full of all amounts due to the Holders of BRE Exchange Units and to the sole stockholders of Blocker Corp 1 and Blocker Corp 2, in each case, pursuant to Sections 2.1(f), 2.1(g) and 2.1(h) and (y) the expiration of the period specified in Section 2.2(d).

(b)          Exchange Procedures.

(i)          OP Merger Exchange Procedures. Within ten (10) Business Days following the date hereof, BNL OP shall, or shall cause the Exchange Agent to, mail to each Holder of BRE Exchange Units as of the OP Merger Effective Time whose BRE Exchange Units were converted into the right to receive the OP Merger Consideration a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon adherence to the procedures set forth in the Letter of Transmittal) and instructions for effecting the Surrender of such BRE Exchange Units in exchange for, as applicable, BNL Issued Equity, cash and any dividends or distributions payable pursuant to Section 2.2(c). Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such BRE Exchange Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of BRE Exchange Units shall be entitled to receive in exchange therefor, as applicable, and BNL OP shall cause the Exchange Agent to deliver (i) as soon as reasonably practicable following the OP Merger Effective Time, (A) that amount and type of OP Merger Consideration to which such Holder is entitled pursuant to Section 2.1(h)(i), and (B) any dividends or distributions payable pursuant to Section 2.2(c) to which such Holder is entitled and (ii) as soon as reasonably practicable following an Earnout Trigger (but in any event, within five (5) Business Days of an Earnout Trigger) that amount and type of OP Earnout Consideration to which such Holder is entitled pursuant to Section 2.1(h)(i). After the OP Merger Effective Time, there shall be no further transfer on the records of BRE or its transfer agent of BRE Exchange Units; and if such BRE Exchange Units are presented to BRE or its transfer agent for transfer, they shall be canceled against delivery of the appropriate OP Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b) or in connection with an Election made pursuant to Section 2.3, each BRE Exchange Unit shall be deemed at any time after the OP Merger Effective Time to represent only the right to receive upon such Surrender the appropriate OP Merger Consideration and OP Earnout Consideration. No interest will be paid or will accrue on any dividends or distributions payable pursuant to Section 2.2(c).

(ii)          Blocker Merger Exchange Procedures.

(A)          Within ten (10) Business Days following the date hereof, BNL or the Exchange Agent shall provide to Blocker Corp 1 Sole Stockholder and Blocker Corp 2 Sole Stockholder a letter of transmittal in form substantially similar to the Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon adherence to the procedures set forth in such letter of transmittal) and instructions for effecting the surrender of the Blocker Corp 1 Common Stock and Blocker Corp 2 Common Stock in exchange for, as applicable, the Blocker Corp 1 Merger Consideration and Blocker Corp 2 Merger Consideration. Promptly upon of delivery to BNL or the Exchange Agent of a duly executed letter of transmittal, Blocker Corp 1 Sole Stockholder and Blocker Corp 2 Sole Stockholder, respectively, shall be entitled to receive, and BNL and BNL OP shall cause the Exchange Agent to deliver as soon as reasonably practicable after the OP Merger Effective Time, (i) that number of REIT Shares to which such stockholder is entitled as Blocker Corp 1 Merger Consideration or Blocker Corp 2 Merger Consideration, as applicable, pursuant to Sections 2.1(f) or 2.1(g), and (ii) any dividends or distributions payable pursuant to Section 2.2(c) to which such stockholder is entitled.

(B)          As soon as reasonably practicable following an Earnout Trigger (but in any event, within five (5) Business Days of an Earnout Trigger), Blocker Corp 1 Sole Stockholder and Blocker Corp 2 Sole Stockholder, respectively, shall be entitled to receive, and BNL and BNL OP shall cause the Exchange Agent to deliver, that number of REIT Shares to which such stockholder is entitled as Blocker Corp 1 Earnout Consideration or Blocker Corp 2 Earnout Consideration, as applicable, pursuant to Sections 2.1(f) or 2.1(g).

(c)          Dividends and Distributions with Respect to Unexchanged BRE Exchange Units. No dividends or other distributions with respect to BNL Issued Equity with a record date after the OP Merger Effective Time shall be paid to the Holder of any BRE Exchange Units not Surrendered with respect to such BNL Issued Equity issuable in respect thereof until the Surrender of such BRE Exchange Units in accordance with this Section 2.2. Subject to the effect of applicable Law, BNL or BNL OP, as applicable, shall pay, or cause the Exchange Agent to pay, to the Holder of each BRE Exchange Unit, without interest, (i) at the time of Surrender of such BRE Exchange Units, the amount of dividends or other distributions previously paid with respect to the applicable BNL Issued Equity issuable with respect to such BRE Exchange Units that have a record date after the OP Merger Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such BNL Issued Equity with a record date after the OP Merger Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund in respect of Merger Consideration that remains undistributed to the Holders of BRE Exchange Units for six months after the Closing Date shall be delivered to BNL OP, upon demand, and any Holders of the BRE Exchange Units who have not theretofore complied with this Section 2.2 shall thereafter look only to BNL OP and only as general creditors thereof for payment of their claim for Merger Consideration and any dividends and distributions to which such Holders may be entitled. Any portion of the Exchange Fund in respect of any Aggregate Earnout Consideration that remains undistributed to the Holders of BRE Exchange Units for six months after the applicable Earnout Trigger shall be delivered to BNL OP, upon demand, and any Holders of the BRE Exchange Units who have not theretofore complied with this Section 2.2 shall thereafter look only to BNL OP and only as general creditors thereof for payment of their claim for such Aggregate Earnout Consideration and any dividends and distributions to which such Holders may be entitled.

(e)          No Liability. To the extent permitted by applicable Law, none of BNL, BNL OP, BRE, the Exchange Agent or any of their Subsidiaries or equityholders in their capacity as such shall have any Liability to any Person in respect of any Merger Consideration, Aggregate Earnout Consideration, or distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any BRE Exchange Units shall not have been Surrendered immediately prior to such date on which any OP Merger Consideration, or any dividends or distributions with respect to the BRE Exchange Units or BNL Issued Equity in respect of such BRE Exchange Units, would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such BRE Exchange Units shall, to the extent permitted by applicable Law, become the property of BNL, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Withholding Rights. Each of the parties to this Agreement, each of their respective Representatives and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. If a party to this Agreement, its Representative or the Exchange Agent intends to deduct or withhold any amounts pursuant to this Section 2.2(f), such party shall provide to the Person in respect of whom such deduction and withholding will be made at least three (3) Business Days advance notice of its intent to withhold such amounts. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, Holders of BRE Exchange Units shall be subject to withholding under Sections 1445 and/or 1446(f) of the Code unless they furnish properly completed and duly executed IRS Forms W-9 dated as of the Closing Date.

(g)          No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Blocker Mergers, the OP Merger or the other transactions contemplated by this Agreement.

SECTION 2.3    Election Procedures.

(a)          Within ten (10) Business Days following the date hereof, BNL OP shall, or shall cause the Exchange Agent to, mail to each Holder of Ordinary Common Units or Special Existing Member Units (together, “BRE Election Units”) an election form, in substantially the form of Exhibit G hereto (the “Election Form”), pursuant to which a holder of BRE Election Units may make an Election as specified in Section 2.3(c). The Election Form shall set forth instructions for making an Election and effecting the Surrender of BRE Election Units in connection with the making of an Election, shall specify that delivery shall be effected, and risk of loss and title to the BRE Election Units shall pass, and an Election shall be properly made in respect of BRE Election Units, only upon proper adherence to the procedures set forth in the Election Form, and shall otherwise be in such customary form and have such other provisions as BNL OP and BRE may reasonably agree.

(b)          BNL OP shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become Holders of BRE Election Units prior to the Election Deadline. BRE shall provide to the Exchange Agent all information reasonably necessary for it to perform the obligations specified in this Section 2.3 and as specified in any agreement among the parties and the Exchange Agent.

(c)          Each Holder of BRE Election Units shall be entitled, with respect to all of the BRE Election Units held by such Person, to make, prior to the Election Deadline, an election (an “Election”) specifying whether such Holder makes a REIT Share Election or a BNL OP Membership Unit Election, or a combination of any of the foregoing, as applicable, as such holder may be entitled pursuant to Section 2.1(h)(i). Any BRE Election Units with respect to which no Election shall have properly been made (or, if an Election shall have been made, shall have been revoked and not properly remade) prior to the Election Deadline shall be deemed for purposes of Section 2.1(h)(i) to have been made as a BNL OP Membership Unit Election with respect to such BRE Exchange Units, if applicable.

(d)          Except as otherwise expressly provided herein, an Election shall be effective only if the Exchange Agent shall have received, no later than 5:00 p.m. New York time five (5) Business Days prior to the Closing Date (or such later date as BNL OP and BRE shall agree) (the “Election Deadline”) (i) an Election Form covering the BRE Election Units to which such Election applies, executed and completed in accordance with the instructions set forth therein, and (ii) the Surrender to the Exchange Agent of the BRE Election Units to which such Election Form applies. An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or a properly completed revised Election Form that identifies the BRE Election Units to which such revised Election Form applies. The proper delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any BRE Election Units shall result in the revocation of all prior Election Forms with respect to all such BRE Election Units. Subject to the terms of this Agreement, and of the Election Form, the Exchange Agent, in consultation with both BNL OP and BRE, shall have reasonable discretion to determine whether any Election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. None of BNL OP, BRE or the Exchange Agent shall be under any obligations to notify any Person of any defect in an Election Form. BNL OP shall use reasonable efforts to announce the Election Deadline at least five (5) Business Days prior to the Election Deadline.

SECTION 2.4    Consideration Statement; Payment Matters.

(a)          At least three (3) Business Days prior to the Blocker Corp 1 Merger Effective Time, BRE shall deliver to BNL and BNL OP:

(i)          the Payoff Letters; and

(ii)          a statement, in substantially the form previously agreed by the parties, setting forth the Aggregate Blocker 1 Merger Consideration Value, the Aggregate Blocker 2 Merger Consideration Value, the Aggregate Common Unit Merger Consideration Value, the Aggregate Special Existing Member Unit Merger Consideration Value and the Employee Success Sharing Pool Sale Participation Amount, as well as the allocation of the Earnout Amount among the Holders of BRE Exchange Units and the Blocker Corps (such statement, the “Consideration Statement”).

(b)          Prior to the Blocker Corp 1 Merger Effective Time, BRE and each of the Blocker Corps shall cause each Person to whom any BRE Transaction Expense or Blocker Corp Transaction Expense is payable to provide written confirmation, in form and substance reasonably acceptable to BNL OP, that, upon payment of the amount specified in such confirmation, neither BRE nor any Blocker Corp. will have any further Liability to such Person in respect of any BRE Transaction Expense or Blocker Corp Transaction Expense, and BRE and each Blocker Corp shall provide evidence, in the form of an email confirmation from each payee thereof, that they have paid and discharged the BRE Transaction Expenses and Blocker Corp Transaction Expenses.

SECTION 2.5    Earnout.

(a)          If:

(i)          following the closing of an Initial Public Offering, (A) at any time during the First Earnout Period, the VWAP of a REIT Share is greater than or equal to $90.00, (B) at any time during the Second Earnout Period, the VWAP of a REIT Share is greater than or equal to $95.00, (C) at any time during the Third Earnout Period, the VWAP of a REIT Share is greater than or equal to $97.50, and/or (D) at any time during the Fourth Earnout Period, the VWAP of a REIT Share is greater than or equal to $100.00; or

(ii)          prior to the closing of an Initial Public Offering or during the calendar year in which an Initial Public Offering is closed, (A) for any calendar year included in the First Earnout Period, the AFFO is greater than or equal to $5.85, (B) for any calendar year included in the Second Earnout Period, the AFFO is greater than or equal to $5.95, (C) for any calendar year included in the Third Earnout Period, the AFFO is greater than or equal to $6.30, and/or (D) for any calendar year included in the Fourth Earnout Period, the AFFO is greater than or equal to $6.70, then in each case, (x) BNL and BNL OP shall promptly (but in any event, within five (5) Business Days) deposit or cause to be deposited with the Exchange Agent, cash, REIT Shares and BNL OP Membership Units, as applicable, sufficient to pay the applicable portion of the Aggregate Earnout Consideration payable upon such Earnout Trigger; provided, in no event shall the Earnout Amount with respect to any Earnout Period be payable on more than one occasion; and (y) BNL and BNL OP shall cause the Exchange Agent to promptly (but in any event, within five (5) Business Days) deliver to each Holder, the Blocker Corp 1 Sole Stockholder and the Blocker Corp 2 Sole Stockholder, as applicable, that amount and type of Aggregate Earnout Consideration payable upon such Earnout Trigger to which such Person is entitled. For the avoidance of doubt, in the case of OP Earnout Consideration, the consideration for which a Holder is entitled shall be the same type of consideration such Holder received pursuant to such Holder’s Election.

(b)          The AFFO and REIT Share price targets set forth in Section 2.5(a), the REIT Share price in connection with a REIT Sale set forth in Section 2.5(d), and the number of REIT Shares or BNL OP Membership Units to be issued or cash to be paid in accordance with Sections 2.5(a) and 2.5(d) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the REIT Shares after the date of this Agreement.

(c)          In the event there is any dispute regarding the composition of AFFO in respect of any calendar year, such dispute shall be submitted for resolution by a nationally recognized accounting firm selected by BNL that does not then perform services for BNL and has not performed such services in the past 12 months. Such accounting firm shall be entitled to review the relevant books and records of BNL, including BNL’s working papers and the working papers of its independent accountants, if any, relating to the preparation of the AFFO; provided, that such accounting firm shall agree to treat all such information as confidential; provided, further, that BNL’s independent accountants shall not be obligated to make any working papers available to such accounting firm unless and until such accounting firm has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance acceptable to BNL’s independent accountants. Any resolution by such nationally recognized accounting firm shall be binding on BNL and all Persons entitled to receive any portion of the Aggregate Earnout Consideration associated with such dispute.

(d)          In the event that there is a definitive agreement with respect to a REIT Sale entered into after the Closing and prior to the conclusion of an Earnout Period, then (if the Earnout Amount in respect of such Earnout Period has not already been paid pursuant to this Agreement) the Earnout Amount in respect of such Earnout Period shall be deemed to be due and payable pursuant to this Section 2.5 on the day prior to the closing of such REIT Sale if the consideration (including any contingent consideration such as earnouts or amounts held in escrow thereunder) or proceeds to be paid or distributed in such REIT Sale (before giving effect to this Section 2.5(d)) exceeds $85.00 per REIT Share, and after the closing of such REIT Sale (and the payment of the

Earnout Amount in respect of such Earnout Period) the provisions of this Section 2.5 shall have no further force and effect.

SECTION 2.6    Intended Tax Treatment.

(a)          For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree to treat (i) the Blocker Mergers as taxable sales of all of the stock of Blocker Corp 1 and Blocker Corp 2, and qualified stock purchases under Section 338 of the Code, followed by liquidations of Blocker Corp 1 and Blocker Corp 2 into BNL under Section 332 of the Code (when Blocker Corp 1 and Blocker Corp 2 become qualified REIT subsidiaries of BNL under Section 856(i) of the Code) and (ii) the Blocker Corp 1 Earnout Consideration and the Blocker Corp 2 Earnout Consideration as deferred payments subject to Section 483 of the Code and a portion of the Blocker Corp 1 Earnout Consideration and the Blocker Corp 2 Earnout Consideration as unstated interest.

(b)          For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree to treat (i) the OP Merger as an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which BRE contributes all of its assets and liabilities to BNL OP in exchange for the OP Merger Consideration and the OP Earnout Consideration in a transaction qualifying under Section 721(a) of the Code and, immediately thereafter, BRE distributes such OP Merger Consideration and OP Earnout Consideration to the Holders of the BRE Exchange Units with BNL OP being a continuation of BNL OP pursuant to Treasury Regulations Section 1.708-1(c)(1), (ii) the BRE Existing Credit Facilities as a “qualified liability” within the meaning of Treasury Regulations Section 1.707-5(a)(6)(i)(E) (i.e., a liability that was not incurred in anticipation of the OP Merger, but that was incurred in connection with a trade or business in which property transferred to BNL OP was used or held, and all the assets related to that trade or business are transferred to BNL OP (other than assets that are not material to a continuation of the trade or business)), which may be subject to certain disclosures pursuant to Treasury Regulations Section 1.707-8, and (iii) the OP Earnout Consideration as deferred payments subject to Section 483 of the Code and a portion of the OP Earnout Consideration as unstated interest. Notwithstanding the foregoing, the receipt by the Holders of BRE Exchange Units of REIT Shares or cash pursuant to this Agreement shall be treated as a sale by such Holders of their BRE Exchange Units and a purchase by BNL OP of such BRE Exchange Units for U.S. federal income tax purposes pursuant to Treasury Regulations Section 1.708-1(c)(4) (the “Sale Treatment”), and BRE’s transfer of its assets and liabilities to BNL OP, to the extent attributable to the Sale Treatment, shall be treated as occurring pursuant to Sections 731 and 732(b) of the Code. BRE shall use its commercially reasonable efforts to obtain the written consent of the Holders of BRE Exchange Units with respect to the Sale Treatment and such written consent shall be a condition to an election by any such Holder to receive REIT Shares and/or cash pursuant to the OP Merger.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BRE

Except as set forth in the disclosure schedules delivered by BRE on the date hereof concurrently with the execution of this Agreement (the “BRE Disclosure Schedules”), BRE represents and warrants to the BNL Parties as follows:

SECTION 3.1    Organization and Existence.

(a)          BRE is a New York limited liability company duly formed, validly existing and in good standing under the Laws of New York and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)          Each of the BRE Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)          Each of the BRE Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(d)          True, correct and complete copies of the Governing Documents of each BRE Group Entity, as in effect as of the date of this Agreement, have previously been made available to BNL.

(e)          Other than the BRE Subsidiaries, none of the BRE Group Entities hold any interests, either directly or indirectly, in any other Persons, other than the BNL Group Entities and, as of the date hereof, Broadtree Residential, LLC and Broadstone Real Estate Access Fund.

SECTION 3.2    Authority and Approval. BRE has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Ancillary Agreement to which BRE is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by BRE. This Agreement and each Ancillary Agreement to which BRE is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by BRE have been duly and validly authorized by all required limited liability company action on the part of BRE and its members and no other limited liability company proceedings on the part of BRE or its members are necessary to authorize this Agreement or such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. BRE has delivered to the BNL Parties written evidence that the holders of a majority of the voting membership interests of BRE have approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by BRE and, assuming that this Agreement constitutes the legal, valid and binding obligation of the BNL Parties and the Blocker Corps, constitutes the legal, valid and binding obligation of BRE, enforceable against BRE in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).

SECTION 3.3    No Conflict; Consents.

(a)          Subject to the consents, approvals, licenses, permits, orders, authorizations, filings and notices referred to in Section 3.3(b), the execution, delivery and performance of this Agreement or any Ancillary Agreement by BRE does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby (including the distribution of the amounts set forth in the Consideration Statement) will not, (i) contravene, violate, conflict with, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any BRE Group Entity; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the BRE Group Entities is a party or by which any of the BRE Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the BRE Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the BRE Group Entities in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement to which any BRE Group Entity is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws or (B) the filing of the OP Certificate of Merger, or (iii) for those which would not, individually or in the aggregate, have a BRE Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4    Capitalization.

(a)          As of November 1, 2019, the outstanding capitalization of BRE is as set forth on Section 3.4(a) of the BRE Disclosure Schedules. All of such Common Units and Special Existing Member Units been duly authorized and validly issued in accordance with the BRE LLCA.

(b)          Except as set forth above in Section 3.4(a), as of the date hereof there are not any Common Units, Special Existing Member Units, voting securities or Equity Securities of BRE issued and outstanding or any Rights with respect thereto issued or granted by, or binding upon, any of the BRE Group Entities, except as set forth in the BRE LLCA as in effect on the date hereof. Except as set forth in the BRE LLCA as in effect on the date hereof, there are no outstanding obligations of BRE or any BRE Group Entity to repurchase, redeem or otherwise acquire any Common Units, Special Existing Member Units, voting securities or Equity Securities or any Rights with respect thereto. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the members of BRE on any matter.

(c)          The Consideration Statement, when delivered pursuant to this Agreement, shall be accurate in all respects and shall have been prepared in accordance with the terms of the BRE LLCA.

SECTION 3.5    Financial Statements; Undisclosed Liabilities.

(a)          Section 3.5(a) of the BRE Disclosure Schedules sets forth true, correct and complete copies of the BRE Financial Statements. The BRE Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of BRE as of the dates indicated therein and the consolidated results of operations and cash flows of BRE for the periods indicated therein, except as otherwise noted therein. Except as set forth in the BRE Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a BRE Material Adverse Effect.

(b)          The BRE Group Entities maintain a system of internal accounting controls intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Since December 31, 2018, none of the BRE Group Entities has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any BRE Group Entity, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any BRE Group Entity has engaged in questionable accounting or auditing practices.

(c)          There are no liabilities or obligations of BRE or the BRE Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in the consolidated financial statements of BRE, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2019 included in the BRE Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2019, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a BRE Material Adverse Effect. As of the Closing, there shall be no liabilities or obligations of BRE (whether known or unknown and whether accrued, absolute, contingent or otherwise) with respect to and arising from the Unrelated Businesses.

SECTION 3.6    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a BRE Material Adverse Effect:

(a)          There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, complaint, hearings, demands, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the knowledge of BRE, threatened against or affecting any of the BRE Group Entities, their assets, or any of the operations of the BRE Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting any of the BRE Group Entities, their assets, or any of the operations of the BRE Group Entities related thereto.

(b)          None of the BRE Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clauses (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(c)          Without limiting the generality of Section 3.6(b), none of the BRE Group Entities or, to the knowledge of BRE, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to any BRE Group Entity; (ii) has, to the knowledge of BRE, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of BRE, is being (or has been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a BRE Material Adverse Effect.

SECTION 3.7    Absence of Certain Changes. (a) Since June 30, 2019, there has not been a BRE Material Adverse Effect; and (b) since June 30, 2019, except for this Agreement and the transactions contemplated hereby, BRE and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been (i) any change in any material respect in accounting methods, principles or practices by any BRE Group Entity affecting their respective assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles, (ii) any material Tax election or change in or revocation of any material Tax election, amendment to any material Tax return, closing agreement with respect to Taxes, or settlement or compromise of any material income Tax Liability by any BRE Group Entity, or (iii) except as required by the terms of any Benefit Plans or by applicable Law, any granting by any BRE Group Entity to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, including any increase in severance or termination pay, or any entry by any BRE Group Entity into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or officer.

SECTION 3.8    Taxes.

(a)          Except as would not, individually or in the aggregate, have an BRE Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to BRE or any of the BRE Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by BRE or any of the BRE Subsidiaries, which are or have become due (whether or not shown on any Tax Return), have been timely paid in full; (iii) there are no Liens on any of the assets of BRE or any of the BRE Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to BRE or any of the BRE Subsidiaries or their assets; (v) BRE and each of the BRE Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where BRE or any of the BRE Subsidiaries has not filed Tax Returns that BRE or such BRE Subsidiary is or may be subject to taxation by that jurisdiction.

(b)          Neither BRE nor any of the BRE Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c)          Neither BRE nor any of the BRE Subsidiaries has entered into any “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code) within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d)          Neither BRE nor any of the BRE Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e)          BRE is currently (and has been since its formation) properly classified as a partnership for U.S. federal income tax purposes. Each BRE Subsidiary is currently (and has been since its formation) properly classified as a disregarded entity for U.S. federal income tax purposes.

(f)          To the knowledge of BRE, neither BRE nor any of the BRE Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the tax treatment described in Section 2.6.

SECTION 3.9    Licenses; Permits.

(a)          The BRE Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(b)          All Permits are validly held by the BRE Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(c)          The BRE Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a BRE Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of BRE, threatened, except as would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(d)          The Permits will not be subject to suspension, termination, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a BRE Material Adverse Effect.

(e)          No Proceeding is pending or, to the knowledge of BRE, threatened with respect to any alleged failure by BRE Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.10    Contracts.

(a)          Except (i) as set forth in Section 3.10(a) of the BRE Disclosure Schedules, and (ii) for Contracts that (x) are terminable upon not more than ninety (90) days’ notice without a penalty or premium, or (y) will be fully performed and satisfied as of or prior to the Closing or will be transferred by BRE or any of its Subsidiaries pursuant to the Distribution Transactions and subsequently not acquired by the BNL Parties pursuant to the Mergers, as of the date hereof, neither BRE nor any BRE Subsidiary is a party to or bound by any Contract that, as of the date hereof:

(i)          obligates BRE or any BRE Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000, or provides for any payments that are conditioned, in whole or in part, on a change of control of any BRE Group Entity;

(ii)          constitutes an Indebtedness obligation of BRE or any BRE Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

(iii)          relates to any Leased Real Property;

(iv)          purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any portion of the business of the BRE Group Entities or, following consummation of the transactions contemplated hereby, BNL or any of its Subsidiaries, is or would be conducted;

(v)          constitutes an employment agreement, or an agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to, any current or former director, officer or employee of any BRE Group Entity;

(vi)          requires BRE or any BRE Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction; or

(vii)          constitutes a joint venture, partnership or limited liability company agreement between BRE or any BRE Subsidiary, on the one hand, and any third party, on the other hand.

(b)          Each Contract in any of the categories set forth in Section 3.10(a) to which BRE or any BRE Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “BRE Material Contract.” BRE has provided to BNL true, correct and complete copies of the BRE Material Contracts prior to the date hereof as in effect as of such date.

(c)          Except as would not, individually or in the aggregate, have a BRE Material Adverse Effect, with respect to each of the BRE Group Entities: (i) each BRE Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each BRE Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each BRE Material Contract is not in breach or default, and no event has occurred which with or without notice or lapse of time or both would constitute a breach or default by any such party, or permit termination, modification, or acceleration by the other party, under the BRE Material Contract; and (iv) to the knowledge of BRE, no other party to any BRE Material Contract is in breach or default, and no event has occurred which with or without notice or lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration by such BRE Group Entity under any BRE Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the BRE Material Contract.

SECTION 3.11    Insurance. Section 3.11 of the BRE Disclosure Schedules sets forth a correct and complete list of all insurance policies maintained by any BRE Group Entity, together with a correct and complete list of the claim and loss history during the past three (3) years. Except as would not, individually or in the aggregate, have a BRE Material Adverse Effect, (a) the businesses and assets of the BRE Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industry in which the BRE Group Entities operate, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the BRE Group Entities other than in the ordinary course of business.

SECTION 3.12    Employee Benefit Matters.

(a)          Section 3.12(a) of the BRE Disclosure Schedules contains a true and complete list of all Benefit Plans maintained or sponsored or contributed to or required to be contributed to by a BRE Group Entity or with respect to which a BRE Group Entity has any Liability or that are for the benefit of employees, officers, directors or managers or terminated employees, officers, directors or managers of the BRE Group Entities or their beneficiaries, dependents or spouses (each, a “BRE Benefit Plan” and collectively, the “BRE Benefit Plans”). Correct and complete copies of the following documents, with respect to each of the BRE Benefit Plans, have been made available or delivered to BNL by the BRE Group Entities, to the extent applicable: (i) all plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three (3) most recent Forms 5500 or other forms required to be filed annually with the U.S. Department of Labor (the “DOL”) and all schedules thereto; (iii) data and results of non-discrimination testing for the three (3) most recently completed years; (iv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter; (v) all rulings or opinions issued by the DOL or the IRS and any other material non-routine correspondence between a BRE Group Entity and the DOL or IRS; and (vi) the most recent summary plan descriptions and summary of material modifications.

(b)          With respect to any BRE Benefit Plan, (i) no lawsuits, actions, claims, administrative or other proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of BRE, threatened; and (ii) to the knowledge of BRE, no facts or circumstances exist that would give rise to any such lawsuits, actions, claims, administrative or other proceedings. Each BRE Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received, or is entitled to rely upon, a favorable determination, advisory or opinion letter as to its qualification, and to the knowledge of BRE nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification. No BRE Benefit Plan is under audit or investigation by the DOL, IRS or other Governmental Entity and, to the knowledge of BRE, no such audit or investigation is threatened. Each BRE Benefit Plan has been maintained, operated and administered in accordance with its terms and in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. Each individual eligible to participate in each BRE Benefit Plan subject to ERISA is a common-law employee of a BRE Group Entity. Each BRE Benefit Plan can be amended or terminated at any time without any additional Liability.

(c)          At no time during the past six (6) years has BRE or any member of its “Controlled Group” (defined as any organization which is considered a single employer within the meaning of Code Sections 414(b), (c), (m) or (o)) currently (nor at any time) maintained, sponsored or contributed to, or been obligated to contribute to, any Benefit Plan which is subject to Title IV of ERISA or Section 412, 430 or 431 of the Code or to any “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), or a “multiple employer plan” (as described in Section 413(c) of the Code). No withdrawal liability under Title IV of ERISA has been incurred by BRE or any member of the Controlled Group, and to the knowledge of BRE, no condition exists that presents any risk to BRE or any member of its Controlled Group of incurring or being subject (whether primarily, jointly or secondarily) to any withdrawal liability under Title IV of ERISA. None of the BRE Group Entities maintains retiree life or retiree health insurance plans or any other employee welfare benefit plans that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after termination of employment or retirement except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or at the sole expense of the participant or any participant’s beneficiary.

(d)          All contributions required to be made to any BRE Benefit Plan, by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any such BRE Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the BRE Financial Statements to the extent required by GAAP.

(e)          Except as set forth on Section 3.12(e) of the BRE Disclosure Schedules, no Benefit Plan exists that, as a result of the transactions contemplated by this Agreement, either alone or in combination with any other event or the passage of time, would (i) result in the payment to any current or former employee, director or limited partner of a BRE Group Entity of any money, benefit or other property or would result in the acceleration of, provision of or increase in the amount of any other rights or benefits to any current or former employee, officer, director or manager of a BRE Group Entity; or (ii) result in any payment or benefit that would, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)          No BRE Benefit Plans are subject to the Laws of any jurisdiction outside of the United States.

(g)          Each BRE Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award or benefit, is in compliance in all material respects with Section 409A of the Code and no payment or award that has been made to any participant under a BRE Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. No BRE Group Entity (i) has any obligation to reimburse or indemnify any participant in a BRE Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Governmental Entity any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(h)          No BRE Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and no BRE Group Entity has any obligation to reimburse or indemnify any Person for such Taxes.

SECTION 3.13    Labor and Employment.

(a)          Section 3.13(a)(i) of the BRE Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by any of the BRE Group Entities, together with such employee’s employing entity; and position or function. For each individual listed in Section 3.13(a)(i) of the BRE Disclosure Schedules, additional information regarding such employee’s current annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment has previously been made available to BNL. Section 3.13(a)(ii) of the BRE Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by any of the BRE Group Entities as an independent contractor. For each such independent contractor, additional information regarding such individual’s compensation arrangement with the applicable BRE

Group Entity and whether such individual has entered into a written agreement regarding his or her contractor engagement has previously been made available to BNL. The employment of each employee of any of the BRE Group Entities and the engagement of each independent contractor of any of the BRE Group Entities is terminable at will by the applicable BRE Group Entity without any penalty, liability, severance obligation incurred by any of the BRE Group Entities.

(b)          None of the BRE Group Entities is currently a party to any collective bargaining agreement or similar labor agreement with a labor union or other employee representative. To the knowledge of BRE, no labor union, trade union, labor organization or group of employees of the BRE Group Entities has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of BRE, there are no current union organization activities or representation questions involving employees, of any BRE Group Entity. No labor strike or organized work stoppage against any BRE Group Entity has occurred during the past four years, is currently occurring, or, to the knowledge of BRE, is threatened. None of the BRE Group Entities is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(c)          Each of the BRE Group Entities is, and during the past four years has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(d)          There are no, and in the past four years there have been no, pending, or to the knowledge of BRE, threatened Proceedings by any employee, independent contractor, former employee, or former independent contractor of any of the BRE Group Entities before any Governmental Entity relating to any Employment Matters, except as would otherwise not individually or in the aggregate, reasonably be expected to result in a BRE Material Adverse Effect. No BRE Group Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(e)          Each employee of BRE Group Entities is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for a BRE Group Entity or for any United States employer. A BRE Group Entity has completed a Form I-9 (Employment Eligibility Verification) for each employee hired since November 6, 1986, and each such Form I-9 has since been updated as required by applicable law and, to the knowledge of BRE, is correct and complete. For each employee of a BRE Group Entity employed in the United States, an authorized official of a BRE Group Entity has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation and, where required by applicable law, each BRE Group Entity utilizes E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding.

(f)          To the knowledge of BRE, none of the BRE Group Entities has any material Liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by any of the BRE Group Entities (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any BRE Benefit Plan.

(g)          None of the BRE Group Entities (i) has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the BRE Group Entities, or a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the BRE Group Entities, or (ii) has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of any of the BRE Group Entities has suffered an “employment loss” (as defined in the WARN Act) within the ninety days immediately preceding the Closing Date.

(h)          None of the BRE Group Entities is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of any of the BRE Group Entities to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with any of the BRE Group Entities.

(i)          To the knowledge of BRE, (i) no employee or independent contractor of any of the BRE Group Entities is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the BRE Group Entities of their respective employees, and the performance of the contracts with the BRE Group Entities by their respective independent contractors, will not result in any such violation. None of the BRE Group Entities has received any notice alleging that any such violation has occurred within the past four years.

(j)          To the knowledge of BRE, as of the date hereof, no executive officer or other employee of any of the BRE Group Entities at the level of senior vice president (or its equivalent) or above intends to terminate his or her employment with any of the BRE Group

Entities, nor does any of the BRE Group Entities have a present intention to terminate the employment of any such employee, in each case, except as contemplated by Section 6.8(h).

(k)          To the knowledge of BRE, in the last three years, (i) no allegations of sexual harassment or misconduct have been made against any executive officer of any BRE Group Entity, and (ii) BRE has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by any executive officer of any BRE Group Entity. The BRE Group Entities have promptly, thoroughly and impartially investigated all such sexual harassment or misconduct allegations made by or about any employee or independent contractor of any BRE Group Entity in the past three years. With respect to each such allegation with potential merit, the applicable BRE Group Entity has taken prompt corrective action that is reasonably calculated to prevent further harassment or misconduct. The BRE Group Entities do not reasonably expect any Liabilities with respect to any such allegations.

SECTION 3.14    Properties; Environmental Matters. None of the BRE Group Entities owns any real property, and no BRE Group Entity has any material Liabilities in respect of any real property previously owned by any BRE Group Entity or any former Subsidiary of any BRE Group Entity. The BRE Group Entities have materially complied during the past five (5) years, and are in material compliance, with all Environmental Laws applicable to their respective businesses as presently or previously conducted. Except for notices received in respect of BNL’s operations pursuant to the Management Agreements, during the past five (5) years, none of the BRE Group Entities has received any notice, report or other information regarding any material violation of, or material Liability under, any Environmental Laws with respect to their respective past or current operations, properties or facilities, including any Leased Real Property. None of the BRE Group Entities nor, to the knowledge of BRE, any predecessor of any BRE Group Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, in each case, in a manner that has given or would give rise to any material Liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws. There are no material legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on any BRE Group Entity of any material Liability arising under common law or under any local, state or federal Environmental Law pending or, to the knowledge of BRE, threatened against any BRE Group Entity. None of the BRE Group Entities are subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any Liability with respect to the foregoing that would have, individually or in the aggregate, a BRE Material Adverse Effect.

SECTION 3.15    Intellectual Property.

(a)          Ownership Free and Clear. The BRE Group Entities own all right, title, and interest to and in, or are licensed to use or otherwise have the right to use all Intellectual Property Rights and Technology used in or necessary to the conduct of the respective businesses of the BRE Group Entities. Without limiting the generality of the foregoing:

(i)          The BRE Group Entities (A) own all right, title, and interest to and in the BRE Group Entities IP free and clear of any Liens granted by the BRE Group Entities (other than Permitted Liens) and (B) hold all rights in licensed Intellectual Property Rights, free and clear of any Liens granted by the BRE Group Entities (other than Permitted Liens);

(ii)          each Employee and Developer has signed a valid and enforceable written agreement irrevocably assigning all Intellectual Property Rights and Technology created by such Employee or Developer, respectively, within the scope of such Employee’s or Developer’s duties to the BRE Group Entities to the applicable BRE Group Entity, and containing confidentiality provisions prohibiting such Employee or Developer, respectively, from using or disclosing trade secrets or confidential information of the BRE Group Entities, and, to the knowledge of BRE, no Employee or Developer is in violation of such agreement;

(iii)          no Employee, Developer or former employer of any Employee has asserted to the BRE Group Entities in writing any claim, right or interest to or in any BRE Group Entities IP or BRE Group Entities Technology;

(iv)          to the knowledge of BRE, no Employee is, or in the past five (5) years, has been, in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality in a manner that is material to the business of the BRE Group Entities; and

(v)          each of the BRE Group Entities has taken all reasonable steps to maintain and protect the BRE Group Entities IP and BRE Group Entities Technology and the confidentiality of all of its and their material confidential and proprietary information and trade secrets and any confidential information or trade secrets provided to the BRE Group Entities under an obligation of confidentiality;

(b)          Registered IP. BRE owns no Registered IP.

(c)          No Infringement. The business of the BRE Entities is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in the last five (5) years. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or legal proceeding is currently pending against any BRE Group Entity; and (ii) no BRE Group Entity has received any written notice or other communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right by any BRE Group Entity of another Person, or (B) demanding or inviting any BRE Group Entity to license the Intellectual Property Right of another Person.

(d)          Privacy and Data Protection.

(i)          The BRE Group Entities, and all third parties acting on behalf of the BRE Group Entities or that have access on behalf of the BRE Group Entities to Private Data collected, maintained, or processed by or for the BRE Group Entities, comply, and in the past five (5) years have complied, in each case, in all material respects, with all applicable Privacy Laws.

(ii)          Copies of all BRE Group Entities Privacy Policies have been made available to BNL. The BRE Group Entities comply and in the past five (5) years have complied in all material respects with those Privacy Policies and the disclosures made or contained in those

Privacy Policies are and were in the past five (5) years accurate in all material respects and not misleading or deceptive in any material respect.

(iii)          As of the date hereof, there is no, and in the past five (5) years there have been no, Actions to which any BRE Group Entity is a party concerning (A) the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, security, or other processing of any Private Data by or for the BRE Group Entities or (B) the security or confidentiality of any IT Systems or of any Private Data or other confidential information used, processed or maintained by or for the BRE Group Entities.

(e)          Data Security Measures. The BRE Group Entities have in the past five (5) years implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, security, and integrity of all IT Systems, as well as all Private Data and other confidential data, information, and Technology used, collected, handled, transmitted, stored, or otherwise processed by or for the BRE Group Entities. The BRE Group Entities’ information security practices and policies conform, and in the past five (5) years have conformed, in each case, in all material respects, with all Privacy Laws and BRE Group Entities Privacy Policies. To the knowledge of BRE, in the past five (5) years, there has been no loss, destruction or alteration of, or unauthorized access to, or use, acquisition or other processing of, any Private Data or other confidential information collected, handled, transmitted, processed, or stored by the BRE Group Entities.

(f)          Business Continuity. Adequate security and confidentiality arrangements are in force in relation to the IT Systems, and there is in place in respect of the BRE Group Entities a reasonable disaster recovery plan which would enable the respective businesses of the BRE Group Entities to continue to operate in substantially the same manner if there were significant damage to or destruction of some or all of the IT Systems, a complete and accurate copy of which has been made available to BNL.

(g)          Security Incidents. In the past five (5) years, there has not been any:

(i)          Material breakdown, malfunction, error, defect or failure in the IT Systems or destruction or loss of any data maintained or processed thereon or thereby;

(ii)          Harmful Code materially affecting the IT Systems; or

(i)          Material actual or attempted breach of security measures, electronic intrusion, unauthorized access, denial of access, denial of service (including DDoS events), hacking, or other similar event involving the IT Systems.

SECTION 3.16    Affiliate Transactions. As of the Closing, (a) the properties and assets owned or leased by BRE, together with the properties and assets owned or leased by the BNL Group Entities, (i) will be sufficient for the continued conduct of BRE’s business in the same manner as it was conducted during the periods covered by the BRE Financial Statements, as conducted since and as contemplated to be conducted, in each case excluding any business of BRE to the extent relating to the Unrelated Businesses, and (ii) include all assets reflected in the most recent balance sheet included in the BRE Financial Statements and all properties and assets acquired since the date of such balance sheet, other than, in the case of this clause (ii), properties or assets sold in the ordinary course of business since that date or that are distributed pursuant to the Distribution Agreement or otherwise sold to a third party in a divestiture of any of the Unrelated Businesses prior to the Closing, and (b) neither any BRE Subsidiary or member of BRE nor any of their respective Affiliates will own, or have any right to use (other than pursuant to the Transition Services Agreement), any assets used, or held for use, in connection with the business or operations of BRE. Other than the Ancillary Agreements to which BRE is or will be a party, BRE is not a party to any agreement, commitment or transaction with or for the benefit of any shareholder, member, officer, director, employee or Affiliate of any BRE Group Entity or, to the knowledge of BRE, any spouse, parent, child, sibling, aunt, uncle or first cousin (whether through blood, marriage or adoption) of any such Person or any entity in which any such Person owns any beneficial interest.

SECTION 3.17    Brokerage Arrangements. None of the BRE Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.18    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BRE IN THIS ARTICLE III (AS QUALIFIED BY THE BRE DISCLOSURE SCHEDULES) OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, BRE HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BLOCKER CORPS

Except as set forth in the disclosure schedules delivered by the Blocker Corps on the date hereof concurrently with the execution of this Agreement (the “Blocker Corps Disclosure Schedules”), the Blocker Corps, severally but not jointly, represent and warrant to the BNL Parties as follows:

SECTION 4.1    Organization and Existence.

(a)          Each of the Blocker Corps is a Delaware corporation, duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)          Each of the Blocker Corps is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Blocker Material Adverse Effect.

(c)          True, correct and complete copies of the Governing Documents of each of the Blocker Corps, as in effect as of the date of this Agreement, have previously been made available to BNL. Neither of the Blocker Corps will, immediately prior to the Blocker Corp 1 Merger Effective Time, hold any interests, either directly or indirectly, in any other Person other than the Blocker 1 BRE Units, in the case of Blocker Corp 1, and the Blocker 2 BRE Units, in the case of Blocker Corp 2.

SECTION 4.2    Authority and Approval. Each of the Blocker Corps has all requisite corporate authority and power to execute, deliver and perform this Agreement and each Ancillary Agreement to which such Blocker Corp is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by such Blocker Corp. This Agreement and each Ancillary Agreement to which such Blocker Corp is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by such Blocker Corp have been duly and validly authorized by all required corporate action on the part of the Blocker Corps and their stockholders and no other corporate proceedings on the part of the Blocker Corps or their stockholders are necessary to authorize this Agreement and each Ancillary Agreement to which such Blocker Corp is or will be a party and the consummation of the transactions contemplated hereby and thereby. The Blocker Corps have delivered to the BNL Parties written evidence that their respective sole stockholders have approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Blocker Corps and, assuming that this Agreement constitutes the legal, valid and binding obligation of the BNL Parties and BRE, constitutes the legal, valid and binding obligation of the Blocker Corps, enforceable against the Blocker Corps in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

SECTION 4.3    No Conflict; Consents.

(a)          Subject to the consents, approvals, licenses, permits, orders, authorizations, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Blocker Corps does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) contravene, violate, conflict with, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of either of the Blocker Corps; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement,

Contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which either of the Blocker Corps is a party or by which either of the Blocker Corps or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of either of the Blocker Corps under any such indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Blocker Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by either of the Blocker Corps in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement to which either of the Blocker Corps is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws or (B) the filing of the Blocker Corp 1 Certificate of Merger and the Blocker Corp 2 Certificate of Merger, or (iii) for those which would not, individually or in the aggregate, have a Blocker Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4    Capitalization.

(a)          As of the date hereof, (i) the outstanding capitalization of Blocker Corp 1 consists of 33.5615191 shares of common stock, par value $0.01 per share, and (ii) the outstanding capitalization of Blocker Corp 2 consists of 79.2533971 shares of common stock, par value $0.01 per share. All of such shares have been duly authorized and validly issued in accordance with the Blocker Corps’ Governing Documents and are not represented by certificates.

(b)          Except as set forth above in Section 4.3(a), as of the date hereof there are not any voting securities or Equity Securities of the Blocker Corps issued and outstanding or any Rights with respect thereto issued or granted by, or binding upon, the Blocker Corps. There are no outstanding obligations of the Blocker Corps to repurchase, redeem or otherwise acquire any voting securities or Equity Securities or any Rights with respect thereto. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Blocker Corps on any matter.

SECTION 4.5    Undisclosed Liabilities. Neither of the Blocker Corps has (a) had, and does not currently have, any Liabilities, other than (i) Tax Liabilities incurred solely in connection with owning BRE Exchange Units, directly or indirectly, and (ii) immaterial amounts due for professional fees and expenses (including tax, accounting and legal) incurred in the ordinary course, or (b) engaged in any business other than directly or indirectly owning Equity Securities of BRE and ancillary administrative activities incidental to such ownership. As of the Blocker Corp 1 Merger Effective Time and the Blocker Corp 2 Merger Effective Time, any and all

Liabilities of the Blocker Corps shall be paid, satisfied or discharged, other than current Taxes not yet due and payable, and the Blocker Corps shall not be party to any Contracts other than this Agreement and the BRE LLCA.

SECTION 4.6    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Blocker Material Adverse Effect:

(a)          There are no Proceedings or Orders pending or, to the knowledge of the applicable Blocker Corp, threatened against or affecting either of the Blocker Corps or their assets.

(b)          Neither of the Blocker Corps (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law.

SECTION 4.7    Taxes.

(a)          Except as would not, individually or in the aggregate, have a Blocker Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to each Blocker Corp or its assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by each Blocker Corp, which are or have become due (whether or not shown on any Tax Return), have been timely paid in full; (iii) there are no Liens on any of the assets of each Blocker Corp that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to each Blocker Corp or its assets; (v) each Blocker Corp has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where a Blocker Corp has not filed Tax Returns that such Blocker Corp is or may be subject to taxation by that jurisdiction.

(b)          Neither Blocker Corp is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c)          Neither Blocker Corp has entered into any “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code) within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d)          Neither Blocker Corp (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e)          Each Blocker Corp (i) is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes and (ii) is not currently (and has not been since its formation) a “United States real property holding corporation” within the meaning of Section 897(c)(2).

(f)          Neither Blocker Corp has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(g)          To the knowledge of each Blocker Corp, neither Blocker Corp has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the tax treatment described in Section 2.6.

SECTION 4.8    Brokerage Arrangements. Neither of the Blocker Corps has entered (directly or indirectly) into any agreement with any Person that would obligate either of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.9    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE BLOCKER CORPS IN THIS ARTICLE IV (AS QUALIFIED BY THE BLOCKER CORPS DISCLOSURE SCHEDULES) OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, EACH OF THE BLOCKER CORPS HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BNL PARTIES

Except as disclosed (a) in the BNL SEC Reports (excluding any disclosures set forth in such BNL SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2019 and prior to the date hereof (without giving effect to any BNL SEC Report or any amendment to any BNL SEC Report in each case filed or publicly furnished on or after the date hereof) or (b) in the disclosure schedules delivered by BNL on the date hereof concurrently with the execution of this Agreement (the “BNL Disclosure Schedules”), the BNL Parties hereby represent and warrant to BRE and the Blocker Corps that:

SECTION 5.1    Organization and Existence.

(a)          Each of the BNL Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)          Each of the BNL Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)          Each of the BNL Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a BNL Material Adverse Effect.

(d)          True, correct and complete copies of the Governing Documents of each BNL Group Entity, as in effect as of the date of this Agreement, have previously been made available to BRE.

SECTION 5.2    Authority and Approval. Each of the BNL Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which a BNL Party is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it. The execution and delivery of this Agreement and each Ancillary Agreement to which a BNL Party is or will be a party by each of the BNL Parties, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by the BNL Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the BNL Parties. This Agreement has been duly executed and delivered by each of the BNL Parties and constitutes the valid and legally binding obligation of each of the BNL Parties, enforceable against each of the BNL Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

SECTION 5.3    No Conflict; Consents.

(a)          Subject to the consents, approvals, licenses, permits, orders, authorizations, filings and notices referred to in Section 5.3(b), the execution, delivery and performance of this Agreement or any Ancillary Agreement by each of the BNL Parties does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) contravene, violate, conflict with, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the BNL Group Entities; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the BNL Group Entities is a party or by which any of the BNL Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the BNL Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a BNL Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the BNL Group Entities in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement to which any BNL Party is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws or (B) the filing of the certificates of merger contemplated by this Agreement, or (iii) for those which would not, individually or in the aggregate, have a BNL Material Adverse Effect.

SECTION 5.4    Capitalization.

(a)          As of the date hereof, (i) the authorized capital stock of BNL consisted of 80,000,000 REIT Shares, of which 25,550,886.642 were issued and outstanding, and 20,000,000 shares of preferred stock, $0.001 par value per share of BNL, none of which were issued and outstanding, and (ii) the outstanding capitalization of BNL OP consisted of 27,287,933.728 BNL OP Membership Units. Except as set forth above in this Section 5.4(a), as of the date hereof, there are not any shares of capital stock, voting securities or other Equity Securities of BNL or BNL OP issued and outstanding or any Rights with respect to any shares of capital stock, voting securities or other Equity Securities of BNL or BNL OP issued or granted by, or binding upon, BNL or BNL OP. There are no outstanding obligations of BNL or any BNL Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other Equity Securities of BNL or any BNL Group Entity or any Rights with respect to any capital stock, voting securities or other Equity Securities of BNL or any BNL Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of BNL or members of BNL OP on any matter.

(b)          The BNL Issued Equity issued and outstanding as of the date hereof, were, and the BNL Issued Equity to be issued pursuant to the Mergers will, upon issuance, be, duly authorized, validly issued, fully paid and nonassessable.

(c)          All of the issued and outstanding shares of common stock of BNL Sub 1 and BNL Sub 2 are owned, beneficially and of record, by BNL. All of such shares have been duly authorized and validly issued in accordance with the respective Governing Documents of BNL Sub 1 and BNL Sub 2. Except as set forth in this Section 5.4(c), there are not any shares of capital stock, voting securities or other Equity Securities of BNL Sub 1 or BNL Sub 2 issued and outstanding or any Rights with respect to any shares of capital stock, voting securities or other Equity Securities of BNL Sub 1 or BNL Sub 2 issued or granted by, or binding upon, BNL Sub 1 or BNL Sub 2. BNL Sub 1 and BNL Sub 2 were incorporated solely for the purpose of engaging in the Blocker Mergers and the other transactions contemplated by this Agreement. Neither BNL Sub 1 nor BNL Sub 2 have incurred, directly or indirectly, any obligations or conducted any business other than incident to its incorporation and pursuant to this Agreement, the Mergers and the other transactions contemplated hereby. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of BNL Sub 1 or BNL Sub 2 on any matter.

SECTION 5.5    SEC Documents; Internal Controls.

(a)          Since January 1, 2018, all reports, forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by BNL or any BNL Subsidiary with or to the SEC (whether filed on a voluntary basis or otherwise) have been or will be timely filed or furnished (the “BNL SEC Reports”). Each of the BNL SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of BNL SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any BNL SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof.

(b)          BNL makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. BNL has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by BNL in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. BNL’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to BNL’s auditors and the audit committee of the BNL Board

(x) all significant deficiencies in the designation or operation of internal controls which could adversely affect BNL’s ability to record, process, summarize and report financial data and have identified for BNL’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in BNL’s internal controls.

(c)          Since January 1, 2016, the principal executive officer and principal financial officer of BNL have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date hereof, and except as disclosed in a BNL SEC Report filed with the SEC prior to the date hereof, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

SECTION 5.6    Financial Statements; Undisclosed Liabilities.

(a)          BNL’s Annual Report on Form 10-K filed with the SEC on March 14, 2019 (the “BNL 10-K”) sets forth a true and complete copy of the consolidated balance sheets of BNL and its Subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years ended December 31, 2018, including the notes thereto, and BNL’s Report on Form 10-Q (“Latest BNL Quarter 10-Q”) filed with the SEC on August 7, 2019 sets forth a true and correct copy of the consolidated balance sheets of BNL and its Subsidiaries as of June 30, 2019, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the six-month period ended June 30, 2019, including the notes thereto (the financial statements set forth in the BNL 10-K and the Latest BNL Quarter 10-Q are collectively referred to as the “BNL Financial Statements”). The BNL Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of BNL as of dates indicated therein and the consolidated results of operations and cash flows of BNL for the periods indicated therein, except as otherwise noted therein. Except as set forth in the BNL Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a BNL Material Adverse Effect. BNL has not had any disagreement with its independent public accounting firm that required disclosure in the BNL SEC Reports.

(b)          There are no liabilities or obligations of BNL or the BNL Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in the consolidated financial statements of BNL, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2019 included in the BNL Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2019, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a BNL Material Adverse Effect.

SECTION 5.7    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a BNL Material Adverse Effect:

(a)          There are no (i) Proceedings pending or, to the knowledge of BNL or BNL OP, threatened against or affecting the BNL Group Entities, their assets, or any of the operations of the BNL Group Entities related thereto or (ii) Orders against or affecting the BNL Group Entities, their assets, or any of the operations of the BNL Group Entities related thereto.

(b)          None of the BNL Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a BNL Material Adverse Effect.

(c)          Without limiting the generality of Section 5.7(b), none of the BNL Group Entities or, to the knowledge of BNL or BNL OP, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to any BNL Group Entity; (ii) has, to the knowledge of BNL or BNL OP, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of BNL or BNL OP, is being (or has been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a BNL Material Adverse Effect.

SECTION 5.8    No Adverse Changes. (a) Since December 31, 2018, there has not been a BNL Material Adverse Effect; and (b) since December 31, 2018, except for this Agreement and the transactions contemplated hereby, BNL and the BNL Group Entities have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

SECTION 5.9    Taxes.

(a)          Except as would not, individually or in the aggregate, have a BNL Material Adverse Effect; (i) all Tax Returns required to be filed by or with respect to BNL or any of the BNL Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by BNL or any of the BNL Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of BNL or any of the BNL Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to BNL or any of the BNL Subsidiaries or their assets; (v) BNL and each of the BNL Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where BNL or any of the BNL Subsidiaries has not filed Tax Returns that BNL or such BNL Subsidiary is or may be subject to taxation by that jurisdiction.

(b)          BNL (i) for all taxable years commencing with the taxable year ended December 31, 2008 through the taxable year ended December 31, 2018, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2019 to the date hereof, and will continue to operate until the Closing, in a manner consistent with the requirements for qualification and taxation as a REIT; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the knowledge of BNL, threatened. No BNL Subsidiary is or has been a corporation for United States federal income tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or (iii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. BNL’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with the taxable year ended December 31, 2008 through the taxable year ended December 31, 2018, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than BNL’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year.

(c)          Neither BNL nor any of the BNL Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(d)          Neither BNL nor any of the BNL Subsidiaries has entered into any “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code) within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(e)          Neither BNL nor any of the BNL Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(f)          BNL is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(g)          To the knowledge of BNL, neither BNL nor any of the BNL Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the tax treatment described in Section 2.6.

SECTION 5.10    Brokerage Arrangements. Except for BNL’s obligations to Moelis & Company, the fees and expenses of which will be paid by the BNL Parties, none of the BNL Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 5.11    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE BNL PARTIES IN THIS ARTICLE V (AS QUALIFIED BY THE BNL DISCLOSURE SCHEDULES) OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, EACH OF THE BNL PARTIES HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE VI.

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 6.1    Conduct of Parties.

(a)          After the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the OP Merger Effective Time, except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement or the Distribution Transactions or (iii) as consented to by BNL (in the case of BRE or the Blocker Corps) or BRE (in the case of BNL) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of BRE, the Blocker Corps and BNL will, and each of BRE and BNL agrees that it will cause each of the BRE Group Entities (in the case of BRE) or each of the BNL Group Entities (in the case of BNL) to (A) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (B) maintain and preserve intact its business organization and the goodwill of those having a business relationship with it and retain the services of its present officers and key employees, and (C) maintain the assets and properties of such party and its Subsidiaries and preserve their current relationships with third parties.

(b)          Without limiting the generality of the foregoing, after the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the OP Merger Effective Time, except (A) as required by applicable Law, (B) as otherwise expressly required by this Agreement or the Distribution Transactions or (C) as consented to by BNL (in the case of BRE or the Blocker Corps) or BRE (in the case of BNL) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of BRE, the

Blocker Corps and BNL will not, and each of BRE and BNL agrees that it will cause each of the BRE Group Entities (in the case of BRE) or each of the BNL Group Entities (in the case of BNL) not to:

(i)          make any material change to the nature of its business and operations;

(ii)          make any change to its Governing Documents as in effect on the date hereof;

(iii)          recommend, propose, announce, adopt or vote to adopt a plan or agreement of complete or partial dissolution or liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement, or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(iv)          declare, authorize, set aside or pay any dividend or distribution payable in cash or property in respect of the Common Units or Special Existing Member Units (in the case of BRE), in respect of any Equity Securities of BNL, BNL OP or any of their Subsidiaries (in the case of BNL), or in respect of any Equity Securities of the Blocker Corps (in the case of the Blocker Corps), other than regular monthly cash dividends or distributions in the ordinary course, consistent with past practice (including with declaration dates, record dates, payment dates and amounts consistent with past practice); provided, that (A) the BRE Group Entities may declare and pay any distribution in cash, or otherwise engage in any sweep transaction whereby cash is distributed out of the BRE Group Entities to the members of BRE, in each case, so long as such distribution or other transaction is completed prior to the OP Merger Effective Time, (B) each Blocker Corp may declare and pay any dividend in cash, or otherwise engage in any sweep transaction whereby cash is distributed out of such Blocker Corp to the sole stockholder of such Blocker Corp, in each case, so long as such dividend or other transaction is completed prior to the Blocker Corp 1 Merger Effective Time (in the case of Blocker Corp 1) or the Blocker Corp 2 Merger Effective Time (in the case of Blocker Corp 2), and (C) BNL and BNL OP may, without duplication of the amounts described above, declare and pay additional dividends that are necessary to maintain BNL’s status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code;

(v)          waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a BNL Material Adverse Effect, in the case of BNL, or a BRE Material Adverse Effect, in the case of BRE, or a Blocker Material Adverse Effect, in the case of the Blocker Corps;

(vi)          in the case of BRE and the Blocker Corps, issue, deliver or sell Equity Securities or Rights to acquire Equity Securities, other than issuances of Equity Securities by BRE to existing and new employees, individual independent contractors, consultants and directors of the BRE Group Entities in the ordinary course of business consistent with past practice;

(vii)          make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii)          in the case of BRE and the Blocker Corps, incur any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, in each case, other than in the case of BRE, amounts drawn on the BRE Existing Credit Facilities that are reflected in the Payoff Letters;

(ix)          make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax Liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(x)          in respect of BNL, take any action or omit to take any action that would adversely affect its qualification as a REIT within the meaning of Section 856 of the Code; or

(xi)          in the case of BRE, amend or modify any Benefit Plan; or

(xii)          agree, authorize or commit to do any of the foregoing.

(c)          Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (i) will give BNL or BNL OP, directly or indirectly, rights to control or direct the business or operations of BRE, the Blocker Corps or any of their respective Subsidiaries prior to the Closing, or (ii) shall operate to prevent or restrict any act or omission by BRE, the Blocker Corps or any of their respective Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, BRE, the Blocker Corps and their respective Subsidiaries will continue to exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.

(d)          After the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the OP Merger Effective Time, each of BNL, BRE and the Blocker Corps shall, and each of BRE and BNL shall cause the BRE Group Entities (in the case of BRE) or BNL Group Entities (in the case of BNL) to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied at the OP Merger Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 6.2    No Solicitation.

(a)          During the period from the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, none of BNL, BNL OP, nor BRE or the Blocker Corps shall (and they shall cause their Affiliates and their and their respective Representatives not to), directly or indirectly, take, or direct any other Person to take, any action to solicit, knowingly encourage, or enter into any negotiation, discussion, Contract or instrument, with, or provide any information to, any Person, other than (i) BRE and its Representatives in the case of BNL or BNL OP or (ii) BNL, BNL OP and their Representatives in the case of BRE or the Blocker Corps, in either case, that relates to, or would reasonably be expected to lead to, a Takeover or a Takeover Proposal. BNL, BNL OP, BRE and the Blocker Corps shall, and shall cause their Affiliates and their and their respective Representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Takeover or Takeover Proposal. Notwithstanding anything to the contrary contained herein, this Section 6.2(a) shall not apply to any actions of BRE, the Blocker Corps, its or their Affiliates or its or their Representatives related to or in connection with any of the Unrelated Businesses. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Representatives or Affiliates of any Party shall be deemed to be a breach of this Section 6.2 by such Party.

(b)          Notwithstanding anything to the contrary contained herein, during the period from the date hereof until 11:59 p.m. Eastern Time on the forty-fifth (45th) day after the date hereof, the BNL Parties and their Representatives may (i) provide information in response to a request therefor by a Person or Persons who has made a bona fide written Takeover Proposal that did not result from a breach of Section 6.2(a), but only after such Person or Persons has entered into a confidentiality agreement with BNL having terms not less favorable to BNL than the confidentiality agreement between BNL and BRE, and (ii) engage or participate in any discussions or negotiations with any Person or Persons who has made such a bona fide written Takeover Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the BNL Board or the Independent Directors Committee of the BNL Board (the “BNL IDC”) has determined in good faith after consultation with outside legal counsel and outside financial advisors that such Takeover Proposal is or would reasonably be expected to lead to a Superior Proposal and, after consultation with outside legal counsel, that failure to take the actions described in clauses (i) and (ii) above would be inconsistent with the BNL directors’ duties under applicable Law; provided, that BNL shall give written notice to BRE after any such determination by the BNL Board or the BNL IDC and before taking any of the actions described in the foregoing clauses (i) and (ii). Without limiting the foregoing, BNL will promptly (and in any event no later than twenty-four (24) hours after receipt thereof) notify BRE in writing if (A) any Takeover Proposal is received by BNL, (B) any request for information relating to BNL or any BNL Subsidiary is received by BNL or any BNL Subsidiary from any Person who informs BNL or any BNL Subsidiary that it is considering making or has made a Takeover Proposal or (C) any discussions or negotiations are sought to be initiated with BNL regarding any Takeover Proposal and shall, in any such notice to BRE, indicate the identity of the Person making, and the material terms and conditions of, such Takeover Proposal (and shall include with such notice copies of any written Takeover Proposal, including any proposed transaction agreement), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (x) keep BRE informed of all material developments, discussions and negotiations concerning any such Takeover Proposal and (y) provide BRE with any written supplements or written additions to any written Takeover Proposal, including any revisions to any proposed transaction agreement. Notwithstanding anything to the contrary contained in this Section 6.2(b), in no event may the BNL Parties or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes a Takeover Proposal.

(c)          Subject to compliance with the provisions of this Section 6.2(c) in all material respects, if (i) prior to 11:59 p.m. Eastern Time on the forty-fifth (45th) day after the date hereof BNL receives a Takeover Proposal that did not result from a breach of this Section 6.2 and (ii) after taking into consideration any adjustments in the terms and conditions of this Agreement as are proposed in writing by BRE prior to 5:00 p.m. Eastern Time on the last day of the Notice Period, the BNL Board or the BNL IDC determines in good faith after consultation with outside legal counsel and outside financial advisors that such Takeover Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel, that failure to terminate this Agreement to enter into a definitive agreement providing for such Superior Proposal would be inconsistent with the BNL directors’ duties under applicable Law, then BNL may terminate this Agreement in accordance with Section 8.4(b); provided, that BNL may not take such action unless: (1) BNL has provided written notice to BRE of its intention to take such action prior to 11:59 p.m. Eastern Time on the forty-fifth (45th) day after the date hereof, and at least five (5) Business Days in advance of terminating this Agreement (the five (5) Business Day period inclusive of all such days, the “Notice Period”)), which notice shall specify in reasonable detail the reasons for such action and shall include a description of the material terms of such Superior Proposal and a copy of the then existing draft of the definitive agreement providing for such Superior Proposal and any then-existing drafts of the other relevant transaction agreements (it being understood and agreed that any amendment, supplement or modification to the terms of any Superior Proposal shall be deemed a new Superior Proposal and BNL may not terminate this Agreement pursuant to Section 8.4(b) unless BNL has provided a new notice pursuant to this Section 6.2(c), except that such new Notice Period in connection with any such amendment, supplement or modification shall be for three (3) Business Days from the time BRE receives such notice; and (2) during the Notice Period, BNL has negotiated (and directed its outside financial advisors and outside legal counsel to negotiate) with BRE in good faith (to the extent BRE desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith determination of the BNL Board or the BNL IDC, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal.

(d)          Nothing contained in this Agreement shall prevent BNL or the BNL Board or the BNL IDC from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal if the BNL Board or the BNL IDC determines in good faith after consultation with outside legal counsel that failure to make such disclosure would be inconsistent with the BNL directors’ duties under applicable Law.

SECTION 6.3    Commercially Reasonable Efforts; Further Assurances. From and after the date hereof, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Mergers. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 6.4    Public Announcement. On the date hereof, BNL and BRE shall issue a joint press release with respect to the execution of this Agreement and the Mergers, which press release shall be reasonably satisfactory to BNL and BRE. Except (a) in any Proceeding with respect to a dispute between or among the parties regarding this Agreement or the transactions contemplated hereby or (b) for any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, from and after the date hereof through the OP Merger Effective Time, neither BRE, the Blocker Corps nor BNL shall, and they shall not permit any of their respective Affiliates to, issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) without the prior approval of the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, BRE, the Blocker Corps and BNL may, and they may permit their respective Affiliates to, provide ordinary course communications regarding this Agreement and the Mergers to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person, and to Representatives of such Persons, in each case, subject to customary confidentiality obligations. Furthermore, BNL may make any public announcements or disclosures that it determines in good faith are required to be made by applicable Law or any filing made under the Securities Act or the Exchange Act (whether in connection with an Initial Public Offering or otherwise) or in connection with its ongoing private placement; provided, that before making any such public announcement or disclosure it provides BRE with a reasonable opportunity to review and comment on such public announcement or disclosure.

SECTION 6.5    Access and Reports.

(a)          Subject to applicable Law, from and after the date hereof to the OP Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, BRE shall, and shall cause each of the BRE Subsidiaries to, afford to BNL, BNL OP and their respective Representatives reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records; provided, that (1) the foregoing shall not require BRE or any of the BRE Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of BRE would violate any applicable Law, (C) such documents or information that are reasonably pertinent to any Proceeding between BRE and its Affiliates, on the one hand, and BNL and its Affiliates, on the other hand or (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions and the actions of the Board of Managers of BRE (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, and (2) any such investigation shall be conducted in such a manner as not to interfere with the normal business or operations of BRE or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of BRE or its Subsidiaries of their normal duties and BNL shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of BRE that may result from any such requests for access. Each of BNL and BRE, as it deems advisable and necessary, may reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Nothing in this Section 6.5 will be construed to require BRE, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of BRE and its Subsidiaries will be subject to BRE’s reasonable security measures, policies and insurance requirements.

(b)          Each of BNL and BNL OP shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning BRE and its Subsidiaries furnished to BNL or BNL OP or their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 20, 2019, by and between BNL and BRE (the “Confidentiality Agreement”), as if all such documents and information were Proprietary Information (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall also apply to BNL OP, its Subsidiaries and their and BNL’s Representatives as if they were direct parties thereto.

SECTION 6.6    Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses (“Expenses”), shall be paid by the party hereto incurring such expenses.

SECTION 6.7    Regulatory Issues. BRE, BNL and the Blocker Corps shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Mergers. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 6.8    Employees; Benefit Plans.

(a)          For a period of at least one (1) year following the Closing Date, BNL shall, or shall cause the Surviving Entities or any of their respective Affiliates to, provide (i) to each individual who, immediately before the OP Merger Effective Time was an employee of BRE or any of its Subsidiaries, including any individual on short-term disability leave immediately before the OP Merger Effective Time, and who became an employee of BNL OP upon the OP Merger Effective Time (each, a “Continuing Employee”), at least the same salary or hourly wage rate provided to such Continuing Employee immediately before the OP Merger Effective Time, (ii) to each Continuing Employee, at least the same short-term (annual or more frequent) cash bonus opportunity provided to such Continuing Employee immediately before the OP Merger Effective Time; and (iii) to each Continuing Employee, other employee benefits (excluding equity and equity based compensation, defined benefit pension benefits, early retirement benefits, and post-retirement medical benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee as of the date hereof.

(b)          Notwithstanding anything to the contrary set forth herein, after the OP Merger Effective Time, nothing herein shall preclude the Surviving Entities from terminating the employment of any Continuing Employee for any lawful reason and neither BNL nor the Surviving Entities shall have any obligation to retain any employee or group of employees of BRE or any of its Subsidiaries.

(c)          BNL shall, or shall cause the Surviving Entities and each of their respective Affiliates to, honor all severance, change in control and similar agreements as identified on Section 6.8(c) of the BRE Disclosure Schedules, in accordance with their terms as in effect as of the date hereof.

(d)          Immediately prior to the Closing, with respect to each Continuing Employee who is eligible to receive an annual bonus with respect to the 2019 year (or any other bonus or cash-based incentive award with respect to any performance period in progress as of the Closing Date) (any such bonus or award, a “2019 Bonus”), BRE shall pay, or shall cause to be paid, to each such Continuing Employee, his or her 2019 Bonus in an amount to be determined by BRE in its sole discretion.

(e)          With respect to any employee benefit plan or arrangement of BNL, the Surviving Entities and their respective Affiliates, including severance and vacation or other paid-time off benefits made available to any Continuing Employee after the OP Merger Effective Time (other than any equity plan) (the “New Plans”), BNL shall provide that (i) each Continuing Employee shall receive credit for such Continuing Employee’s years of service with BRE and/or its Subsidiaries before the OP Merger Effective Time (including predecessor or acquired entities or any other entities) for purposes of eligibility to participate in and vesting thereunder (except to the extent such credit would result in a duplication of accrual of benefits or with respect to New Plans created after the OP Merger Effective Time for which similarly situated employees of BNL or the applicable Affiliate do not receive past service credit), (ii) to the extent commercially practicable, at the OP Merger Effective Time, any waiting time limitation in any New Plan is waived to the extent such waiting time was satisfied under the similar or comparable BRE Benefit Plan in which such Continuing Employee participated immediately before the OP Merger Effective Time (such plans, collectively, the “Old Plans”), and (iii) to the extent commercially practicable, all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan be waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the OP Merger Effective Time.

(f)          On the Closing Date, BNL OP shall pay, or cause to be paid, a bonus payment (each, an “Employee Success Sale Bonus”) to each of the recipients thereof in such proportionate amounts, as set forth in the Consideration Statement, equal to an aggregate amount equal to the Employee Success Sharing Pool Sale Participation Amount. Notwithstanding the foregoing, such Employee Success Sale Bonuses shall only be paid pursuant to this Section 6.8(f) to the extent that the Employee Success Sharing Pool Sale Participation Amount is equal to an amount in excess of $0.

(g)          Promptly following an Earnout Trigger (but in any event, within five (5) Business Days of an Earnout Trigger), BNL OP shall pay, or cause to be paid, an Employee Success Sale Bonus to the recipients thereof in such proportionate amounts, as set forth in the Consideration Statement, equal to an aggregate amount equal to the Employee Success Sharing Pool Sale Earnout Participation Amount. Notwithstanding the foregoing, such Employee Success Sale Bonuses shall only be paid pursuant to this Section 6.8(g) to the extent that the Employee Success Sharing Pool Sale Earnout Participation Amount is equal to an amount in excess of $0.

(h)          Following the execution of this Agreement, and to be effective no later than immediately prior to the Closing, BRE shall use commercially reasonable efforts to cause each of Amy L. Tait, Christopher J. Czarnecki, David E. Kasprzak and Sean T. Cutt to enter into an agreement (the “Existing Employment Termination Agreements”) with BRE to terminate the existing employment agreement between each such individual and BRE (unless, in the case of David E. Kasprzak, his existing employment with BRE has been assigned by BRE to a third party prior to Closing or has otherwise been terminated by BRE or him prior to Closing); provided, that nothing contained herein or in such Existing Employment Termination Agreements shall operate to release claims or rights of such individuals (or to release or preclude enforcement of claims or rights of such individuals) (i) arising under the Merger Agreement or any Ancillary Agreement; or (ii) arising from accrued but unpaid compensation (whether in bonus, salary or otherwise) and/or benefits, other than equity-based or equity-related compensation or benefits; or (iii) for indemnification, exculpation or advancement of expenses pursuant to the organizational documents of BRE and its Subsidiaries; or (iv) for reimbursement of business expenses incurred in the ordinary course of business in accordance with the policies and past practices of BRE and its Subsidiaries and which is owed to such individual at the time that such Existing Employment Termination Agreement becomes effective. BNL shall have the right to review in advance and comment upon the form of Existing Employment Termination Agreement and BRE shall take into account, in good faith, any such comments.

(i)          This Section 6.8 is solely for the benefit of the parties to this Agreement, and nothing in this Section 6.8, whether express or implied, shall confer upon any current or former employee, officer, director, manager or consultant of BRE, BNL, the Surviving Entities or any of their respective Affiliates or any beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 6.8 is intended to modify, amend or create any employee benefit plan of BRE, BNL, the Surviving Entities or any of their respective Affiliates.

SECTION 6.9    D&O Insurance.

(a)          For a period of six years after the OP Merger Effective Time, the Surviving Entities shall, and BNL shall cause the Surviving Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the OP Merger Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the D&O Indemnified Parties as provided in the Governing Documents of any BRE Group Entity or any Blocker Corp, under applicable Law or otherwise. Any right of a D&O Indemnified Party pursuant to this Section 6.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such D&O Indemnified Party as provided herein, and shall be enforceable by such D&O Indemnified Party and their respective heirs and Representatives against BNL, the Surviving Entity and their respective successors and assigns.

(b)          BRE shall purchase, prior to the Closing, at BRE’s cost and expense, a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage (the “D&O Tail”) for a period of six (6) years after the OP Merger Effective Time for the benefit of the D&O Indemnified Parties who are covered by any of BRE’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the OP Merger Effective Time, with respect to matters occurring prior to the OP Merger Effective Time.

(c)          The provisions of this Section 6.9 shall survive the consummation of the Mergers and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims.

(d)          In the event BNL or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, BNL shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10    Management Agreements. Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall, prior to the Closing, be deemed to amend or modify the terms of the Management Agreements or restrict BRE from operating the day-to-day operations of the businesses as contemplated therein.

SECTION 6.11    State Takeover Statutes. BRE, BNL and BNL OP shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to the Mergers, and (b) if any Takeover Statute becomes applicable to the Mergers, take all reasonable action necessary to ensure that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Mergers. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws of any state in the United States that is applicable to BRE or the BNL Parties.

SECTION 6.12    Section 16 Matters. In connection with the Closing, BNL shall assist each Person who receives or will receive (directly or beneficially) BNL Issued Equity in the preparation and filing of any forms or schedules required to be filed under Section 16 of the Exchange Act as may be applicable.

SECTION 6.13    Obligations of BNL Subs, BNL, the Surviving Entities and BNL. BNL shall take all actions necessary to cause BNL Sub 1, BNL Sub 2, BNL OP and the Surviving Entities to perform their respective obligations under this Agreement. BNL, BNL Sub 1, BNL Sub 2 and BNL OP will be jointly and severally liable for the failure by any of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

SECTION 6.14    Pre-Closing Redemption Transaction. Prior to the Closing, BNL shall repurchase all of the 235,299 outstanding REIT Shares held by BRE in exchange for cash at a per share price equal to the REIT Share Value (the “Pre-Closing Redemption Transaction”). BNL shall pay such aggregate cash purchase price no later than the Business Day prior to the Closing Date by wire transfer of same-day funds to an account designated in writing by BRE at least two (2) Business Days prior to the Closing Date.

SECTION 6.15    Distribution Transactions. The BRE Group Entities and the Blocker Corps shall, and shall cause their controlled Affiliates to, complete the Distribution Transactions in accordance with the Distribution Agreement, to the extent the Unrelated Businesses were not otherwise sold to a third party prior to the Closing.

SECTION 6.16    Initial Public Offering; Post-Closing Repurchases.

(a)          The Parties expect that BNL will undertake to effect an Initial Public Offering as soon as reasonably practicable following the Closing; provided, that, nothing in this Agreement shall require BNL to file a preliminary prospectus with the SEC, commence a “road show,” or effect an Initial Public Offering if market conditions are not favorable to effect an Initial Public Offering. If BNL does complete an Initial Public Offering, the date on which the sale of the firm shares included in such Initial Public Offering closes is referred to as the “IPO Closing Date.” Effective upon the Closing, BNL shall enter into the Registration Rights Agreement with the other parties thereto and, effective upon the IPO Closing Date, the BNL OP Operating Agreement shall be amended and restated in accordance therewith and to reflect such other changes as are agreed among the parties thereto in connection with the Initial Public Offering.

(b)          At the Closing, BNL shall enter into the Redemption Rights Agreement with each Person who received REIT Shares as OP Merger Consideration, Blocker Corp 1 Merger Consideration or Blocker Corp 2 Merger Consideration, pursuant to which each such recipient Person shall have certain redemption rights in respect of their REIT Shares if an IPO Closing Date does not occur on or before December 31, 2020. At the Closing, each Person who received BNL OP Membership Units as OP Merger Consideration shall be admitted as members of BNL OP and, pursuant to the BNL OP Operating Agreement, each such Person shall have certain redemption rights in respect of their BNL OP Membership Units if an IPO Closing Date does not occur on or before December 31, 2020.

SECTION 6.17    Section 754 Election. Following the Closing, BRE shall, and BNL shall cause BRE to, make an election under Section 754 of the Code in respect of BRE’s taxable year ending on the date of the OP Merger Effective Time.

SECTION 6.18    Tax Matters.

(a)          The Blocker Corp 1 Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Blocker Corp 1 (the “Blocker Corp 1 Pre-Closing Tax Returns”) for all taxable periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and shall pay on behalf of Blocker Corp 1 any Tax liability reported on such Blocker Corp 1 Pre-Closing Tax Returns directly to the applicable Governmental Entity. All such Blocker Corp 1 Pre-Closing Tax Returns shall be prepared timely in a manner consistent with past practice, unless otherwise required by a change in applicable Law. The Blocker Corp 1 Representative shall submit each of the Blocker Corp 1 Pre-Closing Tax Returns to BNL OP at least thirty (30) calendar days prior to the due date for the filing of such Blocker Corp 1 Pre-Closing Tax Returns (taking into account any extensions), BNL OP shall have the right to review and timely comment on such Blocker Corp 1 Pre-Closing Tax Returns, and the Blocker Corp 1 Representative shall consider in good faith such timely comments from BNL OP on such Blocker Corp 1 Pre-Closing Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.

(b)          The Blocker Corp 2 Representative (together with the Blocker Corp 1 Representative, the “Blocker Corp Representatives”) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Blocker Corp 2 (the “Blocker Corp 2 Pre-Closing Tax Returns” and, together with the Blocker Corp 1 Pre-Closing Tax Returns, the “Blocker Corp Pre-Closing Tax Returns”) for the Pre-Closing Tax Period and shall pay on behalf of Blocker Corp 2 any Tax liability reported on such Blocker Corp 2 Pre-Closing Tax Returns directly to the applicable Governmental Entity. All such Blocker Corp 2 Pre-Closing Tax Returns shall be prepared timely in a manner consistent with past practice, unless otherwise required by a change in applicable Law. The Blocker Corp 2 Representative shall submit each of the Blocker Corp 2 Pre-Closing Tax Returns to BNL OP at least thirty (30) calendar days prior to the due date for the filing of such Blocker Corp 2 Pre-Closing Tax Returns (taking into account any extensions), BNL OP shall have the right to review and timely comment on such Blocker Corp 2 Pre-Closing Tax Returns, and the Blocker Corp 2 Representative shall consider in good faith such timely comments from BNL OP on such Blocker Corp 2 Pre-Closing Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.

(c)          BNL OP shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Blocker Corps (the “Straddle Tax Returns”) for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”). All such Straddle Tax Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by a change in applicable Law. BNL OP shall submit each such Straddle Tax Returns to the applicable Blocker Corp Representative at least thirty (30) calendar days prior to the due date for the filing of such Straddle Tax Returns (taking into account any extensions), the applicable Blocker Corp Representative shall have the right to review and timely comment on such Straddle Tax Returns, and BNL OP shall consider in good faith such timely comments from the applicable Blocker Corp Representative on such Straddle Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.

(d)          The Blocker Corp Representatives, on the one hand, and BNL OP, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates, managers, directors, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate with each other in preparing and filing all Tax Returns, resolving disputes and in all other matters relating to Taxes of the Blocker Corps for the Pre-Closing Tax Period and any Straddle Period, including by maintaining and making available to each other all books and records relating to such Taxes. The parties to this Agreement agree to retain all books and records with respect to Tax matters pertinent to the Blocker Corps relating to the Pre-Closing Tax Period and any Straddle Period, in each case, until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity for all periods required by such Governmental Entity.

(e)          Without the prior written consent of the applicable Blocker Corp Representative, none of BNL OP, the Blocker Corps nor any of their respective Affiliates shall make or change any Tax election, adopt or change any accounting method, file any Tax Return (including amended Tax Returns), surrender any right to claim a refund of Taxes or take any other action outside the ordinary course of business, in each case, if such election, adoption, change, amendment, surrender or action could have the effect of increasing the Tax Liabilities or indemnification obligations pursuant to Section 6.20 of the Blocker Corp 1 Representative or the Blocker Corp 2 Representative, as applicable.

(f)          Any Tax refunds that are received by BNL, BNL OP or the Blocker Corps and any amounts credited against any Tax of BNL, BNL OP or the Blocker Corps to which BNL, BNL OP or the Blocker Corps become entitled that relate to Blocker Corp Pre-Closing Tax Returns or Straddle Tax Returns (with respect to the period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date) shall be for the account of (i) the Blocker Corp 1 Sole Stockholder to the extent such Tax refund or amounts credited relate to a Blocker Corp 1 Tax payment, or (ii) the Blocker Corp 2 Sole Stockholder to the extent such Tax refund or amounts credited relates to a Blocker Corp 2 Tax payment (collectively, the “Prior Owners”). BNL or BNL OP shall promptly pay, or cause to be paid, over to the applicable Prior Owners any such refunds or amounts of any such credit, net of related fees or expenses incurred by BNL, BNL OP or the applicable Blocker Corps in obtaining such refund or credit.

(g)          BNL OP shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for BRE for the Pre-Closing Tax Period (the “BRE Tax Returns”). The

BRE Tax Returns shall be prepared timely in a manner consistent with past practice, unless otherwise required by a change in applicable Law. BNL OP shall submit each of the BRE Tax Returns to the Blocker Corp 1 Representative and Amy L. Tait at least thirty (30) calendar days prior to the due date for the filing of such BRE Tax Returns (taking into account any extensions), the Blocker Corp 1 Representative and Amy L. Tait shall have the right to review and timely comment on such BRE Tax Returns, and BNL OP shall consider in good faith such timely comments from the Blocker Corp 1 Representative and Amy L. Tait on such BRE Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence. For the BRE Tax Returns, Amy L. Tait shall designate the “partnership representative” and the “designated individual” under the BBA Audit Rules, subject to the limitations on the “partnership representative” and the “designated individual” contained in the BRE LLCA. Prior to the Closing, BRE shall prepay the cost of preparing the BRE Tax Returns to the accounting firm engaged to prepare the BRE Tax Returns. The Blocker Corp 1 Representative and Amy L. Tait, on the one hand, and BNL OP, on the other hand, shall reasonably cooperate and shall cause their respective Affiliates, managers, directors, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate with each other in preparing and filing all BRE Tax Returns, resolving disputes and in all other matters relating to Taxes of BRE for the Pre-Closing Tax Period, including by maintaining and making available to each other all books and records relating to such Taxes. The parties to this Agreement agree to retain all books and records with respect to Tax matters pertinent to BRE, until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity for all periods required by such Governmental Entity.

(h)          To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties to this Agreement shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to this Agreement to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 6.19    Tax Contests.

(a)          Each of the Blocker Corp Representatives and BNL OP shall notify the other in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under this Agreement pursuant to Section 6.20. If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have materially and adversely affected the indemnifying party’s ability to defend against, settle, or satisfy any Action against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification pursuant to Section 6.20.

(b)          If a Tax Contest relates solely to the Pre-Closing Tax Period, the applicable Blocker Corp Representative shall, at its sole cost and expense, control the defense and settlement of such Tax Contest. BNL OP shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts, and BNL OP shall have the right to review in advance and comment upon all submissions made in the course of such Tax Contest, and the applicable Blocker Corp Representative shall take into account, in good faith, any such comments.

(c)          If such Tax Contest does not relate solely to the Pre-Closing Tax Period, BNL OP shall control the defense and settlement of such Tax Contest. The applicable Blocker Corp Representative shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts, and the applicable Blocker Corp Representative shall have the right to review in advance and comment upon all submissions made in the course of such Tax Contest, and BNL OP shall take into account, in good faith, any such comments. The applicable Blocker Corp Representative shall have the right to approve the disposition of such Tax Contest, which approval shall not be unreasonably withheld, conditioned, or delayed. If BNL does not assume the defense of any such proceeding, the applicable Blocker Corp Representative may defend the matter in a manner it considers appropriate including settling such contest.

(d)          With respect to any audit of a Pre-Closing Tax Period of BRE or any of its Subsidiaries to which Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, any similar state and local provisions, and any Treasury Regulations and other guidance promulgated thereunder (the “BBA Audit Rules”) applies, BRE or such Subsidiary, as applicable, shall make an election under Section 6226 of the Code. Neither BRE nor any Subsidiary thereof shall elect to apply the BBA Audit Rules to a taxable year beginning before January 1, 2018.

SECTION 6.20    Tax Indemnity.

(a)          Following the Blocker Corp 1 Merger Effective Time, the Blocker Corp 1 Representative shall indemnify, defend and hold BNL harmless from any Tax liabilities of Blocker Corp 1 with respect to the Pre-Closing Tax Period or, in the case of Taxes for a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period through the Closing Date.

(b)          Following the Blocker Corp 2 Merger Effective Time, the Blocker Corp 2 Representative shall indemnify, defend and hold BNL harmless from any Tax liabilities of Blocker Corp 2 with respect to the Pre-Closing Tax Period or, in the case of Taxes for a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period through the Closing Date.

(c)          BNL will engage a nationally recognized accounting firm to determine the accumulated earnings and profits for U.S. federal income tax purposes of Blocker Corp 1 and Blocker Corp 2 as of the Closing Date and submit the bill(s) for such engagement to the Blocker Corp Representatives who jointly and severally agree to pay such bill(s) or reimburse BNL to the extent that BNL has paid any such bill(s).

SECTION 6.21    Domestically Controlled REIT Status. Notwithstanding anything to the contrary in this Agreement, from the Closing Date through the IPO Closing Date, BNL shall take all commercially reasonable actions to continue to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code and shall refrain from any actions which may reasonably cause BNL to no longer qualify as a domestically controlled qualified investment entity.

ARTICLE VII.

CONDITIONS TO CLOSING

SECTION 7.1    Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a)          Orders. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Mergers.

(b)          Distribution Transactions. The Distribution Transactions shall have been consummated in accordance with the Distribution Agreement, to the extent the Unrelated Businesses were not otherwise sold to a third party prior to the Closing.

(c)          Pre-Closing Redemption Transaction. The Pre-Closing Redemption Transaction shall have been completed in accordance with Section 6.14.

(d)          Lender Consent. BRE shall have received the consent of the lender under the BRE Existing Credit Facilities to BNL OP’s assumption of BRE’s Indebtedness thereunder upon the consummation of the Merger.

SECTION 7.2    Conditions to the BNL Parties’ Obligations. The obligation of the BNL Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the BNL Parties (in their sole discretion):

(a)          BRE Representations and Warranties. The representations and warranties of BRE set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2 and Section 3.4(a)) shall have been true and correct as of the date hereof (without regard to any materiality, “BRE Material Adverse Effect” and similar qualifiers therein) and shall be true and correct (without regard to any materiality, “BRE Material Adverse Effect” and similar qualifiers therein) as of the Closing Date, as if remade on the date thereof (in each case, except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a BRE Material Adverse Effect.

(b)          BRE Performance of Obligations. BRE shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the OP Merger Effective Time pursuant to the terms hereof.

(c)          No BRE Material Adverse Effect. Since the date hereof, no BRE Material Adverse Effect shall have occurred.

(d)          BRE Closing Certificate. BNL shall have received a certificate, dated as of the Closing Date, of an executive officer of BRE certifying to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e)          Blocker Corps Representations and Warranties. The representations and warranties of the Blocker Corps set forth in (x) Section 4.1(a), Section 4.2, and Section 4.3(a) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article IV (other than Section 4.1(a), Section 4.2, and Section 4.3(a)) shall have been true and correct (without regard to any materiality, “Blocker Material Adverse Effect” and similar qualifiers therein) as of the date hereof and shall be true and correct (without regard to any materiality, “Blocker Material Adverse Effect” and similar qualifiers therein) as of the Closing Date, as if remade on the date thereof (in each case, except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an Blocker Material Adverse Effect.

(f)          Blocker Corps Performance of Obligations. Each of the Blocker Corps shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the OP Merger Effective Time pursuant to the terms hereof.

(g)          No Blocker Material Adverse Effect. Since the date hereof, no Blocker Material Adverse Effect shall have occurred.

(h)          Closing Certificate. BNL shall have received a certificate, dated as of the Closing Date, of an authorized officer of each Blocker Corp certifying to the matters set forth in Section 7.2(e), Section 7.2(f) and Section 7.2(g).

(i)          Ancillary Agreements. The BNL Parties shall have received a counterpart signature from BRE to each of the Ancillary Agreements to which BRE is a party.

(j)          Existing Employment Termination Agreements. The BNL Parties shall have received a counterpart signature from BRE to each Existing Employment Termination Agreement (in the case of David E. Kasprzak, only to the extent he otherwise would continue to be an employee of BRE following the Closing).

SECTION 7.3    Conditions to BRE’s Obligations. The obligation of BRE to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by BRE (in its sole discretion):

(a)          Representations and Warranties. (i) The representations and warranties of the BNL Parties set forth in (x) Section 5.1(a), Section 5.2 and Section 5.4 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article V (other than Section 5.1(a), Section 5.2 and Section 5.4) shall have been true and correct (without regard to any materiality, “BNL Material Adverse Effect” and similar qualifiers therein) as of the date hereof and shall be true and correct (without regard to any materiality, “BNL Material Adverse Effect” and similar qualifiers therein) as of the Closing Date, as if remade on the date thereof (in each case, except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a BNL Material Adverse Effect.

(b)          Performance of Obligations. The BNL Parties each shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the OP Merger Effective Time pursuant to the terms hereof.

(c)          No BNL Material Adverse Effect. Since the date hereof, no BNL Material Adverse Effect shall have occurred.

(d)          Closing Certificate. BRE shall have received a certificate, dated as of the Closing Date, of an executive officer of BNL certifying to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(e)          Ancillary Agreements. BRE shall have received counterpart signatures from the applicable BNL Parties to each of the Ancillary Agreements to which a BNL Group Entity is a party.

(f)          Existing Employment Termination Agreements. BRE shall have received a counterpart signature from each of Amy L. Tait, Christopher J. Czarnecki, David E. Kasprzak and Sean T. Cutt to an Existing Employment Termination Agreement (in the case of David E. Kasprzak, only to the extent he otherwise would continue to be an employee of BRE following the Closing).

SECTION 7.4    Frustration of Conditions. None of the parties hereto may rely, either as a basis for not consummating the Mergers or any of the other transactions contemplated by this Agreement or for terminating this Agreement and abandoning the Mergers, on the failure of a condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VIII.

TERMINATION

SECTION 8.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Blocker Corp 1 Merger Effective Time by the mutual written agreement of BNL and BRE.

SECTION 8.2    Termination by BRE or BNL. At any time prior to the Blocker Corp 1 Merger Effective Time, this Agreement may be terminated by BRE or BNL if:

(a)          the Mergers shall not have occurred on or before March 31, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has been the principal cause of, or principally resulted in, the failure of the Blocker Corp 1 Merger Effective Time to occur by such date; or

(b)          a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied fully with Section 6.2, Section 6.3 and Section 6.7.

SECTION 8.3    Termination by BRE. This Agreement may be terminated by BRE at any time prior to the OP Merger Effective Time if there has been a breach of any representation, warranty, covenant or agreement of the BNL Parties in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (a) is not capable of being cured prior to the Outside Date, or (b) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from BRE of such breach or (2) the Outside Date; provided, that BRE is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b).

SECTION 8.4    Termination by BNL. This Agreement may be terminated by BNL (a) at any time prior to the OP Merger Effective Time if there has been a breach of any representation, warranty, covenant or agreement of BRE in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (i) is not capable of being cured prior to the Outside Date, or (ii) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from BNL of such breach or (2) the Outside Date; provided, that BNL is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) or (b) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that BNL shall have complied with Section 6.2 and shall have paid or shall concurrently pay the Termination Fee to BRE, by wire transfer of same-day funds.

SECTION 8.5    Notice of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 8.6    Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, except for the provisions of the Confidentiality Agreement and Section 6.4, Section 6.5(b), Section 6.6, Section 8.6 through Section 8.8 and Article IX, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 6.4, Section 6.5(b), Section 6.6, Section 8.6 through Section 8.8 and Article IX, which shall survive such termination; provided, that subject to the following sentence, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by BNL pursuant to Section 8.4(b), the Termination Fee shall be BRE’s sole and exclusive remedy for monetary damages under this Agreement. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from any Liability for any Willful and Material Breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching party under this Agreement in the case of such Willful and Material Breach, at law or in equity, shall be preserved.

SECTION 8.7    Enforcement of this Agreement. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement shall not be required to prove actual damages and hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not assert that a remedy of specific performance is unenforceable or invalid or otherwise oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

SECTION 8.8    No Waiver Relating to Claims for Fraud/Willful Misconduct. The Liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other Liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct or Willful and Material Breach. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct or Willful and Material Breach, (ii) the time period during which a claim for fraud or willful misconduct or Willful and Material Breach may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct or Willful and Material Breach.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and the representations and warranties in any certificate delivered pursuant hereto by any party hereto shall terminate at the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, as the case may be; provided that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance as of or after the Closing or after termination of this Agreement, as the case may be. Following the Closing, no party shall have any Liability for any inaccuracy in or breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto. Notwithstanding the foregoing, nothing in this Section 9.1 shall limit any claim for fraud or Willful and Material Breach.

SECTION 9.2    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, (A) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (B) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (A) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (B) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the BNL Parties, addressed to:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attention:    Laurie Hawkes

Facsimile:

E-mail: laurie.hawkes@hawkesinsites.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:    Rosemarie A. Thurston

                     David E. Brown, Jr.

Facsimile:    (404) 881-7777

E-mail:        Rosemarie.Thurston@alston.com

David.Brown@alston.com

If to BRE, addressed to:

Broadstone Real Estate, LLC

800 Clinton Square

Rochester, NY 14604

Attention:    Christopher Czarnecki

Facsimile:    (585) 625-3680

E-mail:        Chris.Czarnecki@broadstone.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, DC 20006

Attention:    Stuart Barr

Facsimile:   (202) 639-7003

E-mail:        Stuart.Barr@friedfrank.com

If to the Blocker Corps, addressed to:

Trident BRE Holdings I, Inc.

Trident BRE Holdings II, Inc.

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Attention:    Joshua Goldman

E-mail:        JGoldman@stonepoint.com

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:    Howard Spilko

Facsimile:    (212) 715-9267

E-mail:        HSpilko@kramerlevin.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

SECTION 9.3    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Proceeding arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery sitting in New Castle County (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court sitting in New Castle County within the State of Delaware) (the “Chosen Courts”), and with respect to any such Proceeding (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such Proceeding in the Chosen Courts and (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and agrees that delivery of notice in accordance with Section 9.2 shall constitute valid and enforceable service of legal process in any such Proceeding; provided, that nothing herein shall limit such party’s ability to serve legal process in any other manner permitted by law.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(B).

SECTION 9.4    Entire Agreement. This Agreement, the exhibits and schedules hereto, and any other documents or certificates delivered pursuant hereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III, IV, and V), (a) the parties acknowledge and agree that neither the BRE Group Entities, the Blocker Corps nor any other Person has made, and the BNL Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the BRE Group Entities or the Blocker Corps or as to the accuracy or completeness of any information regarding any BRE Group Entity or any Blocker Corp furnished or made available to any BNL Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the BNL Group Entities nor any other Person has made, and the BRE Group Entities and the Blocker Corps are not relying upon, any covenant, representation or warranty, expressed or implied, as to the BNL Group Entities or as to the accuracy or completeness of any information regarding any BNL Group Entity furnished or made available to any BRE Group Entity or any Blocker Corp, and (c) BRE, the Blocker Corps and the BNL Parties shall not have or be subject to any Liability to any BNL Group Entity or any other Person or any BRE Group Entity or any other Person or any Blocker Corp or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any BNL Group Entity, any BRE Group Entity or any Blocker Corp of, or any BNL Group Entity’s, any Blocker Corp’s or any BRE Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the BNL Group Entities, the BRE Group Entities or the Blocker Corps, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

SECTION 9.5    Amendments, Consents and Waivers. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 9.6    Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 6.9, Section 6.18(g) and Section 9.9 and (ii) for the right of the Holders of BRE Exchange Units to receive the Merger Consideration. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 9.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 9.8    Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

SECTION 9.9    Legal Representation.

(a)          Each of the parties to this Agreement acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to the BRE Group Entities and the holders of Equity Securities of BRE prior to the Closing (“Pre-Closing Holders”), including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby. In connection with the foregoing, the BNL Group Entities on behalf of themselves and their Affiliates hereby irrevocably waive and agree not to assert any conflict of interest arising from or in connection with (i) Fried Frank’s representation of the BRE Group Entities (or any Pre-Closing Holder), and (ii) Fried Frank’s representation of the BNL Group Entities after the Closing. The BNL Group Entities on behalf of themselves and their Affiliates further consent and agree to the communication or transfer by Fried Frank to the BRE Group Entities (or any Pre-Closing Holder) in connection with any representation of any fact, document or other information known to Fried Frank or in Fried Frank’s possession arising by reason of Fried Frank’s representation of the BRE Group Entities and the Pre-Closing Holders prior to the Closing.

(b)          Each of the parties hereto further agrees that all communications and documents exchanged in any form or format whatsoever between or among Fried Frank and/or the BRE Group Entities or the Pre-Closing Holders, or any of their respective Affiliates, that relate in any way to the consideration, negotiation, documentation and consummation of the Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or any dispute arising under or relating to any of the foregoing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by the Pre-Closing Holders, shall be controlled solely by the Pre-Closing Holders, and shall not pass to or be claimed by the BNL Group Entities or any of their Affiliates. All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Pre-Closing Holders, shall be controlled solely by the Pre-Closing Holders, and shall not pass to or be claimed by the BNL Group Entities or any of their Affiliates. Neither Fried Frank nor any Pre-Closing Holder shall have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to the BNL Group Entities by reason of any attorney-client relationship between Fried Frank and the BNL Group Entities or otherwise. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between BNL, on the one hand, and a third party other than BRE, any other Pre-Closing Holder, or any of their Affiliates, on the other hand, BNL may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that BNL may not waive such privilege.

(c)          To the extent that files or other materials maintained by Fried Frank constitute property of its clients, only the Pre-Closing Holders shall hold such property rights with respect to any representation prior to the Closing, and Fried Frank shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Fried Frank, on the one hand, and the BRE Group Entities, on the other hand.

(d)          The BNL Group Entities on behalf of themselves and their Affiliates further consent and agree that they will not (i) intentionally access or use the Deal Communications or the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have BRE release such materials or waive the attorney-client or other privilege, or (ii) seek to obtain the Deal Communications or the Privileged Deal Communications, directly or indirectly, from Fried Frank or any other Person.

(e)          This Section 9.9 is for the benefit of the Pre-Closing Holders and Fried Frank, and Fried Frank is an express third party beneficiary of this Section 9.9. This Section 9.9 shall be irrevocable, and no term of this Section 9.9 may be amended, waived or modified, without the prior written consent of the Pre-Closing Holders of a majority of the BRE Exchange Units (if after the Closing, as of immediately prior to the OP Merger Effective Time) and Fried Frank.

SECTION 9.10    Non-Recourse of Other Persons. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a Person is a named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of BRE, BNL or the Blocker Corps under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

BROADSTONE NET LEASE, INC.

By: /s/ Christopher J. Czarnecki
Name:	Christopher J. Czarnecki
Title:	President and Chief Executive Officer

BROADSTONE NET LEASE, LLC

By: Broadstone Net Lease, Inc.
Its: Managing Member

By: /s/ Christopher J. Czarnecki
Name:	Christopher J. Czarnecki
Title:	President and Chief Executive Officer

BROADSTONE NET LEASE SUB 1, INC.

By: /s/ Christopher J. Czarnecki
Name:	Christopher J. Czarnecki
Title:	President and Chief Executive Officer

BROADSTONE NET LEASE SUB 2, INC.

By: /s/ Christopher J. Czarnecki
Name:	Christopher J. Czarnecki
Title:	President and Chief Executive Officer

[Signature Page - Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

BROADSTONE REAL ESTATE, LLC

By: /s/ Christopher J. Czarnecki
Name:	Christopher Czarnecki
Title:	Chief Executive Officer

TRIDENT BRE HOLDINGS I, INC.

By: /s/ Agha S. Khan
Name:	Agha S. Khan
Title:	President

TRIDENT BRE HOLDINGS II, INC.

By: /s/ Agha S. Khan
Name:	Agha S. Khan
Title:	President

[Signature Page - Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

TRIDENT BRE HOLDINGS I, L.P.
(solely for purposes of Sections 6.18, 6.19 and 6.20)

By: /s/ Agha S. Khan
Name:	Agha S. Khan
Title:	President

TRIDENT BRE HOLDINGS II, L.P.
(solely for purposes of Sections 6.18, 6.19 and 6.20)

By: /s/ Agha S. Khan
Name:	Agha S. Khan
Title:	President

[Signature Page - Agreement and Plan of Merger]

EXHIBIT A

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

BROADSTONE REAL ESTATE, LLC,

BROADSTONE ASSET MANAGEMENT, LLC,

TRIDENT BRE, LLC,

TRIDENT BRE HOLDINGS I, INC.,

TRIDENT BRE HOLDINGS II, INC.,

[TRIDENT BAM HOLDINGS I, INC.,]

AND

[TRIDENT BAM HOLDINGS II, INC.,]

DATED AS OF [●]

TABLE OF CONTENTS

Article I. DEFINITIONS		2

Article II. THE SEPARATION		8
2.1	Transfer of Unrelated Equity and BAM Cash Amount	8
2.2	Transfer of BRE Sales and Distribution Business	8
2.3	Transfer of BNL Asset Management Business	8
2.4	Transfer Documents	9
2.5	Misallocations	9
2.6	Waiver of Bulk-Sale and Bulk-Transfer Laws	10
2.7	Approvals and Notifications	10
2.8	Real Property Matters	10
2.9	Ancillary Agreements	10
2.10	Employee Matters; Certain Resignations	10
2.11	Use of Broadstone Name	11
2.12	Disclaimer of Representations and Warranties	11

Article III. THE DISTRIBUTIONS		12
3.1	The BRE Distribution	12
3.2	Trident BRE Redemption	12
3.3	Blocker Distribution	12
3.4	Second Amended and Restated Operating Agreement	13

Article IV. DISPUTE RESOLUTION		13
4.1	Disputes	13
4.2	Escalation; Mediation.	13
4.3	Court Actions	14
4.4	Conduct During Dispute Resolution Process	14

Article V. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		14
5.1	Further Assurances	14
5.2	Section 754 Election	14

Article VI. TERMINATION		15
6.1	Termination	15
6.2	Effect of Termination	15

Article VII. MISCELLANEOUS		15
7.1	Counterparts; Entire Agreement; Corporate Power	15
7.2	Governing Law; Jurisdiction	16
7.3	Waiver of Jury Trial	16
7.4	Assignability	17
7.5	Subsidiaries	17
7.6	Third Party Beneficiaries	17
7.7	Notices	17
7.8	Severability	18
7.9	Force Majeure	19
7.10	No Set-Off	19
7.11	Expenses	19
7.12	Headings	19
7.13	Non-Survival of Representations, Warranties and Agreements	19
7.14	Waivers of Default	20
7.15	Specific Performance	20
7.16	Amendments	20

i

7.17	Interpretation	20
7.18	Mutual Drafting	21
7.19	No Admission of Liability	21
7.20	Non-Recourse of Other Persons	21
7.21	Tax Treatment of Certain Transactions for U.S. Federal Income Tax Purposes	21

ii

SCHEDULES

Schedule 2.3(a)	BNL Asset Management Business Assets

Schedule 2.10(a)	BRE Employees and BAM Employees

Schedule 3.1(a)	BRE Distribution Schedule

Schedule 3.2(a)	Trident BRE Redemption Schedule

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●] (as amended, restated and/or modified from time to time, this “Agreement”), is by and among Broadstone Real Estate, LLC, a New York limited liability company (“BRE”), Broadstone Asset Management, LLC, a New York limited liability company (“BAM”), Trident BRE, LLC, a Delaware limited liability company (“Trident BRE”), Trident BRE Holdings I, Inc., a Delaware corporation (“Blocker Corp 1”), Trident BRE Holdings II, Inc., a Delaware corporation (“Blocker Corp 2” and, together with Blocker Corp 1, the “Blocker Corps”), [Trident BAM Holdings I, Inc.], a Delaware corporation and wholly-owned subsidiary of Blocker Corp 1 (“New Blocker Corp 1”) and [Trident BAM Holdings II, Inc.], a Delaware corporation and wholly-owned subsidiary of Blocker Corp 2 (“New Blocker Corp 2” and, together with New Blocker Corp 1, the “New Blocker Corps”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger (as amended, restated and/or modified from time to time, the “Merger Agreement”), dated as of November 11, 2019, by and among BRE, the Blocker Corps, Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), Broadstone Net Lease, LLC, a New York limited liability company and subsidiary of BNL (“BNL OP”), Broadstone Net Lease Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of BNL, Broadstone Net Lease Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of BNL, and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. (“Blocker 1 Stockholder”) and Trident BRE Holdings II, L.P. (“Blocker 2 Stockholder”), the Parties and the parties to the Merger Agreement desire to separate the businesses of BAM that are unrelated to BNL from BRE;

WHEREAS, in furtherance of the foregoing and pursuant to the terms and conditions herein, (a) BRE shall transfer to BAM (i) all of BRE’s Equity Interests in Broadtree Residential, LLC, a New York limited liability company (“BTR OP”), Broadstone Real Estate Access Fund, a Delaware statutory trust (“BDREX”), and Broadtree Home Rentals, LLC, a New York limited liability company (“BTR Property Manager” and together with BTR OP and BDREX, the “Unrelated Businesses” and such Equity Interests, the “Unrelated Equity Interests”), (ii) the BRE Sales and Distribution Business and (iii) the BAM Cash Amount and (b) BAM shall distribute to BRE the BNL Asset Management Business (clauses (a) and (b), the “Separation”);

WHEREAS, immediately following the Separation and pursuant to the terms and conditions herein, BRE shall distribute to its members, pursuant to the BRE LLCA, (i) all of BRE’s Equity Interests of BAM and (ii) the BRE Cash Amount (such distribution by BRE described in clauses (i) and (ii), the “BRE Distribution”);

WHEREAS, immediately following the BRE Distribution and pursuant to the terms and conditions herein, Trident BRE shall redeem from the Blocker Corps all of the Blocker Corps’ Equity Interests in Trident BRE in exchange for payment to the Blocker Corps of each such

1

Blocker Corp’s pro rata share of Trident BRE’s Equity Interests in BRE, Equity Interests of BAM and the BRE Cash Amount held by Trident BRE (the “Trident BRE Redemption”);

WHEREAS, immediately following the Trident BRE Redemption and pursuant to the terms and conditions herein, (i) Blocker Corp 1 shall transfer its Equity Interests of BAM to New Blocker Corp 1 in a fully taxable transaction, (ii) Blocker Corp 2 shall transfer its Equity Interests of BAM to New Blocker Corp 2 in a fully taxable transaction, (iii) Blocker Corp 1 shall distribute its Equity Interests in New Blocker Corp 1 to Blocker 1 Stockholder, Blocker Corp 1’s sole stockholder, and (iv) Blocker Corp 2 shall distribute its Equity Interests in New Blocker Corp 2 to Blocker 2 Stockholder, Blocker Corp 2’s sole stockholder (the “Blocker Distribution”), following which, the Blocker Corps shall only own Equity Interests in BRE;

WHEREAS, in connection with, and immediately following the Blocker Distribution, the Amended and Restated Operating Agreement of BAM, dated as of April 1, 2012, shall be amended and restated in a form substantially in the form of the BRE LLCA and as otherwise agreed by Majority Vote (as defined in the BRE LLCA) (the “Second Amended Operating Agreement of BAM”);

WHEREAS, each of the Parties have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the BRE Distribution, the Trident BRE Redemption, the Blocker Distribution and certain other agreements contemplated hereby (the “Contemplated Transactions”) that will govern certain matters relating to the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Contemplated Transactions, including the Transfer Documents.

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“Approvals or Notifications” shall mean any consents, waivers, approvals, permits, licenses or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Atlanta Lease” shall mean the Lease Agreement, dated as of March 7, 2019, by and between FSP Two Ravina Drive LLC and BRE, for the lease of Suite 1540, Two Ravinia Drive, Atlanta, Georgia 30346.

“BAM” shall have the meaning set forth in the Preamble.

“BAM Cash Amount” shall mean an amount in cash equal to $[ ]1.

“BDREX” shall have the meaning set forth in the Recitals.

“Blocker 1 Stockholder” shall have the meaning set forth in the Recitals.

“Blocker 2 Stockholder” shall have the meaning set forth in the Recitals.

“Blocker Corp 1” shall have the meaning set forth in the Preamble.

“Blocker Corp 2” shall have the meaning set forth in the Preamble.

“Blocker Corps” shall have the meaning set forth in the Preamble.

“Blocker Distribution” shall have the meaning set forth in the Recitals.

“Blocker Distribution Effective Time” shall have the meaning set forth in Section 3.3.

“BNL” shall have the meaning set forth in the Recitals.

“BNL Asset Management Agreement” shall mean that certain Second Amended and Restated Asset Management Agreement, effective as of January 1, 2018, by and among BNL, BNL OP and BAM (as amended, restated, and/or modified from time to time).

“BNL Asset Management Business” shall mean the asset management business relating to BNL and its Subsidiaries conducted by the BRE Group and the BAM Group, including the performance of the BNL Asset Management Agreement.

“BNL Asset Management Business Assets” shall mean the BNL Asset Management Agreement and all rights therein, all files, documents, databases and books and records

[1]	Amount to equal a normalized level of working capital necessary for BAM to operate.

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(including Tax Returns and other Tax records) relating to the BNL Asset Management Business, and all tangible assets that relate to the BNL Asset Management Business (including those assets specified in Schedule 2.3(a)). For the avoidance of doubt, the BNL Asset Management Business Assets shall include all right, title and interest of the BRE Group (other than BDREX and Broadstone Real Estate Access REIT, Inc.) in and to the “Broadstone” name and associated marks.

“BNL Asset Management Business Liabilities” shall mean (i) all Liabilities of BAM relating to the BNL Asset Management Agreement and (ii) all Liabilities of BAM to the extent arising from the BNL Asset Management Business.

“BNL OP” shall have the meaning set forth in the Recitals.

“BRE” shall have the meaning set forth in the Preamble.

“BRE Cash Amount” shall mean the amount of cash held by the BRE Group immediately prior to the Separation Effective Time (and after payment by BRE of all “BRE Transaction Expenses”, the “2019 Bonus” and such portion of the “Blocker Transaction Expenses” as is agreed among BRE and the Blocker Corps (as such terms are defined in the Merger Agreement) required to be paid by BRE pursuant to the Merger Agreement, and reservation of sufficient cash to fund current payroll liabilities of BRE (including any pro rated bonus accrual for any period in 2020 prior to the Separation Effective Time and the employer portion of any payroll taxes with respect to any of the foregoing) for the payroll period ending on the Closing Date (as defined in the Merger Agreement)) minus the BAM Cash Amount.

“BRE Distribution” shall have the meaning set forth in the Recitals.

“BRE Distribution Effective Time” shall have the meaning set forth in Section 3.1(a).

“BRE LLCA” shall mean that certain Third Amended and Restated Limited Liability Company Agreement of BRE, dated as of July 31, 2018 (as amended, restated and/or modified from time to time).

“BRE Record Member” shall mean a member of BRE as of the BRE Distribution Effective Time.

“BRE Sales and Distribution Business” shall mean the business operated by the following BRE Group employee teams: the sales and distribution team, the investor relations operations team and the marketing team, in each case, other than the BNL Asset Management Business.

“BRE Sales and Distribution Business Assets” shall mean (i) all files, documents, databases, sales force data, marketing materials and books and records (including Tax Returns and other Tax records) to the extent exclusively relating to the BRE Sales and Distribution Business and (ii) the Atlanta Lease.

“BRE Sales and Distribution Business Liabilities” shall mean all Liabilities of BRE arising out of, related to, or in connection with the BRE Sales and Distribution Business, including the Atlanta Lease.

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“BTR OP” shall have the meaning set forth in the Recitals.

“BTR Property Manager” shall have the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Chosen Court” shall have the meaning set forth in Section 7.2(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” shall have the meaning set forth in the Recitals.

“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions (including regarding whether any Assets are BRE Sales and Distribution Business Assets or BNL Asset Management Business Assets, any Liabilities are BRE Sales and Distribution Business Liabilities or BNL Asset Management Business Liabilities, or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement).

“Earlier Sale” shall mean the sale of any of the Unrelated Businesses or the BRE Sales and Distribution Business to a Third Party prior to the Separation Effective Time.

“Equity Interests” of any Person shall mean any and all shares of capital stock, membership interests, partnership interests, units or other equity interests or options, warrants, restricted stock, subscriptions or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, capital stock or any other equity interests in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Escalation Notice” shall have the meaning set forth in Section 4.2(a).

“Force Majeure” shall mean, with respect to a Party or any member of its Group, an event beyond the control of such Party or member of its Group (or any Person acting on its or their behalf), which event (a) does not arise or result from the fault or negligence of such Party or member of its Group (or any Person acting on its or their behalf) and (b) by its nature would not reasonably have been foreseen by such Party or member of its Group (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

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“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean, with respect to a Person, such Person and its Subsidiaries. Following the Separation Effective Time, (i) references to the “BAM Group” shall include the Unrelated Businesses and (ii) references to the “BRE Group” shall include BNL and its Subsidiaries.

“Headquarters” shall have the meaning set forth in Section 2.8.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all liabilities, expenses and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“New Blocker Corp 1” shall have the meaning set forth in the Preamble.

“New Blocker Corp 2” shall have the meaning set forth in the Preamble.

“New Blocker Corps” shall have the meaning set forth in the Preamble.

“Parties” shall mean the parties to this Agreement.

“Party” shall mean any party to this Agreement, as applicable.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Second Amended Operating Agreement of BAM” shall have the meaning set forth in the Recitals.

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“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Effective Time” shall have the meaning set forth in Section 2.1.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined Equity Interests or (iii) the capital and profit interests or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof (including, for the avoidance of doubt, any Governmental Authority pertaining to a jurisdiction (whether within or outside the United States), other than the federal government of the United States of America) that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax law or regulations, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Transfer Documents” shall have the meaning set forth in Section 2.4.

“Transition Services Agreement” shall have the meaning set forth in the Merger Agreement.

“Trident BRE” shall have the meaning set forth in the Preamble.

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“Trident BRE Redemption” shall have the meaning set forth in the Recitals.

“Trident BRE Redemption Effective Time” shall have the meaning set forth in Section 3.2.

“Unrelated Businesses” shall have the meaning set forth in the Recitals.

“Unrelated Equity” shall have the meaning set forth in the Recitals.

ARTICLE II.

THE SEPARATION

2.1    Transfer of Unrelated Equity and BAM Cash Amount. Subject to the terms and conditions set forth herein, immediately prior to the Closing, as defined in the Merger Agreement (such time, the “Separation Effective Time”), BRE shall transfer, convey, assign and deliver to BAM, and BAM shall receive from BRE, (a) the Unrelated Equity and (b) the BAM Cash Amount by wire transfer of immediately available funds to an account designated by BAM at least three (3) Business Days prior to the Separation Effective Time.

2.2    Transfer of BRE Sales and Distribution Business. Subject to the terms and conditions set forth herein, upon the Separation Effective Time:

(a)    Transfer and Assignment of BRE Sales and Distribution Business Assets. BRE shall contribute, assign, transfer, convey and deliver to BAM, and BAM shall accept and receive from BRE, all of BRE’s right, title and interest in and to the BRE Sales and Distribution Business Assets (it being understood that if any BRE Sales and Distribution Business Asset shall be held by an Unrelated Business, such BRE Sales and Distribution Business Asset shall be assigned, transferred, conveyed and delivered to BAM as a result of the transfer of the Unrelated Equity); and

(b)    Acceptance and Assumption of BRE Sales and Distribution Business Liabilities. BAM shall accept, assume and agree faithfully to perform, discharge and fulfill all of the BRE Sales and Distribution Business Liabilities in accordance with their respective terms. BAM shall be responsible for all BRE Sales and Distribution Business Liabilities, regardless of when or where such BRE Sales and Distribution Business Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit BAM from asserting against Third Parties any defenses available to the legal entity that incurred or holds such BRE Sales and Distribution Business Liability), or whether the facts on which they are based occurred prior to or subsequent to the Separation Effective Time, regardless of where or against whom such BRE Sales and Distribution Business Liabilities are asserted or determined or whether asserted or determined prior to the date hereof.

2.3    Transfer of BNL Asset Management Business. Subject to the terms and conditions set forth herein, upon the Separation Effective Time:

(a)    Transfer and Assignment of BNL Asset Management Business Assets. BAM shall assign, transfer, convey and deliver to BRE, and BRE shall accept and receive from BAM, all of BAM’s right, title and interest in and to the BNL Asset Management Business Assets; and

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(b)    Acceptance and Assumption of BNL Asset Management Business Liabilities. BRE shall accept, assume and agree faithfully to perform, discharge and fulfill all of the BNL Asset Management Business Liabilities in accordance with their respective terms. BRE shall be responsible for all BNL Asset Management Business Liabilities, regardless of when or where such BNL Asset Management Business Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit BRE from asserting against Third Parties any defenses available to the legal entity that incurred or holds such BNL Asset Management Business Liability), or whether the facts on which they are based occurred prior to or subsequent to the Separation Effective Time, regardless of where or against whom such BNL Asset Management Business Liabilities are asserted or determined or whether asserted or determined prior to the date hereof.

2.4    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1, Section 2.2 and Section 2.3, (i) each Party shall execute and deliver such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s right, title and interest in and to such Assets to the other Party in accordance with Section 2.1, Section 2.2 and Section 2.3, and (ii) each Party shall execute and deliver to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1, Section 2.2 and Section 2.3. All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “Transfer Documents.”

2.5    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at or after the Separation Effective Time), one Party (or any member of such Party’s respective Group) shall make a payment in respect of any Liability that the Parties agree is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or otherwise, such other Party shall reimburse the first Party for the amount so paid as promptly as is reasonably practicable. To the extent that any Party receives any mail or packages addressed to another Party and such mail is not relating solely to the Assets or

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Liabilities transferred to such Party pursuant to this Agreement, such Party shall promptly deliver such mail or packages to such other Party.

2.6    Waiver of Bulk-Sale and Bulk-Transfer Laws.

(a)    BAM and each member of the BAM Group hereby waives compliance by each and every member of the BRE Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the BRE Sales and Distribution Business Assets or BRE Sales and Distribution Business Liabilities to any member of the BAM Group.

(b)    BRE and each member of the BRE Group hereby waives compliance by each and every member of the BAM Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the BNL Asset Management Business Assets or BNL Asset Management Business Liabilities to any member of the BRE Group.

2.7    Approvals and Notifications. To the extent that the transfer or assignment of any Asset contemplated hereby, the assumption of any Liability contemplated hereby, or any of the other Contemplated Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement, any of the Ancillary Agreements or the Merger Agreement, as otherwise agreed in writing between the applicable Parties, or to the extent otherwise required to be made by the applicable Party or any of its Subsidiaries pursuant to the terms of any then-existing contract, no Party shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.8    Real Property Matters. Prior to the Separation Effective Time, each of BRE and BAM will use commercially reasonable efforts to negotiate a new lease agreement between BAM and the applicable landlord with respect to BAM’s occupation of the fifth floor of 800 Clinton Square, Rochester, NY 14604 (the “Headquarters”). To the extent the Parties are not successful in finalizing such lease prior to the Separation Effective Time, BRE and BAM shall negotiate a sublease arrangement between BRE and BAM with respect to the Headquarters, reasonably acceptable to BRE and BAM.

2.9    Ancillary Agreements. On or prior to the Separation Effective Time, each of BRE and BAM will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it (or any member of its Group) is a party or as reasonably requested by any Party in order to effect the Contemplated Transactions.

2.10    Employee Matters; Certain Resignations.

(a)    BRE and BAM shall take all such action as may be required to cause the individuals designated as a “BRE Employee” on Schedule 2.10(a) to be employed by BRE effective immediately prior to the Separation Effective Time, and to cause the individuals

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designated as a “BAM Employee” on Schedule 2.10(a) to be employed by BAM (or, as directed by BAM, a BAM Subsidiary) effective immediately prior to the Separation Effective Time.

(b)    On or prior to the Separation Effective Time, BRE shall cause each director, manager or officer of BRE and its Subsidiaries who will not be an officer, manager or director of BAM or a BAM Subsidiary after the Separation Effective Time to resign, effective upon the Separation Effective Time, from all boards of directors or similar governing bodies of BAM or any BAM Subsidiary, and from all positions as officers of BAM or any BAM Subsidiary in which they serve, and BAM shall cause each director, manager or officer of BAM and its Subsidiaries who will not be an officer, manager or director of BRE after the Separation Effective Time to resign, effective upon the Separation Effective Time, from all boards of directors or similar governing bodies of BRE, and from all positions as officers of BRE in which they serve.

2.11    Use of Broadstone Name.

(a)    BRE agrees that BAM may continue to use “Broadstone” in its limited liability company name for a period of ninety (90) days following the Separation Effective Time, after which BAM must change its name to remove any reference to “Broadstone.” Notwithstanding the foregoing, BAM may continue to reference its former name for any legitimate business purpose that is relevant to its historical operations.

(b)    For the avoidance of doubt, BDREX (together with Broadstone Real Estate Access REIT, Inc.) may continue to use the name “Broadstone” and associated marks following the Separation Effective Time.

2.12    Disclaimer of Representations and Warranties. EACH OF BRE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BRE GROUP) AND BAM (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BAM GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS

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(AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.

THE DISTRIBUTIONS

3.1    The BRE Distribution.

(a)    Immediately following the Separation Effective Time (the “BRE Distribution Effective Time”), BRE shall (i) distribute, transfer, convey, assign and deliver to each BRE Record Member, pursuant to and in accordance with the BRE LLCA, all of BRE’s right, title and interest in and to Equity Interests in BAM and (ii) pay to each BRE Record Member, pursuant to and in accordance with the BRE LLCA, such BRE Record Member’s applicable share of the BRE Cash Amount, in each case, as reflected on Schedule 3.1(a).

(b)    Effective as of the BRE Distribution Effective Time, BAM shall reflect the transfers indicated on Schedule 3.1(a) in its books and records and admit each BRE Record Member as a member of BAM.

(c)    Promptly following the BRE Distribution Effective Time, BRE shall send each BRE Record Member a notice describing the BRE Distribution and setting forth the amount of Equity Interests in BAM distributed to such BRE Record Member in the BRE Distribution, as well as notifying each BRE Record Member that such Person shall be admitted automatically as a member of BAM without further action of any Person, and shall become bound by and subject to the Second Amended Operating Agreement of BAM, in each case upon such BRE Record Member’s acceptance of Equity Interests in BAM and his, her or its allocable portion of the BRE Cash Amount.

3.2    Trident BRE Redemption. Immediately following the BRE Distribution Effective Time (the “Trident BRE Redemption Effective Time”), Trident BRE shall redeem from the Blocker Corps all of the Blocker Corps’ Equity Interests in Trident BRE in exchange for payment to the Blocker Corps of each such Blocker Corp’s pro rata share of Trident BRE’s (i) Equity Interests in BRE, (ii) Equity Interests of BAM and (iii) the BRE Cash Amount held by Trident BRE, in each case, as set forth on Schedule 3.2(a). Following such redemption, the Blocker Corps shall no longer be members of Trident BRE and shall have no further liability to or in respect of Trident BRE. In connection therewith, each of Blocker Corp 1 and Blocker Corp 2 (x) shall be admitted as a member of BRE and (y) shall be admitted as a member of BAM.

3.3    Blocker Distribution. Immediately following the Trident BRE Redemption Effective Time (the “Blocker Distribution Effective Time”), (i) Blocker Corp 1 shall contribute,

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transfer, convey, assign and deliver all right, title and interest in and to its Equity Interests in BAM to New Blocker Corp 1 in a fully taxable transaction, (ii) Blocker Corp 2 shall contribute, transfer, convey, assign and deliver all right, title and interest in and to its Equity Interests in BAM to New Blocker Corp 2 in a fully taxable transaction, (iii) Blocker Corp 1 shall distribute, transfer, convey, assign and deliver all right, title and interest in and to its Equity Interests in New Blocker Corp 1 to Blocker 1 Stockholder and (iv) Blocker Corp 2 shall distribute, transfer, convey, assign and deliver all right, title and interest in and to its Equity Interests in New Blocker Corp 2 to Blocker 2 Stockholder. In connection therewith, each of New Blocker Corp 1 and New Blocker Corp 2 shall be admitted as a member of BAM. Following the contributions described in clauses (i) and (ii) of the first sentence of this Section 3.3, the Blocker Corps shall no longer be members of BAM and shall have no further liability to or in respect of BAM.

3.4    Second Amended and Restated Operating Agreement. Immediately following the Blocker Distribution Effective Time, the operating agreement of BAM shall be amended and restated to be the Second Amended and Restated Operating Agreement.

ARTICLE IV.

DISPUTE RESOLUTION

4.1    Disputes. Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article IV shall apply to all Disputes.

4.2    Escalation; Mediation.

(a)    It is the intent of the Parties to use their respective reasonable best efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute (except any matters expressly covered by the Transition Services Agreement) may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their reasonable best efforts to meet within twenty (20) days of the Escalation Notice.

(b)    If the Parties are not able to resolve the Dispute through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation shall be a

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prerequisite to the commencement of any Action by either Party against any member of the other Party’s Group.

4.3    Court Actions. In the event that any Party, after complying with the provisions set forth in Section 4.2 above, desires to commence an Action, such Party, subject to Section 7.2, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 7.2.

4.4    Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article IV, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE V.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

5.1    Further Assurances.

(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use reasonable best efforts, prior to, on and after the Separation Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent permitted under applicable Laws.

(b)    Without limiting the foregoing, prior to, on and after the Separation Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but, from and after the Separation Effective Time, at the expense of the requesting Party, execute and deliver, or use commercially reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take or cause to be taken all such other actions as such Party may reasonably request to take or cause to be taken by the other Parties from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the BRE Sales and Distribution Business Assets and the BNL Asset Management Business Assets and the assignment and assumption of the BRE Sales and Distribution Business Liabilities and the BNL Asset Management Business Liabilities and the other transactions contemplated hereby and thereby.

5.2    Section 754 Election. Following the Separation Effective Time, BAM shall make an election under Section 754 of the Code in respect of BAM’s taxable year in which the Contemplated Transactions occur.

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ARTICLE VI.

TERMINATION

6.1    Termination. This Agreement shall automatically, without further action by any of the Parties, upon the valid termination of the Merger Agreement prior to the Closing Date (as defined in the Merger Agreement). After the Closing Date (as defined in the Merger Agreement), this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

6.2    Effect of Termination. In the event of any termination of this Agreement prior to the Separation Effective Time, no Party (nor any of its directors, managers, trustees, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

ARTICLE VII.

MISCELLANEOUS

7.1    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)    This Agreement, the Merger Agreement, the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)    BRE represents on behalf of itself and each other member of the BRE Group, and BAM represents on behalf of itself and each other member of the BAM Group, as follows:

(i)    each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that it and each other Party is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile

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or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Parties at any time, it will as promptly as is reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

7.2    Governing Law; Jurisdiction.

(a)    This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such Action except in such courts, (c) agrees that any claim in respect of any such Action may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

7.3    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH

16

WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3.

7.4    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties or other parties thereto, as applicable, and any attempt to do so shall be null and void. Notwithstanding the foregoing, no such consent shall be required for (i) the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties or (ii) the assignment of any applicable rights and obligations in connection with an Earlier Sale.

7.5    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Separation Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

7.6    Third Party Beneficiaries. Except as otherwise provided hereunder, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

7.7    Notices.

All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally; (ii) when transmitted if transmitted by e-mail of a pdf attachment; and (iii) the Business Day after it is sent, if sent for next day delivery by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.7).

If to BRE or, prior to the Separation Effective Time, to BAM, then to:

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Broadstone Real Estate, LLC

800 Clinton Square

Rochester, NY 14604

Attention:

Facsimile:

E-mail:

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, DC 20006

Attention:      Stuart Barr

Facsimile:     (202) 639-7003

E-mail:          Stuart.Barr@friedfrank.com

If to BAM after the Separation Effective Time, then to:

[            ]

If to the Blocker Corps, Trident BRE or the New Blocker Corps, addressed to:

Trident BRE Holdings I, Inc.

Trident BRE Holdings II, Inc.

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Attention:      Joshua Goldman

E-mail:          JGoldman@stonepoint.com

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:      Howard Spilko

Facsimile:     (212) 715-9267

E-mail:          HSpilko@kramerlevin.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

7.8    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or

18

the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

7.9    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

7.10    No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither any Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

7.11    Expenses. Except as otherwise expressly set forth in this Agreement, the Merger Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and/or the Contemplated Transactions shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses; provided that any expenses of Trident BRE, the Blocker Corps or the New Blocker Corps incurred in connection with the implementation of this Agreement, any Ancillary Agreement and/or the Contemplated Transaction after the Separation Effective Time shall be borne by BAM.

7.12    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

7.13    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement shall terminate at the earlier of the Closing (as defined in the Merger Agreement) and such time as this Agreement is terminated in accordance with its terms, as the case may be; provided that this Section 7.13 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance as of or after the Closing (as defined in the Merger Agreement) or after termination of this Agreement, as the case may be. Following the Closing (as defined in the Merger Agreement), no

19

party shall have any Liability for any inaccuracy in or breach of any representation or warranty contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 7.13 shall limit any claim for fraud or Willful and Material Breach (as defined in the Merger Agreement).

7.14    Waivers of Default. Waiver by a Party of any default by another Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.15    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

7.16    Amendments. No provisions of this Agreement, including any Exhibit, Schedule or Appendices hereto, or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. Notwithstanding the foregoing, this Agreement and any Ancillary Agreement may be amended by BRE without the consent of any other Party in order to reflect an Earlier Sale and any such Earlier Sale shall not be prohibited or limited by this Agreement.

7.17    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on

20

which banking institutions are generally authorized or required by Law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].

7.18    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

7.19    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocation such Assets and Liabilities between BRE and BAM and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of BRE or BAM.

7.20    Non-Recourse of Other Persons. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a Person is a named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parties under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

7.21    Tax Treatment of Certain Transactions for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, (i) the transfer of Unrelated Equity and BAM Cash Amount described in Section 2.1 and the transfer of BRE Sales and Distribution Business described in Section 2.2, together with BRE’s disposal of its Equity Interests in BAM described in Section 3.1(b)(i), are intended to qualify as a partnership division taking the “assets over form” (as described by U.S. Treasury Regulations Section 1.708-1(d)) in which no gain or loss is recognized by BRE, BAM, or BRE Record Members under Sections 721(a), 731(a) and 731(b) of the Code, (ii) the Trident BRE Redemption described in Section 3.2 is intended to be treated as a property distribution in which no gain or loss is recognized by BRE or Blocker Corps under Section 731; and (iii) the redemption distributions under Section 3.3 and the merger of BNL Sub 1 into Blocker Corp 1 and the merger of BNL Sub 2 into Blocker Corp 2 are intended to be treated as a single integrated transaction for U.S. federal income Tax purposes governed by Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Revenue Ruling 54-458, 1954-2 C.B. 167, and all of the Parties of this Agreement shall file all Tax Returns and reports consistent with such treatment, and shall not treat any portion of the distributions described in Section 3.3 as a dividend for U.S. federal income Tax purposes, and shall not take any position inconsistent therewith in any such Tax Return or report or in any proceeding in respect of Taxes.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

BROADSTONE REAL ESTATE, LLC

By:
Name:
Title:

BROADSTONE ASSET MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

TRIDENT BRE HOLDINGS I, INC.

By:
Name:
Title:

TRIDENT BRE HOLDINGS II, INC.

By:
Name:
Title:

TRIDENT BAM HOLDINGS I, INC.

By:
Name:
Title:

TRIDENT BAM HOLDINGS II, INC.

By:
Name:
Title:

TRIDENT BRE, LLC

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Schedule 2.3(a)

BNL Asset Management Business Assets

[Attached]

Schedule 2.10(a)

BRE Employees and BAM Employees

[Attached]

Schedule 3.1(a)

BRE Distribution Schedule

[Attached]

Schedule 3.2(a)

Trident BRE Redemption Schedule

[Attached]

EXHIBIT B

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of [___________ , 2020], by and among BROADSTONE NET LEASE, INC., a Maryland corporation (the “REIT”), BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Operating Company”), and the persons listed on Schedule A hereof (each a “Contributor” and, collectively, the “Contributors”).

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), Broadstone Real Estate, LLC (“BRE”), a New York limited liability company, merged with and into the Operating Company, with the Operating Company surviving the merger (the “Merger”), such that the Operating Company acquired all of the assets of BRE (collectively, the “Contributed Property”) subject to the BRE Existing Credit Facilities (as defined in the Merger Agreement);

WHEREAS, in accordance with the Merger Agreement, it is intended for federal income tax purposes that, except as provided in Treasury Regulation Section 1.708-1(c)(4), the Merger be treated as an “assets-over” form of merger, governed by Treasury Regulation Section 1.708-1(c)(3)(i), pursuant to which BRE contributes all of its assets and liabilities to the Operating Company in exchange for the OP Merger Consideration and rights with respect to the OP Earnout Consideration (as such terms are defined in the Merger Agreement) in a transaction qualifying under Section 721(a) of the Code and, immediately thereafter, BRE distributes such OP Merger Consideration and rights with respect to the OP Earnout Consideration to its members, with the Operating Company being a continuation of the Operating Company pursuant to Treasury Regulation Section 1.708-1(c)(1);

WHEREAS, in partial consideration for the Merger, each Contributor has elected to receive the limited liability company membership units (“Membership Units”) in the Operating Company listed next to such Contributor’s name on Schedule A hereto; and

WHEREAS, in accordance with the terms of the Merger Agreement, the parties desire to enter into this Agreement regarding certain tax matters associated with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the REIT, the Operating Company, and the Contributors hereby enter into this Agreement and covenant and agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Operating Agreement (as defined below).

“Accounting Firm” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the Preamble.

“BRE” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributor” has the meaning set forth in the Preamble.

“Contributed Property” has the meaning set forth in the Recitals.

“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Fundamental Transaction” means a merger, consolidation or other combination of the Operating Company with or into any other entity, a transfer of all or substantially all of the assets of the Operating Company, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Company, a conversion of the Operating Company into another form of entity, or any other strategic transaction undertaken by the Operating Company pursuant to which the Membership Units of a Protected Member are exchanged for cash, equity in any other entity, or any other property.

“Indirect Owner” means (i) any Person owning an equity interest in a Protected Member, (ii) in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, or subchapter S corporation for federal income tax purposes, any Person owning an equity interest in such entity, and (iii) in the case of any Protected Member or Indirect Owner that is a trust of which the grantor is treated as the owner of such trust for federal income tax purposes, such grantor.

“Maximum Indemnification Amount” means ten million dollars ($10,000,000.00).

“Membership Units” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Minimum Liability Amount” means, for each Protected Member, the amount set forth on Schedule A hereto next to such Protected member’s name, as amended from time to time, provided, however, that (1) upon any sale, exchange, transfer or disposition by a Protected Member of some or all of its Membership Units in a transaction in which the transferee’s adjusted basis in the transferred property is determined for federal income tax purposes wholly by reference to the transferor’s adjusted basis in such transferred property, the Minimum Liability Amount of the transferor Protected Member shall be allocated to the transferee (and the Minimum Liability Amount of the transferor shall be correspondingly reduced) in an amount that bears the same ratio to the Minimum Liability Amount of the transferor immediately before such transfer as the number of Membership Units transferred bears to the number of Membership Units held by the transferor immediately before such transfer or in such other manner as the transferor Protected Member may request, and (2) upon any other sale, exchange, transfer or disposition by either (a) a Protected Member of some or all of its Membership Units or (b) an Indirect Owner (not including an Indirect Owner that holds its indirect interest through an S corporation) of some or all of its direct or indirect equity interest in a Protected Member, such Protected Member’s Minimum Liability Amount shall be reduced to the extent of (X) in situation (2)(a), any gain recognized by the Protected Member (or, in the case of a transfer resulting from the death of a Protected Member, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to such units and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such units), and (Y) in situation (2)(b), any gain recognized by the Indirect Owner (or, in the case of a transfer resulting from the death of an Indirect Owner, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to the transferred property and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such property).

“Non-Recourse Indebtedness” means the type of indebtedness which is described in Treasury Regulation Section 1.752-1(a)(2).

“Operating Company” has the meaning set forth in the Preamble.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Operating Company, as the same has been heretofore been amended from time to time and may be further amended in accordance with the terms thereof.

“Person” means an individual, trust, partnership, association, corporation, limited liability company, or other entity.

“Per Unit Threshold” means twenty-seven dollars and sixty cents ($27.60); provided, however, that, in the event of a Prohibited Transaction that consists of a disposition of less than all of the Protected Property, appropriate and equitable adjustments to the Per Unit Threshold shall be made.

“Prohibited Transaction” has the meaning set forth in Section 2.1.

“Protected Gain” shall mean, with respect to each Protected Member, (a) income or gain allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member for federal income tax purposes from a Fundamental Transaction, (b) income or gain allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member by reason of a breach of the Operating Company’s obligations set forth in Section 2.2, and (c) income or gain under Section 704(c) of the Code and the Treasury Regulations thereunder allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member from a disposition of Protected Property; provided, however, that, with respect to each Protected Member, such gain shall not exceed the amount set forth on Schedule A hereto next to such Protected Member’s name (or the name of such Protected Member’s successor) under the heading “Protected Gain.”

“Protected Member” means each Contributor and each Person who (i) acquires Membership Units from one or more Contributors (or one or more other Protected Members) in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of such Contributors (or such other Protected Members) in such Units, (ii) has notified the Operating Company of its status as a Protected Member, and (iii) provides all documentation reasonably requested by the Operating Company to verify such status, but excludes any Person that ceases to be a Protected Member pursuant to this Agreement.

“Protected Property” means (a) the Contributed Property and (b) any Subsidiary which owns the Contributed Property.

“REIT” has the meaning set forth in the Preamble.

“Subsidiary” means any entity in which the Operating Company owns a direct or indirect interest that owns the Protected Property on the date hereof, or that thereafter is a successor to the Operating Company’s (or any other Subsidiary’s) direct or indirect interests in the Protected Property.

“Tax Protection Period” means the period commencing on the date hereof and ending at 12:01 AM on the tenth (10th) annual anniversary of the date hereof.

“Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code in effect as of the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE 2

PROHIBITED TRANSACTIONS

AND MINIMUM DEBT THRESHOLDS

2.1      Prohibited Transactions.

(a)     Except as otherwise provided in this Article 2, the Operating Company agrees for the benefit of each Protected Member and each Indirect Owner, for the term of the Tax Protection Period, not to directly or indirectly consummate (i) a sale, transfer, exchange, or other disposition of any Protected Property or any interest therein held directly or indirectly by the Operating Company, in a transaction that results in the recognition of any Protected Gain by any Protected Member, or (ii) any Fundamental Transaction that would result in the recognition of any Protected Gain by any Protected Member (any such disposition under clause (i) or Fundamental Transaction under clause (ii) taking place during the Protected Period, a “Prohibited Transaction”), without regard to whether such Prohibited Transaction is voluntary or involuntary.

(b)       If the Operating Company or the REIT consummates a Fundamental Transaction with any entity that is a publicly traded real estate investment trust (within the meaning of Section 856 of the Code) or any entity that is controlled by such a publicly traded real estate investment trust (a “Public REIT”), the Operating Company shall use commercially reasonable efforts to structure such transaction such that (i) in consideration for such transaction, the Protected Members may elect to receive interests in a partnership or limited liability company without recognition of gain for federal income tax purposes by the Protected Members; (ii) the consideration that is offered to the Protected Members is economically equivalent to the consideration that is offered to the owners of the common stock of the REIT; and (iii) the successor-in-interest of the Operating Company or of the REIT agrees to assume the obligations of the REIT or the Operating Company under this Agreement.

(c)       If the Operating Company or the REIT consummates a Fundamental Transaction with any entity other than a Public REIT, the Operating Company shall use commercially reasonable efforts to structure such transaction such that (i) in consideration for such transaction, the Protected Members may elect to receive interests in a partnership or limited liability company without recognition of gain for federal income tax purposes by the Protected Members; (ii) the consideration that is offered to the Protected Members is economically equivalent to the consideration that is offered to the owners of the common stock of the REIT; (iii) such transaction provides an opportunity for liquidity to the Protected Members; and (iv) the successor-in-interest of the Operating Company or of the REIT agrees to assume the obligations of the REIT or the Operating Company under this Agreement.

2.2       Allocation of Indebtedness.

(a)       Maintenance of Indebtedness. The Operating Company agrees to maintain, or caused to be maintained, sufficient indebtedness as will enable the Operating Company to meet the requirements set forth below in this Section 2.2.

(b)       Special Allocation of Liabilities.

(i)       The parties acknowledge that, at the closing of the Merger, the BRE Existing Credit Facilities (as defined in the Merger Agreement) will become the debt of the Operating Company and that, in connection with the Merger, each Protected Member will provide a personal guarantee of a portion of the BRE Existing Credit Facilities corresponding to such Protected Member’s Minimum Liability Amount.

(ii)       Subject to any pre-existing obligations to any of the other Members of the Operating Company, at any time after the maturity or repayment of the BRE Existing Credit Facilities, the Operating Company shall allocate Non-Recourse Indebtedness to Protected Members by applying Treasury Regulation Section 1.752-3(a)(3) to allocate Non-Recourse Indebtedness attributable to the Protected Property (for purposes of Treasury Regulation Section 1.752-3) to such Protected Member up to the amount by which the “built-in Section 704(c) gain” with respect to the Protected Property exceeds the amount of the Non-Recourse Indebtedness considered secured by the Protected Property and allocated to such Protected Member under Treasury Regulation Section 1.752-3(a)(2).

(iii)      If the amount of Non-Recourse Indebtedness allocated to a Protected Member pursuant to Section 2.2(b)(ii) hereof would be less than such Protected Member’s Minimum Liability Amount, the Operating Company shall offer to such Protected Member the opportunity to enter into a guarantee, reimbursement, indemnification, or capital contribution obligation agreement pursuant to which such Protected Member would enter into a written obligation to guarantee, reimburse, indemnify, or contribute capital upon the occurrence of certain events in such an amount that, when combined with any allocation of Non-Recourse Indebtedness of the Operating Company pursuant to Section 2.2(b)(ii) hereof, is sufficient, in the reasonable judgment of the Protected Member, to cause such Protected Member to be allocated indebtedness of the Operating Company equal to such Protected Member’s Minimum Liability Amount; provided, however, that the Operating Company shall not be required to allocate any amount of indebtedness to a Protected Member unless an Accounting Firm is of the view that such allocation is more likely than not permissible under Section 752 of the Code and the Treasury Regulations thereunder. If the Operating Company satisfies its obligations under Sections 2.2(b)(ii) & (iii) hereof and such Protected Member elects not to enter into such a guarantee, reimbursement, indemnification, or capital contribution obligation agreement, then the Operating Company shall have no liability for monetary damages under Article 3 or otherwise for any taxes incurred by such Protected Member as a result of such election.

(c)      Minimum Liability Amount Notification Requirement. In the event that, at any time after the date hereof, a Protected Member engages or proposes to engage in a transaction that will result in an decrease in its Minimum Liability Amount, including, without limitation, a conversion of Membership Units into shares of the REIT’s common stock or the sale, transfer, or other disposition of Membership Units in a taxable transaction, such Protected Member shall provide written notice to the Operating Company setting forth the terms or proposed terms of such transaction and the information reasonably requested by the Operating Company so that the Operating Company can determine the Minimum Liability Amount following the completion of such transaction for purposes of complying with Section 2.2.

2.3      Section 704(c) Method. The Operating Company shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the Merger and the contribution of the Contributed Property so as to take account of the Section 704(c) built-in gain of such property under Code Section 704(c) or the principles set forth in Treasury Regulation Section 1.704-3(a), as the case may be, using the “traditional method” under Treasury Regulation Section 1.704-3(b), subject to applicable law.

2.4      No Representation With Regard to Tax Treatment. The Contributors hereby acknowledge and agree that neither the REIT nor the Operating Company gave the Contributors any tax advice in connection with the transactions contemplated herein and that the Contributors have relied on their own independent tax advisors and professionals.

2.5      Cooperation. If at any time the Operating Company does not have sufficient Non-Recourse Indebtedness to comply with Section 2.2 solely as a result of any amendments, changes, or modifications to the Code or the Treasury Regulations, then the Operating Company and such Protected Member shall cooperate with each other to discuss, evaluate, and (in each party’s sole and absolute discretion) take such further acts as may be reasonably necessary in order to ensure that such Protected Member does not recognize any Protected Gain; provided, however, that notwithstanding the foregoing, if the Operating Company satisfies its obligations under Section 2.2 and either (a) such Protected Member elects not to enter into a guarantee, reimbursement, indemnification, or capital contribution obligation agreement after such discussion and evaluation or (b) there is a Final Determination that such guarantee, reimbursement, indemnification, or capital contribution obligation agreement did not cause a special allocation of liabilities for federal income tax purposes to such Protected Member in the full amount intended, then the Operating Company shall have no liability for monetary damages under Article 3 or otherwise for any taxes incurred by such Protected Member as a result of such election or Final Determination.

ARTICLE 3

REMEDIES FOR BREACH

3.1      Monetary Damages. Subject to the terms and conditions of Article 2, in the event that either the Operating Company breaches its obligations set forth in Article 2 (other than Section 2.2), and any Protected Member or Indirect Owner recognizes Protected Gain, such Protected Member’s sole right shall be to receive from the Operating Company, and the Operating Company shall pay to such Protected Member as damages, an amount equal to the excess of (a) the aggregate federal, state, and local tax on income and Medicare taxes (including Section 1411 of the Code) incurred by such Protected Member or an Indirect Owner of such Protected Member with respect to the Protected Gain that is allocable to (or borne by) such Protected Member or Indirect Owner as a result of such breach (computed in accordance with Section 3.2) over (b) the product of the Per Unit Threshold and the number of outstanding Membership Units held by such Protected Member to which such breach relates. Subject to the terms and conditions of Article 2, in the event that the Operating Company breaches its obligations set forth in Section 2.2 and any Protected Member or Indirect Owner recognizes Protected Gain, such Protected Member’s sole right shall be to receive from the Operating Company, and the Operating Company shall pay to such Protected Member as damages, an amount equal to the aggregate federal, state, and local tax on income and Medicare taxes (including Section 1411 of the Code) incurred by such Protected Member or an Indirect Owner of such Protected Member with respect to the Protected Gain that is allocable to (or borne by) such Protected Member or Indirect Owner as a result of such breach (computed in accordance with Section 3.2). Notwithstanding anything to the contrary in this Section 3.1, the Operating Company’s total liability under this Agreement shall not exceed the Maximum Indemnification Amount. If, but for the previous sentence, as part of a single transaction or series of related transactions, the Operating Company’s liability to the Protected Members pursuant to this Section 3.1 would exceed the Maximum Indemnification Amount, any payments by the Operating Company to the Protected Members pursuant to this Section 3.1 as a result of such transaction or series of transactions shall be made first to the Protected Members who are Arlene Z. Leenhouts or trusts of which Arlene Z. Leenhouts is treated as the owner for federal income tax purposes, in proportion to their respective outstanding Membership Units as of the time of the breach, and the balance, if any, to the other Protected Members in proportion to their respective outstanding Membership Units as of the time of the breach.

Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Member or Indirect Owner for a breach or violation of the covenants or obligations of the REIT or the Operating Company under this Agreement shall be a claim for damages against the Operating Company as specified in Section 3.1 of this Agreement, and no Protected Member or Indirect Owner shall be entitled to pursue a claim for specific performance or for any other damages.

3.2      Computation. For purposes of computing the amount of federal, state, and local income taxes required to be paid by any Protected Member (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account (but assuming limitation on full deductibility due to adjusted gross income levels), and (ii) such Protected Member’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (including any surtaxes and Medicare taxes under Section 1411 of the Code) that would be applicable to such Protected Member’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Member (or Indirect Owner).

3.3      Required Notices; Time for Payment. In the event that there has been a breach of Article 2 during the Tax Protection Period, the Operating Company shall provide to each Protected Member written notice of the transaction, event or other circumstance giving rise to such breach not later than thirty (30) days after occurrence of a breach. As soon as reasonably practicable after giving notice of breach, but in no event more than sixty (60) days after occurrence of a breach, the Operating Company shall be obligated to (i) provide each Protected Member with a detailed calculation of the amount of each Protected Member’s damage payment as determined under this Article 3, and (ii) provide each Protected Member with such evidence or verification as such Protected Member may reasonably require as to the items necessary to confirm the calculation of such amount. Subject to the negotiation and final resolution of any disagreements in accordance with Section 3.4, all payments required under this Article 3 to a Protected Members shall be made in immediately available funds to such Protected Member on or before April 10 of the year following the year in which the gain recognition event giving rise to such payment took place.

3.4      Process for Determining Damages. If the Operating Company has breached or violated any of the covenants set forth in Article 2 (or any Protected Member asserts that the Operating Company has breached or violated any of the covenants set forth in Article 2), the Operating Company and such Protected Member agree to negotiate to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Member under Section 3.1. If any such disagreement cannot be resolved by the Operating Company and such Protected Member within sixty (60) days after the receipt of notice from the Operating Company of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Operating Company of an assertion by such Protected Member that the Operating Company has breached or violated Article 2), then the Operating Company and such Protected Member shall jointly retain a nationally or regionally recognized independent public accounting firm that is mutually acceptable to the Company and such Protected Member (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to such Protected Member under Section 3.1 shall be final, conclusive and binding on the Operating Company and such Protected Member. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Operating Company and such Protected Member.

ARTICLE 4

TERMINATION

4.1      Termination. This Agreement shall terminate immediately and be of no further force or effect upon the earliest to occur of any one of the following:

(a)      the mutual agreement of the parties hereto or their respective successors or assigns;

(b)      the date on which all Protected Members (or successor Protected Members) have converted into shares of the REIT’s common stock or sold, transferred, or otherwise disposed of all of the Membership Units that were acquired by the Protected Members pursuant to the Merger in one or more taxable transactions;

(c)       there is a Final Determination that no portion of the Merger qualified for tax-deferred treatment under Section 721 of the Code; or

(d)       the Operating Company has made payments pursuant to Section 3.1 equal to the Maximum Indemnification Amount.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1      Representations and Warranties of the REIT and the Operating Company. The REIT and the Operating Company represent and warrant to each Protected Member that: (a) the REIT is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (b) the Operating Company is a limited liability company duly organized and validly existing under the laws of the State of New York and has the power to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (c) all necessary action has been taken by each of them to authorize the execution, delivery and performance of this Agreement and the transaction documents and agreements contemplated hereby, the officer executing this Agreement on their behalf is duly authorized and has the full power, authority and legal right to enter into this Agreement and to bind each of them to the transactions contemplated by this Agreement, and this Agreement is their legal, valid and binding obligation of it, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors and subject to the effect of general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and (d) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against the REIT or the Operating Company, nor has the REIT or the Operating Company any intention of filing or commencing any such action or proceeding; (e) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound or constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted governmental authority.

5.2      Representations and Warranties of the Protected Members. Each Protected Member represents and warrants to the Operating Company that: (a) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against it, nor has it any intention of filing or commencing any such action or proceeding; and (b) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound or constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted governmental authority.

ARTICLE 6

MISCELLANEOUS

6.1      Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Operating Company or the REIT and another entity) as to any Protected Member except by a written instrument signed by the REIT, the Operating Company, and such Protected Member.

6.2      Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents (including, in connection with any claim by a Protected Member pursuant to Section 3.1, any and all work papers and other supporting information and documents necessary or helpful to evaluate the calculation of the amount of the indemnity payment, if any, owed to such Protected Member), and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

6.3      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Protected Member and its successors and assigns, whether so expressed or not.

6.4      Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

6.5      Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.6      Notices. Any notice, request, tender, demand, delivery, approval or other communication provided for, required or arising under this Agreement shall be in writing and shall be deemed delivered: (a) if delivered in person, upon delivery to an individual or to an officer of a corporate party; (b) if mailed, three business days following deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, or if delivered via overnight courier with instructions to deliver the next business day, one business day after delivery to such overnight courier, in either case, addressed to the other party or parties at the address or addresses below or at such other address or addresses of which such party may give notice in accordance with the provisions of this Article 6; or, (c) if by fax or email, upon receipt of confirmation of the fax or email transmittal, transmitted to the other party or parties at the fax number or email address provided below or such other fax number or email address of which such party may give notice in accordance with the provisions of this Article 6. Any and all such notices may be given on behalf of a party by its below named attorney.

REIT or the
Operating Company:	[Broadstone Net Lease, Inc.
530 Clinton Square
Rochester, NY 14604
Attn: Mr. Sean Cutt
Fax: 585.287.6505
Email: sean.cutt@broadstone.com]

With a copy to:	[ ]

Protected Members:	To each Protected Member’s address on file with the Company

With a copy to:	[ ]

6.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when taken together and confirmed between the attorneys identified herein, shall constitute but one and the same fully executed instrument. Signatures on counterparts of this Agreement that are delivered via fax, email or by other electronic means are authorized and shall be acknowledged as if such signatures were an original execution.

6.8    Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.

6.9    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force.

6.10    Entire Agreement. This Agreement and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and their respective affiliates and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

6.11    Attorney’s Fees. In a suit relating to a breach of this Agreement or any provision contained herein or to enforce this Agreement or any provision contained herein, each party shall pay such party’s own attorney fees and court costs incurred in such suit and any appeal thereof.

6.12    Subsidiary Entities. Any entity controlled by the Operating Company or the REIT that holds an interest in the Protected Property shall be bound by all of the limitations and restriction to which the Operating Company is subject hereunder as if such entity were originally a signatory to this Agreement in addition to the Operating Company and the REIT, and the Operating Company has executed this Agreement for and on behalf of each such entity.

6.13    Interpretation. The principle that an agreement should be construed against the party drafting the agreement shall not apply to this Agreement as both parties hereto have contributed substantially in the negotiation and drafting of this Agreement. The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any term hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. The singular shall include the plural and vice versa.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Tax Protection Agreement to be duly executed the day and year first above written.

REIT:	Broadstone Net Lease, Inc.,
a Maryland corporation

By:
	Name:	Christopher J. Czarnecki
	Title:	President and Chief Financial Officer

OPERATING COMPANY:	Broadstone Net Lease, LLC,
a New York limited liability company

	By:	Broadstone Net Lease, Inc.,
a Maryland corporation,
its managing member

By:
	Name:	Christopher J. Czarnecki
	Title:	President and Chief Financial Officer

CONTRIBUTORS:

Signature Page

Schedule A

Contributor	Membership Units	Minimum Liability Amount	Protected Gain

Schedule A

EXHIBIT C

Term Sheet for Registration Rights Agreement

Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2019, by and among Broadstone Real Estate, LLC, a New York limited liability company (“BRE”), Trident BRE Holdings I, Inc., a Delaware corporation, Trident BRE Holdings II, Inc., a Delaware corporation, Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), Broadstone Net Lease, LLC, a New York limited liability company and the operating company of BNL (“BNL OP”), Broadstone Net Lease Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of BNL, Broadstone Net Lease Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of BNL, and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P., a Delaware limited partnership, and Trident BRE Holdings II, L.P., a Delaware limited partnership. Capitalized terms used herein shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

The Registration Rights Agreement shall contain provisions relating to shelf registrations, shelf takedowns, demand registrations, piggyback registrations, related expenses, lockups and termination consistent with the terms listed below in addition to any other terms and conditions customary for a registration rights agreement in a transaction of the nature contemplated by the Merger Agreement, including those relating to indemnification and contribution, registration procedures, Rule 144 and removal of legends.

Certain Defined Terms:

“BNL OP Operating Agreement” shall mean the Second Amended and Restated Operating Agreement of BNL OP.

“Common Stock” shall mean the common stock, par value $0.001 per share, of BNL.

“Demand Registrable Shares” shall mean Registrable Shares issued to or owned by the Trident Holders.

“Holders” shall mean each Person who owns Registrable Shares, including (i) the Trident Holders and the Tait Family Members, (ii) each Person who receives OP Units as merger consideration pursuant to the terms of the Merger Agreement and (iii) each Person holding Redemption Shares as a result of a transfer, distribution or assignment to that Person (other than pursuant to an effective registration statement or Rule 144).

“IPO” shall mean the initial public offering of the Common Stock of BNL.

“OP Unit” shall mean a membership unit in BNL OP.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Redemption Shares” shall mean Common Stock issued by BNL, from time to time, to Holders in exchange for OP Units pursuant to the terms of the BNL OP Operating Agreement.

“Registrable Shares” shall mean, with respect to the Trident Holders and any Tait Family Member, (i) shares of Common Stock owned immediately following the closing of the IPO; (ii) the shares of Common Stock issued pursuant to the Merger Agreement, (iii) Redemption Shares and (iv) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of Common Stock or Redemption Shares (including by way of share dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversation, exercise or exchange thereof).

“Tait Family Member” shall mean Broadstone Ventures, LLC, Amy L. Tait, Robert C. Tait as General Trustee of the Irrevocable Trust FBO Margaret S. Tait dated December 18, 2017, and Robert C. Tait as General Trustee of the Irrevocable Trust FBO Alex N. Tait dated December 18, 2017, and their “permitted transferees.”

“Trident Holders” shall mean funds managed by Stone Point Capital LLC and their affiliates and “permitted transferees” who hold Demand Registrable Shares.

Demand Registration Rights:

Upon notice by the Trident Holders to BNL, BNL shall use commercially reasonable efforts to (i) prepare and file, on or before the date that is 75 days in the case of Form S-11 (or 30 days in the case of Form S-3) after receiving such notice a registration statement with respect to the Demand Registrable Shares (a “Demand Registration Statement”) and (ii) if such Demand Registration Statement does not become effective automatically, cause such Demand Registration Statement to be declared effective by the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable thereafter; provided, that:

•  BNL shall not be required to file a Demand Registration Statement prior to any IPO or the expiration of any underwriter’s lock-up period in connection with the IPO;

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•  such Demand Registration Statement may be requested regardless of whether a short-form or long-form registration statement is available to BNL;

•  the Trident Holders are requesting a number of shares of Common Stock to be registered that, at such time of notice to BNL, have an aggregate value of not less than $50 million or includes all of the Registrable Shares held by the Trident Holders;

•  the Trident Holders, in the aggregate, shall be entitled to request the filing of two (2) Demand Registration Statements, subject to certain customary exceptions whereby a Demand Registration Statement does not count toward such limitation, including (i) the failure of a Demand Registration Statement and the prospectus relating thereto to become effective and (ii) in an underwritten offering subject to a cutback, the failure of a Demand Registration Statement to include at least 80% of the Demand Registrable Shares proposed to be included by the Trident Holders in such Demand Registration Statement;

•  the Registration Rights Agreement shall contain certain customary provisions relating to Demand Registration Statements; and

•  any Demand Registration Statement shall be subject to the piggyback rights and cutback restrictions below, provided that there shall be no piggyback rights or cutback restrictions (or other notice requirements to any other holder of shares of capital stock of BNL) in the event of a “bought deal” or “block trade” by the Trident Holders.

Shelf Registration Statement:

BNL shall use commercially reasonable efforts to (i) prepare and file, on or before the date that is 180 days following the IPO, one or more registration statements on Form S-11 (or Form S-3, if then eligible) with respect to the redemption of OP Units and resale of Registrable Shares (each, a “Shelf Registration Statement”) and (ii) if each such Shelf Registration Statement does not become effective automatically, cause each such Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practicable thereafter. BNL shall use commercially reasonable efforts to keep each Shelf Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until such time as the holders of Registrable Shares no longer own any Registrable Shares. After each Shelf Registration Statement is

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effective, the holders of Registrable Shares may initiate an unlimited number of shelf takedowns sales, which may be underwritten; provided, that any underwritten shelf takedown sales shall be subject to the applicable terms, conditions and limitations described above in the proviso under “Demand Registration Rights.”

Piggyback Registration Rights:

If at any time BNL proposes to effect an underwritten offering of any of its Common Stock for its own account or for the account of other security holders of BNL (other than (a) on a registration statement on Form S-4, Form S-8 or comparable form or (b) in the event of a “bought deal” or “block trade” by the Trident Holders) that permits the inclusion of the Registrable Shares, then each of the Trident Holders and any Tait Family Member who holds Registrable Shares will be entitled to participate, directly or indirectly, (or “piggyback”) in a sale of such Registrable Shares (a “Piggyback Registration”); provided, that:

•  BNL shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Shares requested to be included in a Piggyback Registration to be included on the same terms and conditions as any similar securities of BNL included therein; and

•  The Registration Rights Agreement shall contain customary provisions relating to such piggyback rights, including the cutback restrictions below.

Cutbacks:

In the case of an underwritten offering (other than a “bought deal” or “block trade” by the Trident Holders), if the managing underwriter(s) advise BNL, the Trident Holders and any Tait Family Member that, in the reasonable opinion of the managing underwriter(s), the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the offering price per share), then BNL will include in such registration, unless otherwise agreed by the parties, as follows:

•  where such registration is initiated by BNL, shares of Common Stock will be included according to the following priority: first, those of BNL that it proposed to issue and sell for its own account; second, those of the Trident Holders; and third, those of any Tait Family Member and others with

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registration rights, pro rata on the basis of the number of shares of Common Stock owned;

•  where such registration is initiated by the Trident Holders, shares of Common Stock will be included according to the following priority: first, those of the Trident Holders; second, those of any Tait Family Member; and third, any securities proposed to be registered for the account of BNL or any securities proposed to be registered for the account of any other persons; and

•  The Registration Rights Agreement shall contain customary provisions effectuating the cutback limitations.

Expenses:

BNL will pay all customary registration expenses in connection with any and all Demand Registration Statements, Shelf Registration Statements, as well as any Piggyback Registrations, as well as the reasonable fees and expenses of one counsel for the Trident Holders. The Trident Holders and any Tait Family Member will pay any underwriting discount and/or commission.

Other Provisions:

The Registration Rights Agreement shall include:

•  a provision that holders of a majority of the securities to be included in a Demand Registration Statement or a Shelf Registration Statement shall have the right to select the investment banker(s) and manager(s) and to determine the plan of distribution, subject in each case to the approval of BNL, such approval not to be unreasonably withheld, conditioned or delayed;

•  customary provisions permitting BNL under certain circumstances to postpone the filing or effectiveness of any registration statement for a Demand Registration Statement or any amendment or supplement to a shelf registration statement for a Shelf Registration Statement for up to 60 days (provided, that BNL may not postpone more than 2 times during any 12-month period or within 120 days of any prior postponement); and

•  such other provisions that are reasonable and customary for registration rights agreements for a company in the business and of the size and valuation as BNL and for a private equity fund similarly situated as the Trident Holders, in each case at the time of entering into the Registration Rights Agreement.

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EXHIBIT D

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BROADSTONE NET LEASE, LLC

This AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Operating Agreement of Broadstone Net Lease, LLC, a New York limited liability company (the “Operating Company”), dated as of December 31, 2007 (the “Operating Agreement”), is made and entered into by Broadstone Net Lease, Inc., a Maryland corporation (the “Managing Member”). Capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Operating Agreement.

WHEREAS, the Managing Member and the Operating Company entered into that certain Agreement and Plan of Merger, dated as of November 11, 2019, by and among the Managing Member, the Operating Company, Broadstone Net Lease Sub 1, Inc., Broadstone Net Lease Sub 2, Inc., Broadstone Real Estate, LLC, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc., and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P., pursuant to which the Managing Member and the Operating Company agreed to amend the Operating Agreement as set forth herein upon the consummation of the transactions contemplated thereby; and

WHEREAS, pursuant to and in accordance with Section 3.1(a)(ii), Section 5.1(a) and Section 10.5 of the Operating Agreement, the Managing Member has the authority to amend the Operating Agreement and Exhibit A thereto as hereinafter set forth.

NOW, THEREFORE, the Operating Agreement is hereby amended as follows:

A.	Definitions. The following definitions will be added to Section 1.1 of the Operating Agreement in the appropriate alphabetical location:

“Blackout Period” has the meaning set forth in Section 11.1.

“Covered OP Units” has the meaning set forth in Section 11.1.

“Earnout Trigger” has the meaning set forth in the Merger Agreement.

“Earnout Units” has the meaning set forth in Section 11.3.

“Eligible Holder” has the meaning set forth in Section 11.1.

“Initial Public Offering” means an initial underwritten public offering of Shares by the Managing Member in connection with which the Shares are listed on a national securities exchange.

“IPO Closing Date” means the date on which the sale of the firm shares included in an Initial Public Offering closes.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2019, by and among the Managing Member, the Operating Company, Broadstone Net Lease Sub 1, Inc., Broadstone Net Lease Sub 2, Inc., Broadstone Real Estate, LLC, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc., and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P.

“OP Earnout Consideration” has the meaning set forth in the Merger Agreement.

“OP Merger Consideration” has the meaning set forth in the Merger Agreement.

“OP Unit Value” equals $85.00.

“Repurchase Notice” has the meaning set forth in Section 11.1.

“Repurchase Notice Date” has the meaning set forth in Section 11.1.

“Repurchase Period” has the meaning set forth in Section 11.1.

“Repurchase Units” has the meaning set forth in Section 11.1.

“Revocation Notice” has the meaning set forth in Section 11.1.

“SEC” means the United States Securities and Exchange Commission.

B.	Initial Public Offering; Repurchases. The Operating Agreement is hereby amended by adding a new Article XI, which will read in its entirety as follows:

ARTICLE XI

INITIAL PUBLIC OFFERING; REPURCHASES

11.1 Repurchases of Covered OP Units. If an IPO Closing Date does not occur on or before December 31, 2020, then, during the Repurchase Period, each Member (each an “Eligible Holder”) who received Membership Units as OP Merger Consideration (the “Covered OP Units”) shall have the right to require the Operating Company to repurchase any or all of such Eligible Holder’s Covered OP Units by giving written notice (a “Repurchase Notice”) thereof, which notice will specify the number of Covered OP Units to be repurchased (“Repurchase Units”). The date on which a Repurchase Notice is given by an Eligible Holder is the “Repurchase Notice Date” for such Repurchase Notice. “Repurchase Period” means the period from January 1, 2021 until the earlier of twelve (12) months thereafter or an IPO Closing Date; provided that the Repurchase Period shall not begin on January 1, 2021 if the Managing Member, in connection with an Initial Public Offering, shall have filed a registration statement with the SEC that has not been withdrawn as of January 1, 2021 (but the Repurchase Period shall begin immediately upon any such withdrawal and then continue until the earlier of twelve (12) months thereafter or an IPO Closing Date); provided, further, that the Repurchase Period shall begin no later than July 1, 2021 (even if such registration statement shall not have been withdrawn as of July 1, 2021) and in such event shall continue until the earlier of twelve (12) months thereafter or an IPO Closing Date. If the Managing Member makes an initial confidential submission of a draft registration statement or a public filing

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of a registration statement during the Repurchase Period, then the right of Eligible Holders to deliver a Repurchase Notice shall be suspended for a period not to exceed six (6) months (the “Blackout Period”) and the Repurchase Period shall be extended automatically without further action of any Person by a period of time equal to the Blackout Period (but, in any event, not past the IPO Closing Date). The Blackout Period shall end on the earlier to occur of (i) the IPO Closing Date or (ii) the Managing Member’s decision to abandon such Initial Public Offering. After any Eligible Holder sends a Repurchase Notice, but before the Operating Company repurchases such Eligible Holder’s Covered OP Units, such Eligible Holder shall have the right to revoke its Repurchase Notice, in whole or in part, by giving written notice (a “Revocation Notice”) thereof; provided that the right of an Eligible Holder to deliver a Revocation Notice shall be suspended during the Blackout Period.

11.2 Repurchase Price. The Operating Company shall be obligated to repurchase for cash any Repurchase Units in respect of which a valid Repurchase Notice has been delivered on a timely basis (and no Revocation Notice has been delivered), at a per unit price equal to (i) the greater of the OP Unit Value or the “Determined Share Value” of a Share in effect as of the Repurchase Notice Date, plus (ii) interest thereon at a rate of the greater of 6.21% per annum and the then current dividend rate paid by the Manager Member with respect to the Shares as of the Repurchase Notice Date, calculated on the basis of a 365-day year, accruing from the Repurchase Notice Date through the date of repurchase, minus (iii) the aggregate amount of any distributions declared and payable thereon from the Repurchase Notice Date through the date of repurchase (to the extent actually paid). The repurchase of such Repurchase Units shall occur within one year of the Repurchase Notice Date, on one or more dates determined by the Operating Company, taking into account restrictions under Applicable Law or any indebtedness and available liquidity and target leverage objectives. Until the repurchase of a Repurchase Unit occurs, such Repurchase Unit shall remain issued and outstanding for all purposes, including the right to receive distributions in respect thereof, when and if declared.

11.3 Repurchases of Earnout Units. If an IPO Closing Date does not occur on or before the satisfaction of any Earnout Trigger, then each Eligible Holder who receives Membership Units as OP Earnout Consideration (“Earnout Units”) shall have the right to require the Operating Company to repurchase any or all of such Earnout Units on the same terms and conditions (including the Blackout Period) set forth in Sections 11.1 and 11.2; provided that the “Repurchase Period” for any Earnout Units shall be the period from the date of issuance of such Earnout Units until the earlier of twelve (12) months thereafter or an IPO Closing Date; provided, further, that such Repurchase Period shall not begin on such date of issuance if the Managing Member, in connection with an Initial Public Offering, shall have filed a registration statement with the SEC that has not been withdrawn as of such date of issuance (but such Repurchase Period shall begin immediately upon any such withdrawal and then continue until the earlier of twelve (12) months thereafter or an IPO Closing Date); provided, further, that such Repurchase Period shall begin no later than six (6) months after such date of issuance (even if such registration statement shall not have been withdrawn as of such date) and in such event shall continue until the earlier of twelve (12) months thereafter or an IPO Closing Date.

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C.	Exhibit A. Exhibit A attached to the Operating Agreement, as such Exhibit A has been amended previously, is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

D.

No Other Changes. Except as specifically set forth herein, the terms and provisions of the Operating Agreement shall remain unmodified and the Operating Agreement is hereby confirmed by the Managing Member as being in full force and effect as amended hereby. On and after the effectiveness of this Amendment, each reference in the Operating Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Operating Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Operating Agreement, shall mean and be a reference to the Operating Agreement, as amended hereby.

E.

Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

MANAGING MEMBER:	BROADSTONE NET LEASE, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the

Amended and Restated Operating Agreement of Broadstone Net Lease, LLC]

EXHIBIT A

As of [    ], 2020

[to come]

EXHIBIT E

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is made and entered into by and among Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), and each of the Persons that has executed this Agreement as an “Eligible Holder” (the “Eligible Holders”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, BNL entered into that certain Agreement and Plan of Merger, dated as of November 11, 2019 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among BNL, Broadstone Net Lease, LLC, Broadstone Net Lease Sub 1, Inc., Broadstone Net Lease Sub 2, Inc., Broadstone Real Estate, LLC, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc., and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P., pursuant to which BNL agreed to enter into this Agreement upon the consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“BNL” has the meaning set forth in the Preamble.

“Blackout Period” has the meaning set forth in Section 2.1.

“Blocker Corp 1 Earnout Consideration” has the meaning set forth in the Merger Agreement.

“Blocker Corp 1 Merger Consideration” has the meaning set forth in the Merger Agreement.

“Blocker Corp 2 Earnout Consideration” has the meaning set forth in the Merger Agreement.

“Blocker Corp 2 Merger Consideration” has the meaning set forth in the Merger Agreement.

“Chosen Courts” has the meaning set forth in Section 3.3.

“Covered REIT Shares” has the meaning set forth in Section 2.1.

“Determined Share Value” has the meaning set forth in the Articles of Incorporation of BNL, dated as of October 18, 2007, as amended, restated or otherwise modified from time to time.

“Earnout Trigger” has the meaning set forth in the Merger Agreement.

“Earnout Shares” has the meaning set forth in Section 2.3.

“Eligible Holder” has the meaning set forth in the Preamble.

“Initial Public Offering” means an initial underwritten public offering of REIT Shares by BNL in connection with which the REIT Shares are listed on a national securities exchange.

“IPO Closing Date” means the date on which the sale of the firm shares included in an Initial Public Offering closes.

“Merger Agreement” has the meaning set forth in the Recitals.

“OP Earnout Consideration” has the meaning set forth in the Merger Agreement.

“OP Merger Consideration” has the meaning set forth in the Merger Agreement.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“REIT Share Value” equals $85.00.

“REIT Shares” means shares of Common Stock, par value $0.001 per share, of BNL.

“Repurchase Notice” has the meaning set forth in Section 2.1.

“Repurchase Notice Date” has the meaning set forth in Section 2.1.

“Repurchase Period” has the meaning set forth in Section 2.1.

“Repurchase Shares” has the meaning set forth in Section 2.1.

“Revocation Notice” has the meaning set forth in Section 2.1.

“SEC” means the United States Securities and Exchange Commission.

ARTICLE II.

INITIAL PUBLIC OFFERING; REPURCHASES

2.1 Repurchases of Covered REIT Shares. If an IPO Closing Date does not occur on or before December 31, 2020, then, during the Repurchase Period, each Eligible Holder who received REIT Shares as OP Merger Consideration, Blocker Corp 1 Merger Consideration or

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Blocker Corp 2 Merger Consideration (such REIT Shares, the “Covered REIT Shares”) shall have the right to require BNL to repurchase any or all of such Eligible Holder’s Covered REIT Shares by giving written notice (a “Repurchase Notice”) thereof, which notice will specify the number of Covered REIT Shares to be repurchased (“Repurchase Shares”). The date on which a Repurchase Notice is given by an Eligible Holder is the “Repurchase Notice Date” for such Repurchase Notice. “Repurchase Period” means the period from January 1, 2021 until the earlier of twelve (12) months thereafter or an IPO Closing Date; provided that the Repurchase Period shall not begin on January 1, 2021 if BNL, in connection with an Initial Public Offering, shall have filed a registration statement with the SEC that has not been withdrawn as of January 1, 2021 (but the Repurchase Period shall begin immediately upon any such withdrawal and then continue until the earlier of twelve (12) months thereafter or an IPO Closing Date); provided, further, that the Repurchase Period shall begin no later than July 1, 2021 (even if such registration statement shall not have been withdrawn as of July 1, 2021) and in such event shall continue until the earlier of twelve (12) months thereafter or an IPO Closing Date. If BNL makes an initial confidential submission of a draft registration statement or a public filing of a registration statement during the Repurchase Period, then the right of Eligible Holders to deliver a Repurchase Notice shall be suspended for a period not to exceed six (6) months (the “Blackout Period”) and the Repurchase Period shall be extended automatically without further action of any Person by a period of time equal to the Blackout Period (but, in any event, not past the IPO Closing Date). The Blackout Period shall end on the earlier to occur of (i) the IPO Closing Date or (ii) BNL’s decision to abandon such Initial Public Offering. After any Eligible Holder sends a Repurchase Notice, but before BNL repurchases such Eligible Holder’s Covered REIT Shares, such Eligible Holder shall have the right to revoke its Repurchase Notice, in whole or in part, by giving written notice (a “Revocation Notice”) thereof; provided that the right of an Eligible Holder to deliver a Revocation Notice shall be suspended during the Blackout Period.

2.2 Repurchase Price. BNL shall be obligated to repurchase for cash any Repurchase Shares in respect of which a valid Repurchase Notice has been delivered on a timely basis (and no Revocation Notice has been delivered), at a per share price equal to (i) the greater of the REIT Share Value or the Determined Share Value of a REIT Share in effect as of the Repurchase Notice Date, plus (ii) interest thereon at a rate of the greater of 6.21% per annum and the then current dividend rate paid by BNL with respect to the REIT Shares as of the Repurchase Notice Date, calculated on the basis of a 365-day year, accruing from the Repurchase Notice Date through the date of repurchase, minus (iii) the aggregate amount of any dividends or other distributions declared and payable thereon from the Repurchase Notice Date through the date of repurchase (to the extent actually paid). The repurchase of such Repurchase Shares shall occur within one year of the Repurchase Notice Date, on one or more dates determined by BNL, taking into account restrictions under applicable law or any indebtedness and available liquidity and target leverage objectives. Until the repurchase of a Repurchase Share occurs, such Repurchase Share shall remain issued and outstanding for all purposes, including the right to receive dividends and other distributions thereon, when and if declared.

2.3 Repurchases of Earnout Shares. If an IPO Closing Date does not occur on or before the satisfaction of any Earnout Trigger, then each Eligible Holder who receives REIT Shares as OP Earnout Consideration, Blocker Corp 1 Earnout Consideration or Blocker Corp 2 Earnout Consideration (such REIT Shares, “Earnout Shares”) shall have the right to require BNL to repurchase any or all of such Earnout Shares on the same terms and conditions (including the

3

Blackout Period) set forth in Sections 2.1 and 2.2; provided that the “Repurchase Period” for such Earnout Shares shall be the period from the date of issuance of such Earnout Shares until the earlier of twelve (12) months thereafter or an IPO Closing Date; provided, further, that such Repurchase Period shall not begin on such date of issuance if BNL, in connection with an Initial Public Offering, shall have filed a registration statement with the SEC that has not been withdrawn as of such date of issuance (but such Repurchase Period shall begin immediately upon any such withdrawal and then continue until the earlier of twelve (12) months thereafter or an IPO Closing Date); provided, further, that such Repurchase Period shall begin no later than six (6) months after such date of issuance (even if such registration statement shall not have been withdrawn as of such date) and in such event shall continue until the earlier of twelve (12) months thereafter or an IPO Closing Date.

ARTICLE III.

MISCELLANEOUS

3.1 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise); provided that (a) in the event BNL (or any of its successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in either such case, BNL shall cause its successors and assigns, as the case may be, to assume BNL’s obligations under this Agreement, and (b) in the event any Eligible Holder transfers any Covered REIT Shares or Earnout Shares in accordance with the Articles of Incorporation of BNL, then any transferee that acquires such Covered REIT Shares or Earnout Shares shall succeed to the rights, interests and obligations of the transferring Eligible Holder hereunder and shall execute and deliver a joinder to this Agreement as an “Eligible Holder”. Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

3.2 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

3.3 Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the

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laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any proceeding arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery sitting in New Castle County (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court sitting in New Castle County within the State of Delaware) (the “Chosen Courts”), and with respect to any such proceeding (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and agrees that delivery of notice shall constitute valid and enforceable service of legal process in any such proceeding; provided, that nothing herein shall limit such party’s ability to serve legal process in any other manner permitted by law. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.4 Amendment; Waiver. No amendment, supplement or modification of this Agreement shall be binding unless executed in writing by the parties hereto. Any provision of this Agreement may be waived in writing by the party benefited by the provision. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

3.5 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

BROADSTONE NET LEASE, INC.

By:
Name:
Title:

[ELIGIBLE HOLDERS]

[Signature Page to Redemption Rights Agreement]

EXHIBIT F-1

LETTER OF TRANSMITTAL

For the Surrender of

Non-Voting Ordinary Common Units of

BROADSTONE REAL ESTATE, LLC

(See Instructions Enclosed Herein)

Mail or deliver this Letter of Transmittal to:

[Exchange Agent Name]

[Exchange Agent Mailing Address]

Attention: [Exchange Agent Contact]

Email: [Exchange Agent Email Address]

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE UNDERSIGNED, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR BY A TRACEABLE, NATIONAL, OVERNIGHT DELIVERY SERVICE SUCH AS FEDEX OR UPS.

For assistance, please contact:

[Exchange Agent Telephone Number]

This Letter of Transmittal should be promptly (i) completed and signed in the space provided below and, as applicable, on the IRS Form W-9 or the appropriate IRS Form W-8 and (ii) mailed or delivered to [Exchange Agent Name] (the “Exchange Agent”) as set forth above.

Merger

In connection with the merger (the “OP Merger”) of Broadstone Real Estate, LLC, a New York limited liability company (“BRE”), with and into Broadstone Net Lease, LLC, a New York limited liability company (“BNL OP”), contemplated pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 11, 2019 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), BNL OP (a wholly owned subsidiary of BNL), Broadstone Net Lease Sub I, Inc., Broadstone Net Lease Sub 2, Inc., BRE, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc., and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P., the undersigned surrenders herewith all right, title and interest in and to all of the undersigned’s Units of BRE listed in the “Units” section of this Letter of Transmittal, and hereby acknowledges that the Units will be cancelled and extinguished and retired and cease to exist as of the OP Merger Effective Time and will be converted into and become the right to receive the Merger Consideration and the Aggregate Earnout Consideration set forth in the Merger Agreement (which will consist of cash or shares of common stock of BNL (“REIT Shares”), or a combination of the foregoing), in each case without interest, other than imputed interest on the Aggregate Earnout Consideration under applicable income tax rules, and subject to applicable required tax deductions or withholdings, if any.

Capitalized terms not otherwise defined herein will have the meanings set forth in the Merger Agreement, a copy of which is enclosed with this Letter of Transmittal.

THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT THE UNDERSIGNED HAS BEEN PROVIDED WITH A COPY OF THE MERGER AGREEMENT, THAT THE UNDERSIGNED HAS HAD THE FULL OPPORTUNITY TO REVIEW THE MERGER AGREEMENT AND CONSULT WITH INDEPENDENT LEGAL, TAX, ACCOUNTING, REGULATORY AND FINANCIAL ADVISORS REGARDING THE UNDERSIGNED’S RIGHTS AND OBLIGATIONS UNDER THE MERGER AGREEMENT AND THAT THE UNDERSIGNED FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED IN, AND THE TRANSACTIONS CONTEMPLATED BY, THE MERGER AGREEMENT.

It is important that you review this Letter of Transmittal carefully and follow the instructions set forth herein, which include completing, signing and delivering this Letter of Transmittal to the Exchange Agent as provided for in the “Instructions for Letter of Transmittal” section of this Letter of Transmittal. You will not receive your applicable portion of the Merger Consideration or Aggregate Earnout Consideration unless and until you sign and deliver this Letter of Transmittal to the Exchange Agent.

In exchange for the execution and delivery of this Letter of Transmittal, BNL, BNL OP or the Exchange Agent or any of their respective designees, as applicable, will deliver, in accordance with the Merger Agreement, the applicable portion of the Merger Consideration and the applicable portion of the Aggregate Earnout Consideration, in each case, without interest and minus any required tax deductions or withholdings (if applicable), to which the undersigned is entitled under the Merger Agreement, at the times specified therein. The undersigned understands and agrees that, pursuant to the Merger Agreement, a portion of the consideration to which the undersigned may be entitled under the Merger Agreement is subject to the satisfaction of certain contingencies and may be paid (if at all) to you (or to the Exchange Agent for subsequent delivery to you) by BNL, BNL OP or the Exchange Agent or any of their respective designees, as applicable, after the Closing in accordance with the Merger Agreement.

Representations and Warranties

The undersigned hereby represents and warrants to BNL and BNL OP as of the date of this Letter of Transmittal that: (a) the undersigned has the full legal right, power and authority to execute and deliver this Letter of Transmittal and to perform its obligations hereunder, (b) if the undersigned is an entity, the undersigned is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and the execution, delivery and performance of this Letter of Transmittal by the undersigned has been duly authorized by all necessary action of the undersigned, (c) this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally or to general equitable principles, (d) if the undersigned is an individual, is married and resides in a community property (or similar) state, this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned’s spouse, enforceable against such spouse in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally or to general equitable principles, (e) the undersigned is the sole owner

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(unless the undersigned is an individual and resides in a community property (or similar) state, in which case, the undersigned “owns”) beneficially and of record of, and has good and valid title to, the Units set forth in the “Units” section of this Letter of Transmittal, free and clear of any Lien (other than such as exist under applicable securities Laws or as will be terminated at or prior to the OP Merger Effective Time, including with regard to any Lien that results from the terms of the BRE LLCA) as of immediately prior to the OP Merger Effective Time, (f) the undersigned owns no Units other than the Units listed under the “Units” section of this Letter of Transmittal, (g) the undersigned is not party to any voting agreement or any agreement restricting the transfer of Units other than the BRE LLCA and has not granted any proxy that remains in effect with respect to any Units, (h) the execution and delivery of this Letter of Transmittal and the compliance with the provisions hereof do not (1) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of acceleration, cancelation or termination of, or require consent under, any Contract to which the undersigned is a party, (2) if the undersigned is an entity, conflict with, or result in a violation of, any provision of the undersigned’s organizational documents, (3) violate, conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under any Permit, or Law imposed by, any Governmental Entity, applicable to the undersigned or (4) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the properties or assets of the undersigned, except, in the cases of clauses (1), (3) and (4), as would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Merger Agreement or this Letter of Transmittal, and (i) no notice to, declaration or filing with, or consent or approval of any Governmental Entity is required in connection with this Letter of Transmittal and the compliance with the provisions hereof, except for any such declaration, filing, consent, notice or approval the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Merger Agreement or this Letter of Transmittal. From and after the OP Merger Effective Time, the undersigned will indemnify and hold harmless BNL and BNL OP from and against any losses, liabilities, damages, costs and expenses incurred or suffered by BNL or BNL OP to the extent resulting from, caused by or arising out of (i) any breach of any representation or warranty of the undersigned contained in this Letter of Transmittal or (ii) any breach of any covenant or agreement of the undersigned contained in this Letter of Transmittal. If payment or delivery is to be made to a Person other than the Person in whose name any Units are registered, it shall be a condition of payment that a completed and duly executed assignment of such Units is delivered with the Letter of Transmittal, that the signatures on the assignment are properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Units or establish to the satisfaction of BNL, BNL OP or the Exchange Agent that such Tax has been paid or is not applicable.

Release

Effective as of the OP Merger Effective Time, the undersigned, for itself and on behalf of each of its Affiliates (other than BRE), and such Affiliates’ heirs, personal representatives, executors, administrators, trustees, family members, successors, and assigns (collectively, the “Holder Releasing Parties”), hereby releases and forever discharges BRE, BNL, BNL OP, each of their Affiliates, and each of their respective past, present and future stockholders, members, controlling persons, managers, directors, officers, employees, agents, representatives, debt holders, successors, and assigns (individually, a “BNL Releasee” and collectively, the “BNL Releasees”) from any and all Proceedings, orders, Contracts, debts, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity (collectively, “Claims or Rights”), which the Holder Releasing Parties now have, have ever had or may hereafter have against the respective BNL Releasees arising contemporaneously with or prior to the OP Merger Effective Time (a) on account of or arising out of the organization, management or operation of the businesses of BRE or any of its Subsidiaries relating to any matter, cause or event occurring contemporaneously with or prior to the OP Merger Effective Time or (b) on account of or arising out of the undersigned’s direct or indirect ownership of the Units or any other Equity Securities of BRE (including any Claim that the allocation of Merger Consideration or the Aggregate Earnout Consideration among the various classes of Units does not comply with the BRE LLCA); provided, that nothing contained herein shall operate to release Claims or Rights of the Holder Releasing Parties (or to release or preclude enforcement of Claims or Rights of the Holder Releasing Parties) (i) arising under the Merger Agreement or any Ancillary Agreement or this Letter of Transmittal; or (ii) if the Holder Releasing Party was an employee or service provider of BRE or any of its Subsidiaries prior to the OP Merger Effective Time, arising from accrued but unpaid compensation (whether in bonus, salary or otherwise) and/or benefits, other than equity-based or equity-related compensation or benefits; or (iii) for indemnification, exculpation or advancement of expenses pursuant to the organizational documents of BRE and its Subsidiaries; or (iv) for reimbursement of business expenses incurred in the ordinary course of business in accordance with the policies and past practices of BRE and its Subsidiaries and which is owing to the undersigned as of the OP Merger Effective Time. The undersigned hereby

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irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced any Proceeding of any kind against any BNL Releasee based upon any matter purported to be released hereby.

Confidentiality

The undersigned shall, and shall cause each of its Affiliates and representatives to, maintain the confidentiality of any non-public information regarding BRE for a period of two (2) years after the OP Merger Effective Time; provided, that the undersigned may be permitted to disclose confidential information of BRE to the extent required by Law (in the reasonable opinion of counsel) or requested by a Governmental Entity, in which event the undersigned shall use its commercially reasonable efforts to notify and allow BNL OP reasonable time to review, comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such disclosure in advance of its issuance, and such disclosure will only contain such information that the undersigned was required by Law or requested by a Governmental Entity to disclose; and provided, further, that the undersigned shall not be required to provide notice to BNL OP where disclosure is in connection with a routine audit or examination by, or a blanket document request from, a Governmental Entity in the ordinary course of its supervisory or regulatory authority that does not specifically target BRE. Notwithstanding the foregoing, (i) the undersigned may make disclosures to its representatives and professional advisors as necessary in connection with the preparation of tax returns and financial planning or as necessary to assist the undersigned in exercising its rights or satisfying and performing its covenants and obligations under this Letter of Transmittal; provided that the provisions of this paragraph shall apply to such representatives and professional advisors and the undersigned shall notify them of the provisions of this paragraph and shall be responsible for any breach of the provisions hereof by them, and (ii) if the undersigned is an entity, the undersigned may, and may permit its Affiliates to, provide ordinary course communications regarding BRE to existing or prospective general or limited partners, equity holders, members, managers and investors of the undersigned and its Affiliates, and to Representatives of the undersigned and its Affiliates, in each case, subject to customary confidentiality obligations.

Delivery of Letter of Transmittal

The undersigned hereby acknowledges that the undersigned has read the “Instructions for Letter of Transmittal” section of this Letter of Transmittal, which among other things provides information as to who should sign the Letter of Transmittal.

The undersigned acknowledges that: (a) unless and until the undersigned executes and delivers this Letter of Transmittal (together with the attached forms) to the Exchange Agent, none of the Merger Consideration or Aggregate Earnout Consideration under the Merger Agreement shall be paid or delivered to the undersigned in respect of any Units, and (b) in no event will interest accrue on any amounts payable under the Merger Agreement.

The undersigned agrees, upon request, to execute and deliver any additional documents necessary to complete the exchange of the Units for the Merger Consideration and Aggregate Earnout Consideration, as reasonably required by the Exchange Agent or BNL OP.

This Letter of Transmittal may be executed and delivered by means of facsimile transmission or electronic mail transmission with portable document format (.pdf) (or similar format) attachment.

Tax Treatment

The undersigned acknowledges, agrees and consents to treat (i) the receipt by the Holders of BRE Exchange Units of REIT Shares or cash pursuant to the Merger Agreement as a sale by such Holders of their BRE Exchange Units and a purchase by BNL OP of such BRE Exchange Units for U.S. federal income tax purposes pursuant to Treasury Regulations Section 1.708-1(c)(4) (the “Sale Treatment”), and (ii) BRE’s transfer of its assets and liabilities to BNL OP, to the extent attributable to the Sale Treatment, as occurring pursuant to Sections 731 and 732(b) of the Code.

Other Matters

The undersigned irrevocably agrees that all disputes, claims or controversies arising out of or relating to this Letter of Transmittal or the Merger Agreement, or the negotiation, validity or performance of this Letter of Transmittal or the Merger Agreement or the transactions contemplated thereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. The undersigned hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware, provided, that if (and only after) such court determines that it lacks subject matter jurisdiction

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over any such Proceeding, such Proceeding shall be brought in any State or Federal court located in New Castle County, Delaware (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Letter of Transmittal or the Merger Agreement or the negotiation, validity or performance of this Letter of Transmittal or the Merger Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Chosen Courts and (iii) agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The undersigned hereby agrees not to commence any such litigation other than before one of the Chosen Courts. The undersigned agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. The undersigned agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on the undersigned by sending or delivering a copy of the process to the undersigned at the address of the undersigned set forth below. Nothing in this Letter of Transmittal, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

THE UNDERSIGNED HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER OF TRANSMITTAL OR THE MERGER AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES THERETO IN RESPECT OF THIS LETTER OF TRANSMITTAL OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE A COPY OF THIS LETTER OF TRANSMITTAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF THE UNDERSIGNED’S RIGHT TO TRIAL BY JURY.

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INSTRUCTIONS FOR LETTER OF TRANSMITTAL

General

This Letter of Transmittal is being provided for the purpose of assisting Holders with converting their Units, at the OP Merger Effective Time, into the right to receive, upon delivery of a duly executed and completed copy of this Letter of Transmittal, the applicable Merger Consideration and Aggregate Earnout Consideration set forth in, and determined in accordance with, the Merger Agreement at the times specified therein.

The applicable portion of the Merger Consideration and the applicable portion of the Aggregate Earnout Consideration, in each case, minus any Tax deductions, withholdings and any other amounts that BNL, BNL OP or the Exchange Agent (as applicable) are required to deduct or withhold under the Code or any applicable provision of Tax Law, to which a Holder is entitled under the Merger Agreement will be delivered in accordance with the Merger Agreement.

This Letter of Transmittal, including the Form W-9 or appropriate Form W-8, should be properly filled in, dated and signed by the registered Holder(s) of the Unit(s) and delivered to the Exchange Agent at the following address as soon as possible: [Exchange Agent mailing address] or [Exchange Agent email address]. The execution and delivery of the Letter of Transmittal will evidence your surrender of your Units for cancellation in accordance with the terms set forth herein and in the Merger Agreement.

Signatures

Signatures on this Letter of Transmittal must correspond in every particular with the name(s) of such Holder as set forth below in the Section entitled “Units.” In case this Letter of Transmittal is executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation or other entity, partner of a limited or general partnership or manager of a limited liability company, the person executing this Letter of Transmittal must give his full title in such capacity.

Taxpayer Identification Number Certification

Under U.S. federal income tax law, you must report and certify your correct taxpayer identification number and further certify that you are not subject to backup withholding due to notified underreporting of income on Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8. This Letter of Transmittal includes a Form W-9, which you should complete (if appropriate) and return with this Letter of Transmittal. If you are a non-resident alien individual or foreign entity, you should obtain the appropriate Form W-8 based on your status under U.S. federal income tax law pursuant to the instructions provided below, and complete and return such Form W-8 with this Letter of Transmittal. Failure to provide the information requested on the Form W-9 could result in certain penalties as well as backup withholding on payments due to you. If you have been notified by the IRS that you are subject to backup withholding and the IRS has not subsequently notified you that backup withholding has terminated, you must strike out the language in paragraph 2 of Part II on the Form W-9. Certain Holders are not subject to backup withholding. For further information concerning backup withholding and instructions for completing the Form W-9, see the “Important Tax Information” section. If you are a non-resident alien individual or foreign entity, please obtain the appropriate IRS Form W-8 from the IRS website, http://www.irs.gov.

Payment Instructions

If applicable, please complete the information for the payment instructions by providing applicable wire transfer information in the space provided. This will be the account to which your applicable cash portion (if any) of the Merger Consideration and Aggregate Earnout Consideration will be wired. Please also provide the contact information where the Exchange Agent may contact you if there are any questions or issues regarding the wire transfer information provided.

Questions

If you have questions regarding this Letter of Transmittal, please contact [Exchange Agent contact name, mailing address, telephone number and email address].

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IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a Holder who surrenders Units for a portion of the Merger Consideration and Aggregate Earnout Consideration is required to provide the Exchange Agent with the Holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 or the appropriate Form W-8 or otherwise establish a basis for exemption from backup withholding. Generally, if the Holder is an individual, the TIN is the Holder’s social security number. If the Exchange Agent is not provided with the correct TIN, the Holder may be subject to a $50 penalty, as well as various other penalties, imposed by the IRS. In addition, payments made to the Holder with respect to the Units may be subject to backup withholding.

Certain Holders (including, among others, certain corporations and foreign individuals) are not subject to these backup withholding and reporting requirements. A foreign individual may qualify as an exempt recipient or other payee by submitting to the Exchange Agent a properly completed IRS Form W-8, Certificate of Foreign Status, signed under penalty of perjury, attesting to such Holder’s exempt status. The appropriate IRS Form W-8 may be downloaded from the IRS website at the following address: http://www.irs.gov.

If backup withholding applies, the Exchange Agent, BNL or BNL OP, as applicable, will be required to withhold 24% of any payment made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the amount withheld will be credited against the federal income tax liability of persons subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided that the required information is timely furnished to the IRS.

Purpose of Form W-9. To prevent backup withholding on payments that are made to a Holder with respect to the Units, the Holder is required to provide the Exchange Agent with the Holder’s current TIN by completing the Form W-9 herein, certifying that the TIN provided on Form W-9 is correct (or that such Holder is awaiting a TIN), that the Holder is a U.S. Person, and that (i) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the Holder that the Holder is no longer subject to backup withholding.

What Number to Give the Representative. The Holder is required to give the Exchange Agent the TIN (e.g., social security number, individual taxpayer identification number or employer identification number) of the record owner of the Units. If the Units are held in more than one name or are not held in the name of the actual owner, consult the “What Name and Number to give the Requester” section in the attached Form W-9 or your tax advisor for additional guidance on which number to report.

FOR ADDITIONAL INFORMATION, CONTACT YOUR OWN

TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.

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THE “INSTRUCTIONS FOR LETTER OF TRANSMITTAL” SECTION OF THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

For completion by individuals:	For completion by corporations, partnerships, limited liability companies, trusts or other entities:

Name of Holder (please print or type):	Name of Holder (please print or type):

Signature of Holder:	Signature on behalf of Holder:

Name of Signatory (please print or type):

Title of Signatory (please print or type):

The Name of Holder set forth above must match the Name of Holder set forth below under “Units”.

Units:

You hereby acknowledge that upon receipt by the Exchange Agent of your properly completed and signed Letter of Transmittal, the Units held by you shall be surrendered for cancellation in the OP Merger in accordance with the terms and conditions of the Merger Agreement.

Name and Address of Holder	Vested Non-voting Ordinary Common Units	Unvested Non-voting Ordinary Common Units	FMV Non-voting Ordinary Common Units

Form W-9

See attached.

Form Wire Instructions

(TYPE OR PRINT CLEARLY)

Name of Depository Bank:

Address of Depository Bank:

Depository Bank ABA Routing No.:

Account No.:

Wire Reference:

For Credit to (Account Holder):

Tax I.D. No./Social Security No.:

THE UNDERSIGNED CERTIFIES THAT THE FOREGOING WIRE INSTRUCTIONS PROVIDED BY THE UNDERSIGNED ARE TRUE, ACCURATE AND COMPLETE IN ALL RESPECTS. THE UNDERSIGNED AGREES THAT PAYMENT OF ANY AMOUNTS TO THE ACCOUNT DESIGNATED ABOVE PER SUCH WIRE INSTRUCTIONS SHALL CONSTITUTE PAYMENT TO AND PAYMENT RECEIVED BY THE UNDERSIGNED.

DATED: _________________	SIGNATURE:

PRINTED NAME:

TITLE:

ADDRESS:

PHONE:

FAX:

EXHIBIT F-2 & G

ELECTION FORM AND LETTER OF TRANSMITTAL

For Elections in Respect of, and the Surrender of,

Special Existing Member Units and Ordinary Common Units of

BROADSTONE REAL ESTATE, LLC

(See Instructions Enclosed Herein)

Mail or deliver this Election Form and Letter of Transmittal to:

[Exchange Agent Name]

[Exchange Agent Mailing Address]

Attention: [Exchange Agent Contact]

Email: [Exchange Agent Email Address]

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE UNDERSIGNED, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR BY A TRACEABLE, NATIONAL, OVERNIGHT DELIVERY SERVICE SUCH AS FEDEX OR UPS.

For assistance, please contact:

[Exchange Agent Telephone Number]

This Election Form and Letter of Transmittal should be promptly (i) completed and signed in the space provided below and, as applicable, on the IRS Form W-9 or the appropriate IRS Form W-8 and (ii) mailed or delivered to [Exchange Agent Name] (the “Exchange Agent”) as set forth above.

Merger

In connection with the merger (the “OP Merger”) of Broadstone Real Estate, LLC, a New York limited liability company (“BRE”), with and into Broadstone Net Lease, LLC, a New York limited liability company (“BNL OP”), contemplated pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 11, 2019 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), BNL OP (a wholly owned subsidiary of BNL), Broadstone Net Lease Sub I, Inc., Broadstone Net Lease Sub 2, Inc., BRE, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc., and, solely for purposes of Sections 6.18, 6.19 and 6.20 thereof, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P., the undersigned makes the elections set forth below in respect of, and surrenders herewith all right, title and interest in and to all of, the undersigned’s Units of BRE listed in the “Units” section of this Election Form and Letter of Transmittal (this “Election Form”), and hereby acknowledges that the Units will be cancelled and extinguished and retired and cease to exist as of the OP Merger Effective Time and will be converted into and become the right to receive the Merger Consideration and the Aggregate Earnout Consideration set forth in the Merger Agreement (which will consist of shares of common stock of BNL (“REIT Shares”) or membership units in BNL OP (“BNL OP Membership Units”), or a combination of the foregoing, as elected (or deemed to be elected) by the undersigned), in each case without interest, other than imputed interest on the Aggregate Earnout Consideration under applicable income tax rules, and subject to applicable required tax deductions or withholdings, if any.

Capitalized terms not otherwise defined herein will have the meanings set forth in the Merger Agreement, a copy of which is enclosed with this Election Form.

THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT THE UNDERSIGNED HAS BEEN PROVIDED WITH A COPY OF THE MERGER AGREEMENT, THAT THE UNDERSIGNED HAS HAD THE FULL OPPORTUNITY TO REVIEW THE MERGER AGREEMENT AND CONSULT WITH INDEPENDENT LEGAL, TAX, ACCOUNTING, REGULATORY AND FINANCIAL ADVISORS REGARDING THE UNDERSIGNED’S RIGHTS AND OBLIGATIONS UNDER THE MERGER AGREEMENT AND THAT THE UNDERSIGNED FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED IN, AND THE TRANSACTIONS CONTEMPLATED BY, THE MERGER AGREEMENT.

It is important that you review this Election Form carefully and follow the instructions set forth herein, which include completing, signing and delivering this Election Form to the Exchange Agent as provided for in the “Instructions for Election Form and Letter of Transmittal” section of this Election Form. You will not receive your applicable portion of the Merger Consideration or Aggregate Earnout Consideration unless and until you sign and deliver this Election Form to the Exchange Agent. If you return this Election Form to the Exchange Agent, but fail to make (or are deemed to have failed to make) a valid election, you will be deemed to have elected to receive your applicable portion of the Merger Consideration and Aggregate Earnout Consideration in the form of BNL OP Membership Units.

In exchange for the execution and delivery of this Election Form, BNL, BNL OP or the Exchange Agent or any of their respective designees, as applicable, will deliver, in accordance with the Merger Agreement, the applicable portion of the Merger Consideration and the applicable portion of the Aggregate Earnout Consideration, in each case, without interest and minus any required tax deductions or withholdings (if applicable), to which the undersigned is entitled under the Merger Agreement, in the form you elect herein (or are deemed to have elected) and at the times specified therein. The undersigned understands and agrees that, pursuant to the Merger Agreement, a portion of the consideration to which the undersigned may be entitled under the Merger Agreement is subject to the satisfaction of certain contingencies and may be paid (if at all) to you (or to the Exchange Agent for subsequent delivery to you) by BNL, BNL OP or the Exchange Agent or any of their respective designees, as applicable, after the Closing in accordance with the Merger Agreement.

Representations and Warranties

The undersigned hereby represents and warrants to BNL and BNL OP as of the date of this Election Form that: (a) the undersigned has the full legal right, power and authority to execute and deliver this Election Form and to perform its obligations hereunder, (b) if the undersigned is an entity, the undersigned is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and the execution, delivery and performance of this Election Form by the undersigned has been duly authorized by all necessary action of the undersigned, (c) this Election Form constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally or to general

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equitable principles, (d) if the undersigned is an individual, is married and resides in a community property (or similar) state, this Election Form constitutes a legal, valid and binding obligation of the undersigned’s spouse, enforceable against such spouse in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally or to general equitable principles, (e) the undersigned is the sole owner (unless the undersigned is an individual and resides in a community property (or similar) state, in which case, the undersigned “owns”) beneficially and of record of, and has good and valid title to, the Units set forth in the “Units” section of this Election Form, free and clear of any Lien (other than such as exist under applicable securities Laws or as will be terminated at or prior to the OP Merger Effective Time, including with regard to any Lien that results from the terms of the BRE LLCA) as of immediately prior to the OP Merger Effective Time, (f) the undersigned owns no Units other than the Units listed under the “Units” section of this Election Form, (g) the undersigned is not party to any voting agreement or any agreement restricting the transfer of Units other than the BRE LLCA and has not granted any proxy that remains in effect with respect to any Units, (h) the execution and delivery of this Election Form and the compliance with the provisions hereof do not (1) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of acceleration, cancelation or termination of, or require consent under, any Contract to which the undersigned is a party, (2) if the undersigned is an entity, conflict with, or result in a violation of, any provision of the undersigned’s organizational documents, (3) violate, conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under any Permit, or Law imposed by, any Governmental Entity, applicable to the undersigned or (4) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the properties or assets of the undersigned, except, in the cases of clauses (1), (3) and (4), as would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Merger Agreement or this Election Form, and (i) no notice to, declaration or filing with, or consent or approval of any Governmental Entity is required in connection with this Election Form and the compliance with the provisions hereof, except for any such declaration, filing, consent, notice or approval the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Merger Agreement or this Election Form. From and after the OP Merger Effective Time, the undersigned will indemnify and hold harmless BNL and BNL OP from and against any losses, liabilities, damages, costs and expenses incurred or suffered by BNL or BNL OP to the extent resulting from, caused by or arising out of (i) any breach of any representation or warranty of the undersigned contained in this Election Form or (ii) any breach of any covenant or agreement of the undersigned contained in this Election Form. If payment or delivery is to be made to a Person other than the Person in whose name any Units are registered, it shall be a condition of payment that a completed and duly executed assignment of such Units is delivered with the Election Form, that the signatures on the assignment are properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Units or establish to the satisfaction of BNL, BNL OP or the Exchange Agent that such Tax has been paid or is not applicable.

Release

Effective as of the OP Merger Effective Time, the undersigned, for itself and on behalf of each of its Affiliates (other than BRE), and such Affiliates’ heirs, personal representatives, executors, administrators, trustees, family members, successors, and assigns (collectively, the “Holder Releasing Parties”), hereby releases and forever discharges BRE, BNL, BNL OP, each of their Affiliates, and each of their respective past, present and future stockholders, members, controlling persons, managers, directors, officers, employees, agents, representatives, debt holders, successors, and assigns (individually, a “BNL Releasee” and collectively, the “BNL Releasees”) from any and all Proceedings, orders, Contracts, debts, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity (collectively, “Claims or Rights”), which the Holder Releasing Parties now have, have ever had or may hereafter have against the respective BNL Releasees arising contemporaneously with or prior to the OP Merger Effective Time (a) on account of or arising out of the organization, management or operation of the businesses of BRE or any of its Subsidiaries relating to any matter, cause or event occurring contemporaneously with or prior to the OP Merger Effective Time or (b) on account of or arising out of the undersigned’s direct or indirect ownership of the Units or any other Equity Securities of BRE (including any Claim that the allocation of Merger Consideration or the Aggregate Earnout Consideration among the various classes of Units does not comply with the BRE LLCA); provided, that nothing contained herein shall operate to release Claims or Rights of the Holder Releasing Parties (or to release or preclude enforcement of Claims or Rights of the Holder Releasing Parties) (i) arising under the Merger Agreement or any Ancillary Agreement or this Election Form; or (ii) if the Holder Releasing Party was an employee or service provider of BRE or any of its Subsidiaries prior to the OP Merger Effective Time, arising from accrued but unpaid compensation (whether in bonus, salary or otherwise) and/or benefits, other than equity-based or

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equity-related compensation or benefits; or (iii) for indemnification, exculpation or advancement of expenses pursuant to the organizational documents of BRE and its Subsidiaries; or (iv) for reimbursement of business expenses incurred in the ordinary course of business in accordance with the policies and past practices of BRE and its Subsidiaries and which is owing to the undersigned as of the OP Merger Effective Time. The undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced any Proceeding of any kind against any BNL Releasee based upon any matter purported to be released hereby.

Confidentiality

The undersigned shall, and shall cause each of its Affiliates and representatives to, maintain the confidentiality of any non-public information regarding BRE for a period of two (2) years after the OP Merger Effective Time; provided, that the undersigned may be permitted to disclose confidential information of BRE to the extent required by Law (in the reasonable opinion of counsel) or requested by a Governmental Entity, in which event the undersigned shall use its commercially reasonable efforts to notify and allow BNL OP reasonable time to review, comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such disclosure in advance of its issuance, and such disclosure will only contain such information that the undersigned was required by Law or requested by a Governmental Entity to disclose; and provided, further, that the undersigned shall not be required to provide notice to BNL OP where disclosure is in connection with a routine audit or examination by, or a blanket document request from, a Governmental Entity in the ordinary course of its supervisory or regulatory authority that does not specifically target BRE. Notwithstanding the foregoing, (i) the undersigned may make disclosures to its representatives and professional advisors as necessary in connection with the preparation of tax returns and financial planning or as necessary to assist the undersigned in exercising its rights or satisfying and performing its covenants and obligations under this Election Form; provided that the provisions of this paragraph shall apply to such representatives and professional advisors and the undersigned shall notify them of the provisions of this paragraph and shall be responsible for any breach of the provisions hereof by them, and (ii) if the undersigned is an entity, the undersigned may, and may permit its Affiliates to, provide ordinary course communications regarding BRE to existing or prospective general or limited partners, equity holders, members, managers and investors of the undersigned and its Affiliates, and to Representatives of the undersigned and its Affiliates, in each case, subject to customary confidentiality obligations.

Delivery of Election Form

The undersigned hereby acknowledges that the undersigned has read the “Instructions for Election Form and Letter of Transmittal” section of this Election Form, which among other things provides information as to who should sign the Election Form.

The undersigned acknowledges that: (a) unless and until the undersigned executes and delivers this Election Form (together with the attached forms) to the Exchange Agent, none of the Merger Consideration or Aggregate Earnout Consideration under the Merger Agreement shall be paid or delivered to the undersigned in respect of any Units, and (b) in no event will interest accrue on any amounts payable under the Merger Agreement.

The undersigned agrees, upon request, to execute and deliver any additional documents necessary to complete the exchange of the Units for the Merger Consideration and Aggregate Earnout Consideration, as reasonably required by the Exchange Agent or BNL OP.

This Election Form may be executed and delivered by means of facsimile transmission or electronic mail transmission with portable document format (.pdf) (or similar format) attachment.

Tax Treatment

The undersigned acknowledges, agrees and consents to treat (i) the receipt by the Holders of BRE Exchange Units of REIT Shares (or cash) pursuant to the Merger Agreement as a sale by such Holders of their BRE Exchange Units and a purchase by BNL OP of such BRE Exchange Units for U.S. federal income tax purposes pursuant to Treasury Regulations Section 1.708-1(c)(4) (the “Sale Treatment”), and (ii) BRE’s transfer of its assets and liabilities to BNL OP, to the extent attributable to the Sale Treatment, as occurring pursuant to Sections 731 and 732(b) of the Code.

Other Matters

The undersigned irrevocably agrees that all disputes, claims or controversies arising out of or relating to this Election Form or the Merger Agreement, or the negotiation, validity or performance of this Election Form or the

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Merger Agreement or the transactions contemplated thereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. The undersigned hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware, provided, that if (and only after) such court determines that it lacks subject matter jurisdiction over any such Proceeding, such Proceeding shall be brought in any State or Federal court located in New Castle County, Delaware (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Election Form or the Merger Agreement or the negotiation, validity or performance of this Election Form or the Merger Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Chosen Courts and (iii) agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The undersigned hereby agrees not to commence any such litigation other than before one of the Chosen Courts. The undersigned agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. The undersigned agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on the undersigned by sending or delivering a copy of the process to the undersigned at the address of the undersigned set forth below. Nothing in this Election Form, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

THE UNDERSIGNED HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS ELECTION FORM OR THE MERGER AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES THERETO IN RESPECT OF THIS ELECTION FORM OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE A COPY OF THIS ELECTION FORM WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF THE UNDERSIGNED’S RIGHT TO TRIAL BY JURY.

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INSTRUCTIONS FOR ELECTION FORM AND LETTER OF TRANSMITTAL

General

This Election Form is being provided for the purpose of assisting Holders with making elections in respect of, and converting, their Units, at the OP Merger Effective Time, into the right to receive, upon delivery of a duly executed and completed copy of this Election Form, the applicable Merger Consideration and Aggregate Earnout Consideration set forth in, and determined in accordance with, the Merger Agreement at the times specified therein.

The applicable portion of the Merger Consideration and the applicable portion of the Aggregate Earnout Consideration, in each case, minus any Tax deductions, withholdings and any other amounts that BNL, BNL OP or the Exchange Agent (as applicable) are required to deduct or withhold under the Code or any applicable provision of Tax Law, to which a Holder is entitled under the Merger Agreement will be delivered in accordance with the Merger Agreement and any valid election made in this Election Form (or, absent a valid election, as deemed to have been made pursuant to the Merger Agreement).

This Election Form, including the Form W-9 or appropriate Form W-8, should be properly filled in, dated and signed by the registered Holder(s) of the Unit(s) and delivered to the Exchange Agent at the following address as soon as possible: [Exchange Agent mailing address] or [Exchange Agent email address]. The execution and delivery of the Election Form will evidence both your election in respect of your Units, and your surrender of your Units for cancellation, in each case in accordance with the terms set forth herein and in the Merger Agreement.

Elections

The Merger Agreement permits holders of certain Units (“BRE Election Units”) to make an election to receive their portion of the applicable Merger Consideration and Aggregate Earnout Consideration set forth in, and determined in accordance with, the Merger Agreement in either the form of REIT Shares (a “REIT Share Election”) or BNL OP Membership Units (a “BNL OP Membership Unit Election”) or a combination thereof. You may make elections on a Unit-by-Unit basis, so that, for example, if you own 100 BRE Election Units you may make a REIT Share Election for any number of those Units, and correspondingly receive BNL OP Membership Units for your remaining BRE Election Units.

To make an election in respect of your BRE Election Units, you must complete the “Election” section of this Election Form and return this completed Election Form by no later than 5:00 p.m. New York time five (5) Business Days prior to the Closing Date (as provided in the Merger Agreement) (the “Election Deadline”). It is currently anticipated that the Closing Date will be January [2], 2020; accordingly, the Election Deadline will be 5:00 p.m. New York time on December [24], 2019. If the anticipated Closing Date is delayed beyond January [2], 2020, we will use reasonable efforts to announce the new Election Deadline at least five (5) Business Days before the new Election Deadline.

Your election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or a properly completed revised Election Form that identifies the BRE Election Units to which such revised Election Form applies. The proper delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any BRE Election Units will result in the revocation of all prior Election Forms with respect to all such BRE Election Units. Subject to the terms of the Merger Agreement, and of this Election Form, the Exchange Agent, in consultation with both BNL OP and BRE, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in this Election Form, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. None of BNL OP, BRE or the Exchange Agent shall be under any obligations to notify you of any defect in an Election Form.

If you fail to make a valid election with respect to any (or all) of your BRE Election Units by the Election Deadline (or, if a valid election has been made, has been revoked and not properly remade), you will be deemed to have made a BNL OP Membership Unit Election with respect to all BRE Election Units for which you have not made a valid and timely election.

Signatures

Signatures on this Election Form must correspond in every particular with the name(s) of such Holder as set forth below in the Section entitled “Units.” In case this Election Form is executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation or other entity, partner of a limited or

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general partnership or manager of a limited liability company, the person executing this Election Form must give his full title in such capacity.

Taxpayer Identification Number Certification

Under U.S. federal income tax law, you must report and certify your correct taxpayer identification number and further certify that you are not subject to backup withholding due to notified underreporting of income on Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8. This Election Form includes a Form W-9, which you should complete (if appropriate) and return with this Election Form. If you are a non-resident alien individual or foreign entity, you should obtain the appropriate Form W-8 based on your status under U.S. federal income tax law pursuant to the instructions provided below, and complete and return such Form W-8 with this Election Form. Failure to provide the information requested on the Form W-9 could result in certain penalties as well as backup withholding on payments due to you. If you have been notified by the IRS that you are subject to backup withholding and the IRS has not subsequently notified you that backup withholding has terminated, you must strike out the language in paragraph 2 of Part II on the Form W-9. Certain Holders are not subject to backup withholding. For further information concerning backup withholding and instructions for completing the Form W-9, see the “Important Tax Information” section. If you are a non-resident alien individual or foreign entity, please obtain the appropriate IRS Form W-8 from the IRS website, http://www.irs.gov.

Payment Instructions

If applicable, please complete the information for the payment instructions by providing applicable wire transfer information in the space provided. This will be the account to which your applicable cash portion (if any) of the Merger Consideration and Aggregate Earnout Consideration will be wired. Please also provide the contact information where the Exchange Agent may contact you if there are any questions or issues regarding the wire transfer information provided.

Questions

If you have questions regarding this Election Form, please contact [Exchange Agent contact name, mailing address, telephone number and email address].

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IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a Holder who surrenders Units for a portion of the Merger Consideration and Aggregate Earnout Consideration is required to provide the Exchange Agent with the Holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 or the appropriate Form W-8 or otherwise establish a basis for exemption from backup withholding. Generally, if the Holder is an individual, the TIN is the Holder’s social security number. If the Exchange Agent is not provided with the correct TIN, the Holder may be subject to a $50 penalty, as well as various other penalties, imposed by the IRS. In addition, payments made to the Holder with respect to the Units may be subject to backup withholding.

Certain Holders (including, among others, certain corporations and foreign individuals) are not subject to these backup withholding and reporting requirements. A foreign individual may qualify as an exempt recipient or other payee by submitting to the Exchange Agent a properly completed IRS Form W-8, Certificate of Foreign Status, signed under penalty of perjury, attesting to such Holder’s exempt status. The appropriate IRS Form W-8 may be downloaded from the IRS website at the following address: http://www.irs.gov.

If backup withholding applies, the Exchange Agent, BNL or BNL OP, as applicable, will be required to withhold 24% of any payment made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the amount withheld will be credited against the federal income tax liability of persons subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided that the required information is timely furnished to the IRS.

Purpose of Form W-9. To prevent backup withholding on payments that are made to a Holder with respect to the Units, the Holder is required to provide the Exchange Agent with the Holder’s current TIN by completing the Form W-9 herein, certifying that the TIN provided on Form W-9 is correct (or that such Holder is awaiting a TIN), that the Holder is a U.S. Person, and that (i) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the Holder that the Holder is no longer subject to backup withholding.

What Number to Give the Representative. The Holder is required to give the Exchange Agent the TIN (e.g., social security number, individual taxpayer identification number or employer identification number) of the record owner of the Units. If the Units are held in more than one name or are not held in the name of the actual owner, consult the “What Name and Number to give the Requester” section in the attached Form W-9 or your tax advisor for additional guidance on which number to report.

FOR ADDITIONAL INFORMATION, CONTACT YOUR OWN

TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.

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THE “INSTRUCTIONS FOR ELECTION FORM AND LETTER OF TRANSMITTAL” SECTION OF THIS ELECTION FORM SHOULD BE READ CAREFULLY BEFORE THIS ELECTION FORM IS COMPLETED.

For completion by individuals:	For completion by corporations, partnerships, limited liability companies, trusts or other entities:

Name of Holder (please print or type):	Name of Holder (please print or type):

Signature of Holder:	Signature on behalf of Holder:

Name of Signatory (please print or type):

Title of Signatory (please print or type):

The Name of Holder set forth above must match the Name of Holder set forth below under “Units”.

Units:

You hereby acknowledge that upon receipt by the Exchange Agent of your properly completed and signed Election Form, the Units held by you shall be surrendered for cancellation in the OP Merger in accordance with the terms and conditions of the Merger Agreement and, if you have made a valid election as set forth below under “Election”, the terms of this Election Form.

Name and Address of Holder	Ordinary Common Units	Special Existing Member Units

Election

I hereby elect to receive the following as consideration for my Units (Mark only one box):

REIT SHARE ELECTION

☐	Mark this box to elect to make a “REIT Share Election” with respect to ALL of your Units.

BNL OP MEMBERSHIP UNIT ELECTION

☐	Mark this box to elect to make a “BNL OP Membership Unit Election” with respect to ALL of your Units.

MIXED ELECTION

☐

Mark this box to elect to make a combination “REIT Share Election” and “BNL OP Membership Unit Election” and write the number of Units for each form of consideration you wish to receive in the boxes below. Do not insert dollar amounts in these boxes.

REIT Election Units:

BNL OP Membership Unit
Election Units:

You will be deemed to have made no election (and will be deemed to have made a “BNL OP Membership Unit Election”) if:

•	You fail to follow the instruction on this Election Form or otherwise fail to properly make an election;

•	A properly completed Election Form is not actually received by the Exchange Agent at or before the Election Deadline; or

•	You properly and timely revoke a prior election without making a new election before the Election Deadline.

For your election to be effective, this Election Form must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed above by the Election Deadline. Do not send this Election Form to BRE, BNL or BNL OP.

Form W-9

See attached.

EXHIBIT H

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and among [Broadstone Asset Management, LLC, a New York limited liability company (“BAM”),]1 Amy L. Tait (“Tait”), Broadstone Net Lease, Inc., a Maryland corporation (“BNL”), and Broadstone Net Lease, LLC, a New York limited liability company (“BNL OP”). [BAM,] Tait, BNL and BNL OP are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Broadstone Real Estate, LLC (“BRE”) and [Broadstone Asset Management, LLC (“BAM”)][BAM], a wholly owned subsidiary of BRE, currently provide property management and asset management services, respectively, to BNL and BNL OP;

WHEREAS, BRE, BNL, BNL OP and certain other parties have entered into that certain Agreement and Plan of Merger, dated as of November 11, 2019, pursuant to which, among other matters, BRE will be merged with and into BNL OP (as amended, restated or modified from time to time, the “Merger Agreement”);

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, BRE, BAM and certain other parties have agreed, pursuant to the terms of that certain Separation and Distribution Agreement, dated as of [●] (the “Distribution Agreement”), to execute certain restructuring transactions pursuant to which, among other things, the business of BAM relating to the provision of asset management services to BNL and BNL OP will be transferred to BRE and the businesses of BRE and BAM that are unrelated to the provision of asset management services to BNL and BNL OP will be separated from BRE (collectively, the “Distribution Transactions”) to the extent such businesses were not otherwise sold to a third party prior to such consummation; and

WHEREAS, Tait is a significant holder of membership interests in BRE and will receive significant membership interests in BNL OP pursuant to the Merger Agreement [and will receive significant membership interests in BAM upon completion of the Distribution Transactions]; and

WHEREAS, the Parties wish to establish certain limits upon the ongoing activities of [BAM and] Tait following the consummation of the Distribution Transactions and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, to induce BNL and BNL OP to consummate the transactions contemplated by the Merger Agreement and in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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BAM to be a party only to the extent the businesses of BRE and BAM that are unrelated to the provision of asset management services to BNL and BNL OP were not otherwise sold to a third party prior to the consummation of the transactions under the Merger Agreement.

1.	Covenants Not to Compete.

(a)       During the period commencing on the Closing Date and ending on the earlier of (i) the third (3rd) anniversary of the Closing Date or (ii) the first (1st) anniversary of the expiration of Tait’s service on the board of directors of BNL (the “Restricted Period”), except as set forth in Section 1(b) and Section 1(c) below, [each of BAM and] Tait ([collectively,] the “Restricted Part[y][ies]”) will not, and will cause [her][its] subsidiaries not to, directly or indirectly, manage, advise, operate, control, serve as an officer or as a member of the board of directors (or in any similar capacity) of, acquire any ownership interest in, provide financing to, or otherwise maintain or develop any material contractual arrangement or relationship with, any real estate investment trust, fund, partnership, joint venture or other investment vehicle of any sort that invests, or seeks to invest, more than 10% of its consolidated assets in commercial real estate properties leased to the properties’ operators under long-term net leases (collectively, a “Net Lease Program”).

(b)       Notwithstanding anything herein to the contrary, the restrictions set forth in Section 1(a) shall not prohibit or restrict in any manner any ownership by [a][the] Restricted Party of (x) [in the case of Tait,] shares of common stock or other securities of or investments in any Net Lease Program; provided, that such shares of common stock or other securities of or investments in such Net Lease Program have a value at the time of investment of not more than $5,000,000 on a per transaction basis; provided, further, that Tait shall have offered any such proposed investment opportunity to BNL first by delivering prior written notice of such proposed investment opportunity to BNL, (y) shares of common stock or other securities issued by BNL or units of membership interest in BNL OP or (z) shares of common stock or other voting securities of a real estate investment trust which are listed or traded on a national securities exchange or market (a “Public REIT”) or units of membership interest in any operating partnership subsidiary of a Public REIT (“Permitted OP Units”); provided, that any such ownership of securities of a Public REIT or Permitted OP Units by [a][the] Restricted Party does not grant [such][the] Restricted Party, and [such][the] Restricted Party does not otherwise possess, any right to participate in the management of such Public REIT or any of its subsidiaries; provided, further, that, with respect to any securities of a Public REIT acquired by [a][the] Restricted Party subsequent to the date hereof, such securities may not, in the aggregate, exceed five percent (5.0%) of the issued and outstanding voting securities of such Public REIT as of any given time during the Restricted Period.

(c)       Notwithstanding anything herein to the contrary, the restrictions set forth in Section 1(a) shall apply only to Tait [and, subject to clause (x) of this Section 1(c), BAM] and [her][their respective] subsidiaries, and shall not apply to (x) any Third Party (as defined below) who, subsequent to the date hereof, directly or indirectly acquires a majority ownership interest in BAM, [or to BAM following any such acquisition by a Third Party,] or (y) Broadstone Real Estate Access Fund or any of its subsidiaries. As used herein “Third Party” refers to any Person that is not an Affiliate of Tait.

2.	Non-Solicitation.

(a)       During the Restricted Period, the Restricted Part[y][ies] will not, and will cause [her][their respective] subsidiaries not to, directly or indirectly (i) solicit, induce or attempt to solicit or induce any BNL Employee to leave the employ of BNL, BNL OP or any of their respective subsidiaries, as applicable, or (ii) hire, employ, engage or enter into a consulting agreement with any person who is or was a BNL Employee, unless such person ceased to be a BNL Employee at least six months prior to such action by [a][the] Restricted Party or its subsidiary. As used herein, “BNL Employee” means any person who is an officer or employee of BNL, BNL OP or any of their respective subsidiaries, including, without limitation, any persons which became employees of BNL, BNL OP or any of their respective subsidiaries in connection with the closing of the transactions contemplated by the Merger Agreement.

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(b)       Notwithstanding the restrictions set forth in Section 2(a), the [applicable] Restricted Party shall not be deemed to have violated clause (i) of the preceding paragraph if any BNL Employee responds to a general solicitation (such as advertisements or headhunter searches) for employment placed by the Restricted Party or its subsidiary and not specifically targeted at any BNL Employee.

3.	Confidentiality.

(a)       For a period of three (3) years after the date hereof, [each][the] Restricted Party will, and will cause [her][their respective] subsidiaries to, directly or indirectly, not use, distribute, disseminate, share or otherwise make public, and will, and will cause [her][their respective] subsidiaries and [her][their] and [her][their] subsidiaries’ Representatives to, otherwise keep confidential, all Business Confidential Information; provided, that [a][the] Restricted Party and its subsidiaries and Representatives may use Business Confidential Information (i) for good faith business purposes that do not violate the terms of Section 1 or Section 2 hereof or otherwise compete with BNL, BNL OP or their respective subsidiaries or (ii) as required by applicable Law, including without limitation in connection with the preparation of Tax returns or in connection with any administrative or judicial proceedings relating to Taxes. If [a][the] Restricted Party discloses any Business Confidential Information to any of its or its subsidiaries’ Representatives, the provisions of this Section 3 shall apply to such Representatives and the Restricted Party shall notify such Representatives of the provisions of this Section 3 and shall be responsible for any breach of the provisions hereof by such Representatives.

(b)       As used herein, “Business Confidential Information” shall mean all non-public, confidential, or proprietary information regarding the business or affairs of BNL, BNL OP or BRE obtained by or disclosed to [a][the] Restricted Party or its employees, officers, representatives or agents (“Representatives”) prior to the Closing Date, whether such information is disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” including all information concerning customers, suppliers, finances, services, organizational structure, internal practices, forecasts, financial results, records, budgets, marketing and commercial strategies. Notwithstanding anything herein to the contrary, the term “Business Confidential Information,” with respect to [any][the] Restricted Party, shall not include information that: (i) is or hereafter becomes generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by the Restricted Party or any of its Representatives, (ii) was acquired by such Restricted Party on a non-confidential basis from a third-party source, provided that such third party is not and was not legally prohibited from disclosing such Business Confidential Information to the Restricted Party or its Representatives, and (iii) was or is independently developed by the Restricted Party, as established by documentary evidence, without reference to or use of, in whole or in part, any Business Confidential Information.

Notwithstanding the foregoing, [a][the] Restricted Party and each of its subsidiaries and Representatives is permitted to disclose Business Confidential Information to the extent required by law (in the reasonable opinion of counsel) or requested by a governmental authority, in which event [such][the] Restricted Party shall use [her][its] commercially reasonable efforts to notify and allow BNL and BNL OP reasonable time to review, comment on (or seek a protective order or other appropriate remedy regarding) such disclosure in advance of its disclosure, and such disclosure will only contain such information that [such][the] Restricted Party or its subsidiary or Representative was required by law or requested by a governmental authority to disclose; provided, that [a][the] Restricted Party shall not be required to provide notice to BNL or BNL OP where disclosure is in connection with a routine audit or examination by, or a blanket document request from, a governmental authority or self-regulatory authority in the ordinary course of its supervisory or regulatory authority that does not specifically target BNL or BNL OP.

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4.	Acknowledgements.

(a)       [Each][The] Restricted Party hereby acknowledges and agrees that BNL, BNL OP and their respective subsidiaries could be irreparably damaged if [such][the] Restricted Party were to, directly or indirectly, engage in conduct violative of the terms of this Agreement, and that doing so could result in a significant loss of goodwill and value by BNL, BNL OP and their respective subsidiaries.

(b)       The Parties agree that the terms set forth in Section 1, Section 2 and Section 3 are, taken as a whole, reasonable and necessary to protect the interests of BNL, BNL OP and their respective subsidiaries and no Party shall raise any issue with or objection to the reasonableness of such terms in any proceeding to enforce the terms of this Agreement; provided, however, that if the terms set forth in Section 1, Section 2 or Section 3 hereof should ever be deemed to exceed the limitations permitted by applicable Law in any jurisdiction, then such terms shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem and such terms shall be enforced with such reforms.

(c)       The Parties acknowledge and agree that a breach or threatened breach of Section 1, Section 2 or Section 3 of this Agreement would cause irreparable injury to BNL and BNL OP and that in such circumstances monetary damages shall not constitute a sufficient remedy for BNL or BNL OP. Consequently, in the event of any such breach or threatened breach, BNL and BNL OP shall have the right and remedy to have the terms of this Agreement specifically enforced by a court of competent jurisdiction without the requirement of posting a bond or proving actual damages, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to BNL or BNL OP at law or in equity (including, without limitation, awards of monetary damages).

5.	Miscellaneous.

(a)       The rights and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon the Parties and each of their successors and assigns, except as otherwise set forth herein.

(b)       This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(c)       This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(d)       This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[BROADSTONE ASSET MANAGEMENT, LLC

By:
Name:
Title: ]

AMY L. TAIT

BROADSTONE NET LEASE, INC.

By:
Name:
Title:

BROADSTONE NET LEASE, LLC

By: Broadstone Net Lease, Inc., Managing Member

By:
Name:
Title:

[Signature Page to Restrictive Covenants Agreement]